     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2000


                                                      REGISTRATION NO. 333-12170
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              GEMINI GENOMICS PLC
             (Exact name of Registrant as specified in its charter)

           ENGLAND AND WALES                                8731                                 NOT APPLICABLE
    (State of other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     incorporation or organization)             Classification Code Number)

                            ------------------------

                         162 SCIENCE PARK, MILTON ROAD
                           CAMBRIDGE CB4 0GH, ENGLAND
                              (44) (1223) 435-300
   (Address and telephone number of Registrant's principal executive offices)

                         ------------------------------

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10011
                                 (212) 894-8940

           (Name, address and telephone number of agent for service)

                         ------------------------------

                                   COPIES TO:

           DANIEL BUSHNER, ESQ.                        JOHN B. TEHAN, ESQ.
            ERIC STUART, ESQ.                       SIMPSON THACHER & BARTLETT
          HUSSEIN DAMIRJI, ESQ.                        425 LEXINGTON AVENUE
            TIM DOCKERY, ESQ.                        NEW YORK, NEW YORK 10017
    CLIFFORD CHANCE LIMITED LIABILITY                     (212) 455-2000
               PARTNERSHIP
          200 ALDERSGATE STREET
         LONDON EC1A 4JJ, ENGLAND
           (44) (20) 7600-1000

                         ------------------------------

    APPROXIMATE DAY OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 20, 2000


PROSPECTUS

                           12,000,000 ORDINARY SHARES

                                     [LOGO]

                   IN THE FORM OF AMERICAN DEPOSITARY SHARES

    This is an initial public offering of ordinary shares of Gemini Genomics plc, a public limited company organized under the laws of England and Wales, in the form of American Depositary Shares. Our American Depositary Shares, which we refer to as ADSs, each represent the right to receive two of our ordinary shares. We expect that the public offering price will be between $12 and $14 per ADS.

    At our request, the underwriters have reserved at the initial public offering price up to 916,200 of our ordinary shares, in the form of ADSs, for sale to Dr. Alejandro Zaffaroni through his affiliates, the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P., each of which is one of our existing shareholders.


    Prior to this offering, there has been no public market for our ordinary shares or our ADSs. We have applied for trading and quotation of the ADSs on the Nasdaq National Market under the symbol "GMNI."


    OUR BUSINESS INVOLVES SIGNIFICANT RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                                              PER ADS       TOTAL
                                                              --------   -----------
Public offering price.......................................   $         $
Underwriting discounts and commissions......................   $         $
Proceeds, before expenses, to Gemini........................   $         $

    The underwriters may also purchase up to an additional 1,800,000 of our ordinary shares, in the form of ADSs, at the public offering price, less underwriting discounts and commissions, to cover over-allotments.

    The underwriters expect to deliver the ADSs in New York, New York on     ,
2000.

                            ------------------------

SG COWEN                                                               CHASE H&Q

    , 2000

  [GRAPHICAL DEPICTION OF APPLYING HUMAN GENETICS TO THE ACCELERATION OF GENE IDENTIFICATION, TARGET DISCOVERY AND DRUG DEVELOPMENT. LISTING OF COMMERCIAL
COLLABORATORS AFFYMETRIX, AXIS-SHIELD, CELERA, CURAGEN, KYOWA HAKKO KOGYO, LARGE
                SCALE PROTEOMICS, QIAGEN GENOMICS AND SEQUENOM]

                               TABLE OF CONTENTS

Prospectus Summary....................      1
Risk Factors..........................      7
Special Note Regarding Forward-Looking
  Statements..........................     16
Use Of Proceeds.......................     17
Dividend Policy.......................     17
Exchange Rate Information.............     18
Exchange Controls And Other
  Limitations Affecting Security
  Holders.............................     19
Capitalization........................     20
Dilution..............................     21
Unaudited Condensed Pro Forma
  Consolidated Financial
  Information.........................     22
Selected Consolidated Financial
  Information.........................     25
Management's Discussion And Analysis
  Of Financial Condition And Results
  Of Operations.......................     26
Business..............................     31
Management............................     52
Principal Shareholders................     59
Description Of Share Capital..........     60
Description Of The American Depositary
  Shares..............................     65
Taxation..............................     71
Shares Eligible For Future Sale.......     79
Underwriting..........................     81
Legal Matters.........................     83
Experts...............................     83
Where You Can Find More Information...     84
Service Of Process And Enforcement Of
  Foreign Judgments...................     85
Index to Financial Statements.........    F-1

                            ------------------------

    UNTIL       , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY OUR ORDINARY SHARES, IN THE FORM OF ADSS, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF ADSS.

                            ------------------------

    THIS PROSPECTUS IS BEING DISTRIBUTED IN THE UNITED KINGDOM EXCLUSIVELY TO PERSONS REASONABLY BELIEVED TO BE PERSONS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS)(EXEMPTIONS)
ORDER 1996, AS AMENDED, OR OF A KIND TO WHOM IT MAY OTHERWISE LAWFULLY BE ISSUED AND IT MUST NOT BE DISTRIBUTED OR PASSED ON BY THE RECIPIENT TO ANY PERSON IN THE UNITED KINGDOM OTHER THAN A PERSON OF SUCH KIND.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS ONLY A SUMMARY. YOU SHOULD CAREFULLY READ THE MORE DETAILED INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. AN INVESTMENT IN OUR BUSINESS INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 7. FOR PURPOSES OF INFORMATION CONTAINED IN THIS PROSPECTUS, WE HAVE ASSUMED THAT THE UNDERWRITERS HAVE NOT EXERCISED THEIR OVER-ALLOTMENT OPTION, UNLESS WE INDICATE TO YOU OTHERWISE.

                              GEMINI GENOMICS PLC

    We are a clinical genomics company which means that we identify relationships between human genes and human health and disease. We use clinical and medical information as the starting point in our search for genes relevant to diseases, or disease genes. We believe that the collection and analysis of both detailed clinical and genetic data relating to the presence or risk of disease is more effective in discovering these disease genes than analyzing genetic data alone. We expect that discoveries arising from our research will provide us with products which we can license to pharmaceutical, diagnostic, genomics and biotechnology companies for drug discovery and/or gene-based diagnostic applications. As current efforts by others to determine the identity and location of all human genes (which we refer to as mapping the human genome) nears completion, the objective of genomics is shifting from determining the order, or sequence, of genes to understanding the role of genes in human health and disease. We believe that we are well-positioned to take advantage of the opportunities created by the mapping of the human genome due to our disease gene discovery process and the clinical data and samples we have already collected, as well as the additional resources provided by our technology collaborators. Our technology collaborators include Celera Genomics (a division of PE Corporation), Qiagen Genomics, Large Scale Proteomics, CuraGen and Sequenom.

    We focus on identifying disease genes through a three-step process:

    - our network of clinical collaborators collects extensive, high quality clinical measurements and related genetic and other biological samples for us from human volunteers from a number of different groups, comprising twin populations, disease-affected populations, geographically isolated populations and patients in clinical trials. Generally, we have the exclusive right to use this clinical and biological data for commercial purposes and have proprietary rights to any genetic and other information derived from these resources. We also obtain genetic information from the growing amount available in the public domain and from our technology alliances;

    - we integrate this data into our databases and other biological information management and analysis, or bioinformatic, systems, as well as technologies we access through alliances, in order to identify relationships between clinical measurements that are used to define a disease and genes or proteins; and

    - we verify our findings by using clinical and genetic data from our different clinical populations to efficiently confirm our discoveries.

    We believe that the comprehensive and diverse nature of our clinical and genetic resources gives us a significant competitive advantage. Our recent acquisition of Eurona Medical AB (recently renamed Gemini Genomics AB), a Swedish genomics company, has significantly expanded our access to clinical and genetic resources. Because our clinical and genetic information would be time consuming and expensive to replicate, we believe this resource makes us an attractive collaborator for companies possessing complementary technologies which enable us to discover disease genes more rapidly.

OUR BUSINESS STRATEGY

    Our goal is to become the leading clinical genomics company by using our comprehensive clinical and genetic resources, together with our databases and other bioinformatic systems, to discover disease genes and proteins and generate revenues from licensing our discoveries to the pharmaceutical and diagnostics industries for use in the development of drugs and diagnostics.

    In order to achieve this goal, we intend to:

    - concentrate on identifying disease genes and proteins applicable to the treatment or diagnosis of common human diseases;

    - expand our genetic and proprietary clinical and biological resources;

    - enhance our information technology and bioinformatic systems;

    - maximize our revenues from the commercialization of our discoveries by retaining control over our gene discovery process and realizing greater potential value offered from later-stage licensing opportunities; and

    - pursue additional strategic investments, acquisitions and partnerships that allow us to enhance revenues.

    We are a development stage company. Since inception, we have incurred significant losses and, as of March 31, 2000, we had an accumulated deficit of $38.2 million. Since inception, we have received modest amounts of revenues, comprising royalty receipts from the licensing of our first disease gene patent for use in diagnostic applications and service fees from a gene validation program. We expect that we will derive our future revenues primarily from the licensing of disease gene and protein discoveries for drug discovery and diagnostic applications and, to a lesser extent, from the provision of gene validation services.

    We are organized under the laws of England and Wales. Our address is 162 Science Park, Milton Road, Cambridge, CB4 0GH, England. Our telephone number is
(44) (1223) 435-300. Our web site is http://www.gemini-genomics.com. The information found on our web site is not incorporated by reference into this prospectus nor do we intend it to be, and you should not treat it as, forming a part of this prospectus.

    We have registered the trademark "Gemini Research" together with our Gemini Research logo in the United States and the United Kingdom. The name "Eurona" is registered as a Swedish trademark. We have filed trademark registrations for "Gemini Genomics" and our Gemini Genomics logo in the United States, the United Kingdom and the European Union. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING

Shares we are offering.................  A total of 12,000,000 ordinary shares, in the form of
                                         6,000,000 ADSs (or 13,800,000 ordinary shares, in the form of 6,900,000 ADSs, if the underwriters exercise their
                                         over-allotment option in full).

Shares to be outstanding after this
  offering.............................  62,895,220 ordinary shares (or 64,695,220 ordinary shares if the underwriters exercise their over-allotment option
                                         in full).

ADSs...................................  Each ADS represents two ordinary shares. An ADS is an
                                         American Depositary Share which represents two of our
                                         ordinary shares, is quoted and pays dividends in U.S.
                                         dollars and can trade freely on the Nasdaq National Market using U.S. certificate, transfer and settlement practices.
                                         The Bank of New York will be the depositary which will
                                         issue the ADSs and will own the ordinary shares
                                         represented by the ADSs. You will have the right to
                                         surrender your ADSs and withdraw the ordinary shares they
                                         represent.

Use of Proceeds........................  We expect to use the net proceeds from this offering for working capital and other general corporate purposes,
                                         which may include (1) funding our research and
                                         development; (2) entering into new clinical
                                         collaborations; (3) expanding our sales and marketing
                                         effort to license our disease gene discoveries; and
                                         (4) funding acquisitions, investments and partnerships.
                                         While we regularly evaluate investment, acquisition and
                                         partnership candidates, we have no present agreements or
                                         commitments for any investments, acquisitions or
                                         partnerships. We have not designated any of the proceeds
                                         for any specific capital expenditures or for any other
                                         specific purpose.

Nasdaq National Market symbol..........  "GMNIY"

    The number of ordinary shares to be outstanding after the offering is based on 50,895,220 ordinary shares outstanding as of March 31, 2000. It does not include:

    - 3,561,420 ordinary shares subject to share options outstanding as of March 31, 2000, with a weighted average exercise price of L1.04 ($1.67) per ordinary share;

    - 40,000 ordinary shares subject to warrants outstanding as of March 31, 2000, with a weighted average exercise price of L0.05 ($0.08) per ordinary share; and

    - up to 2,360,000 ordinary shares subject to share options that we expect to grant to our officers, directors and other employees before the closing of this offering at an exercise price per ordinary share equal to the per share offering price.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except share amounts)

    The following table contains a summary of our consolidated statement of operations information for the years ended March 31, 1998, 1999 and 2000. We have derived our summary consolidated statement of operations information for the years ended March 31, 1998, 1999 and 2000 from our audited consolidated financial statements included in this prospectus.

                                                                  YEAR ENDED MARCH 31,
                                                         --------------------------------------
CONSOLIDATED STATEMENT OF                                   1998         1999          2000
OPERATIONS INFORMATION:                                  ----------   -----------   -----------
Revenue................................................  $       --   $       198   $       164
                                                         ----------   -----------   -----------
Costs and expenses:
  Costs of revenue.....................................          --            --            25
  Research and development.............................       6,297         9,421         9,932
  Sales, general and administrative....................       1,602         1,471         5,286
  Amortization of goodwill and other intangible
    assets.............................................          --            --           311
                                                         ----------   -----------   -----------
  Total costs and expenses.............................       7,899        10,892        15,554
                                                         ----------   -----------   -----------
Loss from operations...................................      (7,899)      (10,694)      (15,390)
Interest income........................................         164           269           478
Interest expense.......................................        (388)         (320)         (493)
                                                         ----------   -----------   -----------
Net loss...............................................  $   (8,123)  $   (10,745)  $   (15,405)
                                                         ==========   ===========   ===========
Net loss per share--basic and diluted..................  $    (0.41)  $     (0.54)  $     (0.73)
Net loss per ADS--basic and diluted....................  $    (0.82)  $     (1.08)  $     (1.46)
Shares used in calculation of net loss per share and
  per ADS..............................................  20,000,000    20,000,000    21,182,195
Pro-forma net loss per share--basic and diluted
  (unaudited)..........................................                                   (0.35)
Pro-forma net loss per ADS--basic and diluted
  (unaudited)..........................................                                   (0.70)
Shares used in calculation of pro-forma net loss per
  share and per ADS (unaudited)........................                              45,959,745

    The following table contains a summary of our unaudited pro-forma consolidated statement of operations information for the year ended March 31, 2000. We have derived our summary unaudited pro-forma consolidated statement of operations information for the year ended March 31, 2000 from our unaudited condensed pro-forma consolidated statements of operations information included in this prospectus. Our unaudited condensed pro-forma consolidated statement of operations information gives effect to our acquisition of Eurona (which occurred on December 17, 1999) as if it occurred on April 1, 1999. We have provided our summary unaudited pro-forma consolidated statement of operations information for your information only and it is not meant to indicate the results we would have achieved if our acquisition of Eurona occurred on April 1, 1999 or of results that we may achieve in the future.

                                                                         YEAR ENDED
                                                                       MARCH 31, 2000
UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION:  --------------
                                                                        (UNAUDITED)
Revenue.........................................................        $     1,238
                                                                        -----------
Costs and expenses:
  Costs of revenue..............................................                 25
  Research and development......................................             15,129
  Sales, general and administrative.............................              7,732
  Amortization of goodwill and other intangible assets..........              1,126
                                                                        -----------
  Total costs and expenses......................................             24,012
                                                                        -----------
Loss from operations............................................            (22,774)
Interest income.................................................                494
Interest expense................................................               (653)
                                                                        -----------
Net loss........................................................        $   (22,933)
                                                                        ===========
Net loss per share--basic and diluted...........................        $     (1.00)
Net loss per ADS--basic and diluted.............................        $     (2.00)
Shares used in calculation of net loss per share and per ADS....         22,932,560

    The following table contains a summary of our consolidated balance sheet information as of March 31, 2000:

    - on an actual basis; and

    - as adjusted to give effect to the sale of 12,000,000 ordinary shares, in the form of ADSs, in this offering and the receipt of net proceeds of $69.7 million (assuming an initial public offering price of $13.00 per ADS, the mid-point of the price range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and our estimated net offering expenses).

We have derived our summary consolidated balance sheet information as of March 31, 2000 from our audited consolidated financial statements included in this prospectus.

                                                               AS OF MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
          CONSOLIDATED BALANCE SHEET INFORMATION:             --------   -----------
Cash and cash equivalents...................................  $13,414      $83,084
Working capital.............................................    6,985       76,655
Total assets................................................   22,236       91,906
Long-term obligations, less current portion.................    2,987        2,987
Total shareholders' equity..................................  $11,888      $81,558

    We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. You should read our consolidated financial statements, our unaudited condensed pro forma consolidated financial statements and the audited financial statements of Eurona included in this prospectus for a further explanation of the financial information summarized above.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION IN "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS" AS WELL AS OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR ADSS.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE GENERATED NO SIGNIFICANT REVENUES TO DATE AND EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE, WHICH COULD CAUSE THE VALUE OF OUR ADSS TO DECLINE.

    Since our inception, we have generated no significant revenues. Our expenses have exceeded our revenues in each of the years since our inception. If our gene discovery program does not lead to the discovery of disease genes for use in developing marketable drugs or diagnostics, we will not have licensable products and will not generate significant revenues or become profitable. As of March 31, 2000, our accumulated deficit was $38.2 million. We expect to continue to experience significant operating losses in the future as we continue our research and development efforts. Our future losses could cause the market value of our ADSs to decline.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR GROWTH, AND IF WE DO NOT HAVE AVAILABLE FINANCING WE COULD HAVE TO CURTAIL OUR OPERATIONS OR ENTER INTO UNFAVORABLE AGREEMENTS.

    We believe that the net proceeds from this offering, combined with our current cash resources and funds available to us through existing financing arrangements, will be sufficient to meet our requirements for at least 12 months. We are not currently generating sufficient revenues to fund our ongoing operations and, even if we use all of our cash resources, we still might not be able to fund our ongoing cash requirements. During the year ended March 31, 2000 we used $11.7 million in our operating activities and $0.7 million in our investing activities. It is our intention to increase the growth in our business, with an anticipated increase in our cash requirements. We have $3.0 million available under a line of credit, which we anticipate will adequately cover our currently planned capital expenditure requirements for the next 12 months. Our current plans do not include any significant additional capital expenditures. Changes in our research and development programs or other changes affecting our operating expenses could, however, alter the timing and amount of our expenditures and when we would require additional funding. If we require additional funding, it might not be available to us on favorable terms or at all. If we cannot obtain adequate funding, we could be required to:

    - curtail our operations significantly; or

    - obtain funds by entering into agreements (1) on less favorable terms than we could have obtained if we had adequate funds and/or (2) which require us to relinquish rights which we otherwise might have been able to retain.

In addition, if we decide to raise additional capital through the sale of equity or convertible debt securities, your ownership interest in us could be diluted.

IF WE DO NOT FIND ANY GENES OF COMMERCIAL INTEREST, WE WILL NOT GENERATE SIGNIFICANT ADDITIONAL REVENUES AND WILL NOT BECOME PROFITABLE.

    We focus our gene discovery approach on the search for genes that affect common human diseases, many of which are affected by several different genes and other factors. Scientific understanding about which genes cause common diseases is limited. To be successful, we must not only discover genes that are related to these diseases, we must also discover genes that might be suitable candidates for the development of drugs or diagnostics. Even if we successfully identify disease genes, if we do not find genes with commercially viable uses we will not generate significant additional revenues and will not become profitable.

IF WE CANNOT SECURE AND MAINTAIN OUR INTELLECTUAL PROPERTY RIGHTS, WE MAY NOT BE ABLE TO REALIZE THE VALUE OF OUR GENE DISCOVERIES.

    We intend to seek patent protection for our discoveries of specific links between certain genes and diseases. The patentability of genetic information is, however, uncertain, and involves complex legal and factual questions and has recently been the subject of much controversy. We base our patent applications on the discovery of a relationship between a gene and a disease (which we refer to as functionality) rather than on the discovery of a gene alone. We have received four U.S. patents and have applied for several others based on this functionality approach. Patents on any of our pending or future patent applications, however, might not be granted to us, and the scope of any of our issued patents might not be broad enough to meaningfully protect us. If we are unable to patent our gene discoveries, we will not be able to license our discoveries and will not generate any revenues from them. Further, patents have only been issued to us in certain countries and third parties can make, use and sell products using our patented gene discoveries in any country where we do not have patent protection.

    Our ability to successfully license our gene discoveries will also partly depend on whether third parties have pre-existing patent or other rights which preclude or limit us from fully licensing and marketing these gene discoveries. Our competitors may obtain patent protection or other intellectual property rights that would limit our ability to license our gene discoveries for commercialization in drugs or diagnostics.

    We may become involved in disputes in the future about the ownership of rights to any technology or intellectual property developed by us or based on our gene discoveries. These and other possible disagreements could lead to delays in or, if determined adversely to us, prevent the commercialization of some of our gene discoveries or require or result in litigation or arbitration, which could be time-consuming and expensive.

EVEN IF WE FIND GENES OF COMMERCIAL INTEREST, WE MUST LICENSE THEM ON COMMERCIALLY FAVORABLE TERMS OR OUR FUTURE REVENUES COULD BE LOWER THAN WE ANTICIPATE.

    As part of our commercial strategy, we intend to enter into licensing agreements with our customers for the development and commercialization of drugs and diagnostics using our gene discoveries. Even if we:

    - discover genes of commercial interest; and

    - secure intellectual property protection for those discoveries;

we will still have to negotiate licensing agreements with pharmaceutical, biotechnology or diagnostic companies. Our ability to negotiate commercially favorable terms will depend on a wide variety of factors, many of which will not be within our control. The prevailing level of competition and the value a potential customer attaches to the prospects of our gene discovery, scientific approach and technology compared to others are among the factors that will influence the terms of our licensing agreements. Because our scientific approach and technology are relatively new, the value that our customers will place on our gene discoveries or that we will receive in any future licensing agreements between us and our customers is uncertain. Accordingly, we might not be able to license our gene discoveries on commercially favorable terms, which could cause our future revenues to be lower than we anticipate.

IF OUR CUSTOMERS DO NOT SUCCESSFULLY DEVELOP OR COMMERCIALIZE DRUGS OR DIAGNOSTICS USING OUR GENE DISCOVERIES, WE WILL NOT GENERATE ANY SIGNIFICANT REVENUES FROM THOSE DISCOVERIES.

    We intend to enter into license agreements with our customers for our gene discoveries and expect that these license agreements will provide us with milestone payments upon reaching specified product development stages and royalty payments based on ultimate product sales. Accordingly, we need our customers to successfully develop products based on our gene discoveries to generate revenues. To successfully develop products, our customers will have to conduct clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market those products. There are a number of risks inherent in the development of drugs or diagnostics based on our gene discoveries. These risks include:

    - these products could be ineffective or toxic;

    - these products, if safe and effective, could be difficult or uneconomical to manufacture or to market; or

    - others could market superior or equivalent products.

We expect that the licensing agreements we enter into will give our customers significant discretion in deciding whether to pursue further development of any products based on our gene discoveries. We will also not be able to control the amount and timing of resources our customers will devote to their development programs or potential products. In addition, we might not recognize revenues from those milestone or royalty payments for a number of years, if ever. If our customers do not successfully develop or commercialize products based on our gene discoveries, we will not generate any significant revenues from our discoveries.

IF OUR CUSTOMERS DO NOT SECURE AND MAINTAIN ALL NECESSARY REGULATORY APPROVALS TO SELL DRUGS AND DIAGNOSTICS BASED ON OUR GENE DISCOVERIES, SALES OF THOSE PRODUCTS WILL NOT BE POSSIBLE AND THEY WILL NOT PROVIDE US WITH ANY ROYALTY REVENUES.

    Our customers will require the necessary regulatory approvals from the U.S. Food and Drug Administration and national health authorities in other countries to manufacture and market any drugs and diagnostics they develop based on our gene discoveries. These agencies impose substantial requirements, and obtaining these approvals typically takes a number of years depending on the type, complexity and novelty of the product. Since the drugs or diagnostics resulting from our gene discoveries might involve the application of new technologies or a new therapeutic or diagnostic approach, substantial additional review could be required. This could cause significant delays or excessive costs for our customers in their efforts to secure necessary approvals. Because of this, our customers could decide not to pursue the required approvals or might not obtain the required approvals in a timely manner or at all, even if they decide to pursue them. Our customers' manufacturing and marketing activities will also be subject to continuing regulatory review, even after they obtain all required regulatory approvals. If previously unknown problems with a product, manufacturer or facility are discovered, restrictions could be placed on the product or manufacturer, including withdrawal of the product from the market. If our customers fail to obtain or maintain the required regulatory approvals, sales of the affected product based on our gene discovery would not be possible and we would not generate any royalty revenues and could lose remaining milestone payments.

IF WE DO NOT HAVE ACCESS TO THIRD PARTY TECHNOLOGIES, OUR GENE DISCOVERY PROCESS COULD BE MORE EXPENSIVE AND TIME CONSUMING.

    The cost and speed of our gene discovery process currently depends on our technology alliances, which give us access to sophisticated gene sequence information, technology and equipment. If we do not access these technologies through our technology alliances, our disease gene discovery process could become more expensive and time consuming. Although we have entered into a number of agreements with our technology collaborators to gain access to these technologies and equipment for our projects covered by those agreements, these projects could be terminated prior to their successful completion. We also might not be able to enter into additional technology alliances that we will require in order to support our other gene discovery programs.

WE DEPEND UPON THIRD PARTIES FOR CLINICAL DATA COLLECTION AND THE EXTRACTION AND STORAGE OF GENETIC MATERIAL, AND IF WE DO NOT HAVE ADEQUATE ACCESS TO THOSE DATA AND MATERIALS, WE MIGHT NOT HAVE THE RESOURCES WE NEED TO CONTINUE OUR GENE DISCOVERY PROGRAM.

    We depend on third parties for the collection of extensive and detailed proprietary clinical data and the collection and storage of large quantities of genetic material (including DNA) and other biological samples. We obtain all of our clinical data and related genetic samples from our clinical collaborators. Although we have entered into a number of agreements with our clinical collaborators for the collection of this information, we might not continue to have adequate access to the clinical data and the genetic material and other biological samples we need to support our ongoing gene discovery programs. Our agreements with our clinical collaborators typically are renewable, but individual collaborators could decide not to renew their agreements. While these agreements typically provide that data collected in the past will remain our property, we might not be able to effectively enforce those terms in the jurisdiction of the collaborator and enforcing those terms could be very time-consuming and expensive.

    In addition:

    - OUR PLANNED JOINT VENTURE IN NEWFOUNDLAND, CANADA MAY NOT MATERIALIZE. In February 2000, we signed a letter of intent with parties in Newfoundland, Canada to establish a joint venture to study the population of Newfoundland and Labrador. Under the agreement contemplated by the letter of intent, we would fund the venture in part and gain access to data and discoveries arising from the research performed by the venture. We intend to finalize the agreement in the near future, but the agreement may be delayed or never finalized and the venture may never be formed if we do not agree on final terms.

    - THE COST OF ENTERING NEW CLINICAL COLLABORATIONS IS INCREASING BECAUSE OF THE INCREASED COMMERCIAL INTEREST IN GENOMICS. While we believe that the group of collaborators that we have established over the last few years is one of our competitive advantages, we also recognize that adding future clinical collaborators may be more competitive and expensive.

    If we are not able to continue to obtain clinical data and biological samples, we might not have the resources we need to continue our gene discovery program.

THE PERFORMANCE OF OUR COMPUTER SYSTEMS IS CRITICAL TO OUR BUSINESS, AND IF WE EXPERIENCE SYSTEM FAILURES, OUR GENE DISCOVERY PROGRAM COULD BE HINDERED.

    The performance of our computer systems is critical to our ability to identify and determine the specific function of genes. We have proprietary rights to the clinical data that we collect through our clinical collaborators and to genetic information derived from that clinical data. We access other genetic information from our technology collaborators. Increasing amounts of genetic data (as opposed to clinical data) are available in the public domain. Accordingly, our computer systems must effectively handle large amounts of proprietary and non-proprietary information. The performance of our computer systems may impact whether we discover a disease gene, or how quickly we make a discovery.

    We attain and store data using sophisticated computer software and systems, which may contain undetected errors or failures. We may not succeed in upgrading our databases or other technologies or integrating our current technology with other new or existing technologies. To the degree we depend on third party suppliers of technology, those suppliers might not provide useful services or their technologies might not function as anticipated or be successfully integrated with our own technology.

OUR COMPETITORS COULD MAKE FASTER OR MORE EFFECTIVE DISCOVERIES THAN WE DO WHICH COULD PREVENT US FROM SUCCESSFULLY LICENSING OUR DISEASE GENE DISCOVERIES.

    There is intense competition among organizations attempting to identify genes related to human health and disease. We compete in these areas with biotechnology and diagnostic companies, academic and research institutions and public funded agencies. For example, deCode Genetics, Genset, Myriad

Genetics, Millennium Pharmaceuticals and Oxagen all use an approach that is similar to ours based on the study of human populations to discover disease genes. Some of these companies collect data from families with a particular disease or access historical medical records and match information in these records with information obtained from DNA samples. A number of these companies have already identified disease genes. In addition, numerous pharmaceutical companies, including Glaxo Wellcome and SmithKline Beecham, have developed genomic research programs to identify genes affecting specific diseases, either alone or in partnership with some of our competitors. A number of companies including Celera Genomics (a division of PE Corporation), CuraGen, Human Genome Sciences and Incyte Pharmaceuticals are involved in identifying genes using gene sequencing technologies and equipment and other technologies which also may be complementary to our approach. Some of our technology collaborators, including Celera Genomics and CuraGen, may also be potential competitors to us. Competition among all of these entities attempting to identify genes related to human health and disease is intense and is expected to increase. To compete in our industry, we will need to demonstrate that our approach, technologies and capabilities are superior to those of our competitors. Many of our competitors have substantially greater capital resources, research and development budgets, scientific and other facilities and human resources than we do. These competitors may discover disease genes before us or which are more effective than those discovered by us, either of which could prevent us from successfully licensing a disease gene discovery. We also face competition from these and other entities in gaining access to clinical collaborators.

CONSOLIDATION AND OTHER TRENDS WITHIN THE PHARMACEUTICAL AND DIAGNOSTIC INDUSTRIES COULD LIMIT THE AMOUNT OUR CUSTOMERS WILL SPEND FOR OUR DISEASE GENE DISCOVERIES, WHICH COULD CAUSE OUR FUTURE REVENUES TO BE LOWER THAN WE ANTICIPATE.

    We expect that our customers will primarily be from the pharmaceutical and diagnostic industries and that reductions and delays in research and development expenditures by companies in these industries will adversely affect us. In addition, mergers and consolidation in the pharmaceutical and diagnostics industries will reduce the potential number of our customers and could limit competition among these customers for our disease gene discoveries and the amount our customers are willing to pay for our disease gene discoveries. If any of these events occurred, we could generate less revenues than we anticipate.

OUR RESEARCH, FINDINGS, PRODUCTS BASED ON OUR DISCOVERIES OR OUR TECHNOLOGIES COULD BECOME OBSOLETE, WHICH COULD MAKE OUR GENE DISCOVERIES UNMARKETABLE.

    The genomics field has changed rapidly and significantly. We expect that this will continue. Our future success will depend in large part on our ability to maintain a competitive position in the genomics field. Rapid technological developments by us or others could make our research techniques, findings and products based on our discoveries or our technologies obsolete. Less expensive or more effective drug discoveries and drug discovery technologies, including drugs and technologies that may be unrelated to genomics, could also make our gene discoveries obsolete and unmarketable. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

IF THE VALIDITY OF THE CONSENTS FROM OUR CLINICAL COLLABORATORS' VOLUNTEERS IS SUCCESSFULLY CHALLENGED, WE COULD BE FORCED TO STOP USING SOME OF OUR CLINICAL OR GENETIC RESOURCES WHICH COULD HINDER OUR GENE DISCOVERY PROGRAMS.

    We have attempted to ensure that all clinical data and genetic and other biological samples we receive have been collected by our clinical collaborators from volunteers and provided to us on an anonymous basis and with appropriate consents for the data and samples to be used for purposes which extend to cover our gene discovery program and other activities. We have also attempted to ensure that the volunteers from whom our data and samples are collected do not retain or have conferred on them any proprietary or commercial rights to the data or samples or any discoveries derived from them. Our clinical collaborators are based in a number of different countries (the United Kingdom, Sweden, China and Australia). While we believe that one of our advantages is the number of different ethnic groups we have information about in our clinical database, the fact that our collaborators are based in different countries results in complex legal questions regarding the adequacy of consents and the status of genetic material under a large number of different legal systems. The consents obtained in any particular country could be challenged in the future and those consents may prove invalid, unlawful or otherwise inadequate for our purposes. Any findings against us or our clinical collaborators could deny us access to or force us to stop using some of our clinical or genetic resources which could hinder our gene discovery programs. Also, we could become involved in legal challenges which could consume a substantial proportion of our management and financial resources.

IF HEWLETT PACKARD INTERNATIONAL BANK, ONE OF OUR CREDIT PROVIDERS, IS GRANTED THE FURTHER WARRANTS THAT WE PLAN TO ISSUE, OR IF OUR DIRECTORS, OFFICERS OR EMPLOYEES EXERCISE SHARE OPTIONS UNDER ONE OF OUR SHARE OPTION SCHEMES, WE MAY BE REQUIRED TO RECORD CHARGES IN OUR STATEMENT OF OPERATIONS WHICH WOULD CAUSE A DECREASE IN OUR FINANCIAL RESULTS AND COULD CAUSE THE MARKET VALUE OF THE ADSS TO DECLINE.

    As part of a line of credit with Hewlett Packard International Bank, we have issued warrants to purchase a total of up to 40,000 ordinary shares and have agreed to issue warrants to purchase an additional 80,000 ordinary shares, each at an exercise price of L0.05 ($0.08) per ordinary share. If these warrants are granted, any excess of the market value of the ordinary shares compared to the exercise price of the warrants will result in a corresponding charge to our statement of operations. If certain share options issued to U.K. directors, officers and employees are exercised, we will be liable under current U.K. legislation to pay a national insurance charge on the difference between the market value of the ordinary shares on the date of exercise and the exercise price of the share options exercised. Either of these events would cause a decrease in our financial results and could cause the market value of the ADSs to decline.

CURRENCY FLUCTUATIONS COULD CAUSE A DECREASE IN OUR FINANCIAL RESULTS.

    We are subject to risks of currency fluctuation. Substantially all of our business is currently conducted in currencies other than the U.S. dollar, principally the British pound and, to a lesser extent, the Swedish krona. We prepare the financial statements of our operating subsidiaries using the currency of the country in which the subsidiary is incorporated and then translate them into British pounds, our functional currency, for the preparation of our consolidated financial statements. We then translate our consolidated financial statements into U.S. dollars, our reporting currency. We have translated (1) our revenues and expenses into U.S. dollars at the average exchange rate during the relevant period and (2) our assets and liabilities into U.S. dollars at the exchange rate at the end of the relevant period. Our translation of British pound amounts into U.S. dollars gives us foreign currency translation gains or losses which we include as a component of our shareholders' equity. Fluctuations in the rate of exchange of the British pound, as well as the Swedish krona, relative to the U.S. dollar will affect period-to-period comparisons of our reported results. Accordingly, our results will be subject to exchange rate fluctuations which could lead to losses that cause a decrease in our financial results in any year.

OUR GENE DISCOVERIES MAY TAKE A LONG TIME TO LICENSE, WHICH COULD CAUSE US TO SPEND CONSIDERABLE RESOURCES ON UNSUCCESSFUL EFFORTS.

    Our ability to license our gene discoveries will depend on our customers' belief that we can help their drug discovery efforts proceed more rapidly. We expect that licensing our gene discoveries will take a long time because we will need to educate potential customers and convince these companies of the benefits of our gene discoveries. In addition, each license agreement will involve the negotiation of unique terms. We may expend substantial funds and management effort and still may not reach an agreement. In addition, the actual and proposed consolidations of pharmaceutical companies have affected and may in the future affect the timing and progress of our licensing efforts.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION AND INVESTMENT STRATEGY, WHICH COULD LEAD TO OUR GROWTH BEING SLOWER THAN WE ANTICIPATE.

    We expect to selectively make acquisitions of, or significant investments in, complementary companies and technologies. To date, we have made one major acquisition (Eurona in December 1999), which we believe we have successfully integrated. Our acquisition strategy depends on the availability of suitable acquisition candidates, financing on acceptable terms and our ability to comply with the restrictions contained in our debt agreements, if any. In addition, growth by acquisition involves risks, including integrating the operations, disparate technologies and personnel of acquired companies, managing geographically dispersed operations and the potential loss of key employees, customers and strategic partners of acquired companies. We may not successfully integrate any acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. We expect that pursuing our acquisition strategy will be expensive, time consuming and may strain our resources. If we cannot successfully implement this strategy, our growth could be slower than we anticipate. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could cause a decrease in our financial results and the market price of our ADSs.

ADVERSE ETHICAL OR SIMILAR CONCERNS RELATING TO THE USE OF GENETIC INFORMATION COULD LEAD TO RESTRICTIONS OR REGULATIONS THAT HINDER OUR COLLECTION OF CLINICAL DATA OR REDUCE THE POTENTIAL MARKET FOR OUR PRODUCTS.

    The collection of genetic samples and genetic testing has already raised concerns regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may decide to restrict or regulate the use of genetic information or prohibit testing for a genetic predisposition to certain conditions, particularly for those that have no known cure. Any restriction or regulation could hinder our collection of clinical data or reduce the potential markets for our products.

IF WE CANNOT ATTRACT AND RETAIN HIGHLY-SKILLED PERSONNEL, OUR GENE DISCOVERY PROGRAM AND THE GROWTH OF OUR BUSINESS MIGHT NOT PROCEED AS RAPIDLY AS WE INTEND.

    We depend on our ability to identify, attract, hire, train, retain and motivate highly-skilled personnel, in particular scientific, medical and technical personnel, for our future success. Competition for highly skilled personnel is intense, and we might not attract and retain these employees. If we cannot attract and retain the personnel we require, we might not be able to pursue our gene discovery program or expand our business as rapidly as we intend.

IF WE LOSE ANY OF OUR DATA OR CLINICAL SAMPLES, OUR GENE DISCOVERY EFFORTS COULD BE DELAYED OR PREVENTED.

    Although we have taken steps to ensure the security of our data and clinical genetic material and others samples by using multiple storage sites, that security could be compromised by a natural or man-made disaster or deliberate interference with storage sites. The loss of any of our data or clinical samples could delay or even prevent one or more of our gene discovery programs.

                        RISKS RELATING TO THIS OFFERING

OUR SHARE PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO SELL YOUR ADSS AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    The stock market in general, and the market for stocks of technology related companies in particular, has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our ADSs, irrespective of our actual operating performance. Additional factors which could influence the market price of our ADSs include statements and claims made by us and other participants in our industry, academic and research institutions and public officials. The initial public offering price for the ADSs will be agreed by negotiation between us and the representatives of the underwriters and may not be indicative of prices that will subsequently prevail in the market.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS COULD PREVENT A CHANGE OF OUR MANAGEMENT OR A BUSINESS COMBINATION, EVEN IF IT WOULD BE BENEFICIAL TO OUR OTHER SHAREHOLDERS.

    After this offering, our directors, entities affiliated with our directors and our executive officers will beneficially own, in the aggregate approximately 41% of our outstanding ordinary shares. Accordingly, these persons, acting together, will have the ability to substantially influence all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These persons will also have the ability to control our management and affairs. Accordingly, the concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if that transaction would be beneficial to other shareholders.

OUR MANAGEMENT HAS BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING, AND YOU MAY DISAGREE WITH HOW THOSE PROCEEDS WILL BE USED.

    We intend to use the proceeds of this offering for working capital and general corporate purposes, which may include funding research and development, entering new clinical collaborations, expanding our sales and marketing efforts and for the acquisition of or investment in companies, technologies or assets that complement our business. We have not determined the amounts or timing of any of these expenditures, therefore our directors and management have considerable discretion in utilizing the net proceeds of this offering. We may use the proceeds in ways that are different from our current intentions and you might not agree with the uses we choose.

IF YOU PURCHASE ADSS, YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION FROM THE PRICE YOU PAY.

    The initial offering price of our ADSs (and the ordinary shares they represent) will be substantially higher than the pro forma net tangible book value per share of our outstanding ordinary shares immediately after the offering. If you purchase ADSs in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per ordinary share from the price you pay. At an assumed initial public offering price of $13.00 per ADS (the mid-point of the price range on the cover page of this prospectus), you will experience a pro forma net tangible book value dilution per ordinary share of $5.29 ($10.58 per ADS). We also have a large number of outstanding options and warrants to purchase our ordinary shares with exercise prices per ordinary share significantly below the estimated initial public offering price of the ADSs. Your ownership interest will be further diluted if outstanding or future options or warrants to purchase our ordinary shares are exercised or if we issue additional ordinary shares in connection with acquisitions or for other purposes.

IF LARGE AMOUNTS OF OUR SHARES HELD BY EXISTING SHAREHOLDERS ARE SOLD IN THE FUTURE, THE MARKET PRICE OF THE ADSS COULD DECLINE.

    The market price of our ADSs could fall substantially if our existing shareholders sell large amounts of our ordinary shares or ADSs in the public market following this offering. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs. U.S.

federal securities laws requiring the registration or exemption from registration in connection with the sale of securities limit the number of ordinary shares available for sale in the public market. In addition, lock-up agreements that restrict us, our directors and officers and certain of our existing shareholders from selling or otherwise disposing of any ordinary shares for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen Securities Corporation also restrict sales of our ordinary shares. SG Cowen Securities Corporation may, however, in its sole discretion and without notice, release all or any portion of the ordinary shares from the restrictions in the lock-up agreements.

    After this offering, we will have 62,895,220 outstanding ordinary shares. These ordinary shares will become eligible for sale in the public market as follows:

NUMBER OF SHARES                 DATE ELIGIBLE FOR PUBLIC RESALE
----------------   ------------------------------------------------------------
14,463,426         Date of this prospectus (includes 12,000,000 ordinary shares
                   (in the form of ADSs) to be sold in this offering)
18,318,214         180 days after the date of this prospectus
30,117,580         At various times later than 180 days from the date of this prospectus.

    We intend to file one or more registration statements to register our ordinary shares for the outstanding share options following the closing of this offering. We expect these additional registration statements to become effective immediately upon filing. We have granted or expect to grant to the holders of approximately 37,265,540 ordinary shares the right to require us to register their ordinary shares for sale to the public beginning six months after the date of this prospectus. If these holders cause a large number of shares to be registered and sold in the public market (in the form of ADSs or otherwise), the price of our ADSs may fall.

WE HAVE NO INTENTION TO PAY DIVIDENDS ON OUR SHARES AND YOU MAY NEVER RECEIVE ANY DIVIDENDS ON OUR SHARES.

    We have never declared or paid any cash dividends on our shares. We currently intend to retain our future earnings to finance the expansion of our business, and you may never receive any dividends on our shares.

IF YOU HOLD SHARES THROUGH ADSS, YOU MAY HAVE LESS ACCESS TO INFORMATION ABOUT OUR COMPANY AND LESS OPPORTUNITY TO EXERCISE YOUR RIGHTS AS A SHAREHOLDER.

    There are risks associated with holding our shares through ADSs since we are a public limited company organized under the laws of England and Wales. We are subject to the Companies Act 1985 of England and Wales and to our charter documents, which are known in the United Kingdom as our memorandum and articles of association. The depositary will appear in our records as the owner of all of our ordinary shares represented by the ADSs and your rights as a holder of ADSs will be contained in the deposit agreement. Your rights as a holder of ADSs will differ in various ways from a shareholder's rights, and you may be affected in other ways, including:

    - you may not be entitled to vote;

    - you may not be able to participate in rights offerings or dividend alternatives;

    - you may not receive copies of reports and may have to go to the office of the depositary to inspect any reports issued;

    - the deposit agreement may be amended by us and the depositary, or may be terminated by us or the depositary, without your consent in a manner that could prejudice your rights; and

    - the deposit agreement limits our obligations and liabilities and those of the depositary.

IT IS POSSIBLE THAT WE MAY BECOME A PASSIVE FOREIGN INVESTMENT COMPANY FOR U.S. FEDERAL INCOME TAX PURPOSES, WHICH COULD RESULT IN NEGATIVE TAX CONSEQUENCES TO YOU.

    Based upon an analysis of our current assets and income and the way we intend to operate our business in future years, we do not believe we will be treated as a passive foreign investment company for U.S. federal income tax purposes for the current or any future taxable year. Our belief that we are not a PFIC and our expectation that we will not become a PFIC in the future are based on our current and planned business activities, including our ability to conclude certain contracts on terms that are agreeable to us. In the event that we fail to conclude those contracts on a timely basis, or at all, it is likely that we would be a PFIC for the taxable year ending March 31, 2001 and possibly for future taxable years. This conclusion is a factual determination made annually and could change. In addition, a number of the factors that will be relevant to the determination as to whether we are a PFIC will depend on circumstances that may not be within our control. Because the valuation and composition of our (1) assets (including goodwill, the amount of which will depend, in part, on the market value of our ordinary shares, which is subject to change) and (2) income (including the proceeds of this offering), from time to time, will determine whether we will be treated as a passive foreign investment company, we cannot assure U.S. investors that we will not become a passive foreign investment company in the current or any future taxable years. In addition, under certain attribution rules, if we own 25% or more of any corporation's value, we will be treated as owning our proportionate share of that corporation's assets and earning our proportionate share of that corporation's income. If we become a passive foreign investment company in any taxable year, a U.S. investor would suffer adverse U.S federal income tax consequences which we describe in more detail in "Taxation--Passive Foreign Investment Company Considerations." We urge U.S. investors to consult their own tax advisors about the application of the passive foreign investment company rules in their particular circumstances.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some statements in this prospectus represent our expectations for Gemini and its subsidiaries and the sector in which we operate, and involve risks and uncertainties. These forward-looking statements are principally disclosed under the captions "Prospectus Summary--Gemini Genomics plc," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and can be identified by the use of words such as "believes," "expects," "may," "will," "should," "intends," "plans," "anticipates," "estimates" or other similar words. We have based these forward-looking statements on our current expectations and projections about future events. We believe that our expectations and assumptions with respect to these forward-looking statements are reasonable. However, our expectations and assumptions may prove to be incorrect. Important factors that could cause our actual results to differ from our expectations are discussed in more detail elsewhere in this prospectus, including under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Given these considerations, you should not place undue reliance on such forward-looking statements.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of 12,000,000 ordinary shares, in the form of ADSs, in this offering, after deducting underwriting discounts and commissions and our estimated net offering expenses, will be approximately $69.7 million ($80.4 million if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $13.00 per ADS (the mid-point of the price range on the cover page of this prospectus).

    We expect to use the net proceeds from the offering for working capital and other general corporate expenses, which may include:

    - funding our research and development program (which we estimate will account for between 30% and 50% of the net proceeds);

    - entering into new clinical collaborations (which we estimate will account for between 10% and 30% of the net proceeds);

    - expanding our sales and marketing efforts to license our gene discoveries (which we estimate will account for between 5% and 20% of the net proceeds); and

    - funding acquisitions, investments and partnerships.

    While we regularly evaluate investment, acquisition and partnership candidates, we have no present agreements or commitments for any investments, acquisitions or partnerships, and therefore none of the proceeds are specifically allocated for these purposes. We anticipate that our planned capital expenditures will be covered by the remaining undrawn amount of $3.0 million from a $5.0 million line of credit we have secured. We have not designated any of the proceeds of the offering for any specific purpose and expect to use those proceeds for working capital and general corporate expenses, including those purposes described above, as we require. Accordingly, you should be aware that we will have a significant amount of flexibility for the application of the net proceeds which we receive from this offering.

    Pending use of the net proceeds for these purposes, we intend to invest our net proceeds in short-term, interest-bearing, investment-grade instruments. To determine whether we are a passive foreign investment company, the obligations will be considered "passive assets" and the interest we receive on them will be considered "passive income."

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Our board of directors will have discretion to make any future determination to pay cash dividends and this will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors decides are relevant.

    We would pay cash dividends, if any, in British pounds. Holders of ADSs would receive dividends paid on the ordinary shares in U.S. dollars. Exchange rate fluctuations would affect the U.S. dollar amount received by holders of ADSs on conversion by the depositary of dividends paid in British pounds.

                           EXCHANGE RATE INFORMATION

    For your convenience, this prospectus contains translations of British pound amounts to U.S. dollars. We have made all translations at the noon buying rate for cable transfers in British pounds as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2000 of L1.00 = $1.592 unless we indicate to you that we have used a different exchange rate. These translations are not representations that the British pound amounts actually represent those U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. On March 31, 2000, the noon buying rate was L1.00 = $1.592.

    We prepare the financial statements of our operating subsidiaries using the currency of the country in which the subsidiary is incorporated and then translate them into British pounds, our functional currency, for the preparation of our consolidated financial statements. We then translate our consolidated financial statements into U.S. dollars, our reporting currency. The table below provides, for the periods indicated, the period-end, average, high and low exchange rates between the British pound and the U.S. dollar (expressed in U.S. dollars per British pound), based on the noon buying rate. The average rates for each period reflect the average of the noon buying rates on the last business day of each month during the relevant period. We have provided these rates for your convenience and they are not the exchange rates we used to prepare our consolidated financial statements included in this prospectus.

YEAR ENDED MARCH 31,                                    HIGH       LOW      AVERAGE RATE   END OF PERIOD
--------------------                                  --------   --------   ------------   -------------
                                                               (U.S. DOLLARS PER BRITISH POUND)
2001 (through July 13, 2000)........................    1.596      1.471        1.522         1.499
2000................................................    1.677      1.552        1.608         1.592
1999................................................    1.722      1.598        1.653         1.614
1998................................................    1.704      1.578        1.647         1.677
1997................................................    1.695      1.495        1.599         1.645
1996................................................    1.620      1.504        1.562         1.524

    The effect of the translation of Swedish kronor into British pounds and then into U.S. dollars made during the preparation of our consolidated financial statements in our reporting currency, the U.S. dollar, is not significantly different than the effect of the translation of Swedish kronor directly into U.S. dollars. The table below provides, for the periods indicated, the period-end, average, high and low exchange rates between the Swedish krona and the U.S. dollar (expressed in Swedish kronor per U.S. dollar), based on the noon buying rate for cable transfers in Swedish kronor as certified for customs purposes by the Federal Reserve Bank of New York. The average rates for each period reflect the average of the noon buying rates on the last business day of each month during the relevant period. We have provided these rates for your convenience and they are not the exchange rates we used to prepare our consolidated financial statements included in this prospectus.

YEAR ENDED DECEMBER 31,                                 HIGH       LOW      AVERAGE RATE   END OF PERIOD
-----------------------                               --------   --------   ------------   -------------
                                                               (SWEDISH KRONOR PER U.S. DOLLAR)
2000 (through July 13, 2000)........................    9.222      8.351        8.829         8.941
1999................................................    8.345      7.580        7.942         8.213
1998................................................    8.144      7.481        7.838         7.998
1997................................................    7.700      6.596        6.868         7.540
1996................................................    7.468      6.506        6.953         6.682
1995................................................    7.997      7.064        7.545         7.395

       EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

    There are currently no U.K. foreign exchange control restrictions on the conduct of our operations or affecting the remittance of dividends. Any dividends we pay to holders of the ADSs may be subject to U.K. or other taxation. You should read the information in "Taxation" for a more detailed discussion of the tax consequences of investing in the ADSs. There are no restrictions under our memorandum and articles of association or under English law that limit the right of non-resident or foreign holders to hold or vote our ordinary shares.

                                 CAPITALIZATION

    The following table shows our capitalization as of March 31, 2000:

    - on an actual basis; and

    - as adjusted to reflect our receipt of the estimated net proceeds of $69.7 million from the sale of 12,000,000 ordinary shares, in the form of ADSs, in this offering (assuming an initial public offering price of $13.00 per ADS, the mid-point of the price range on the cover page of this prospectus) after deducting underwriting discounts, commissions, stamp duty reserve tax and our estimated net offering expenses.

    All information below:

    - assumes that the underwriters do not exercise their over-allotment option;

    - excludes ordinary shares that may be issued upon the exercise of the warrants granted to Hewlett Packard International Bank to purchase 40,000 ordinary shares and the warrants that we expect to grant them to purchase 80,000 ordinary shares at an exercise price of L0.05 ($0.08) per ordinary share ($0.16 per ADS);

    - excludes 3,561,420 ordinary shares that have been reserved for issuance in respect of outstanding share options with a weighted average exercise price of L1.04 ($1.67) per ordinary share ($3.34 per ADS); and

    - excludes 2,360,000 ordinary shares subject to share options that we expect to grant to our officers, directors and other employees before the closing of this offering at an exercise price per ordinary share equal to the per share offering price.

    You should read this capitalization table together with the information in "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Management--Share Option Schemes and Related Information" and our consolidated financial statements and the related notes included in this prospectus.

                                                               AS OF MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                 ($ IN THOUSANDS)
Short-term debt and capital lease obligations, including
  current portion...........................................    1,248        1,248
Long-term debt and capital lease obligations, excluding
  current portion...........................................    2,987        2,987
                                                              -------      -------
  Total debt................................................    4,235        4,235
Shareholders' equity:
Ordinary shares, nominal value L0.05 per share, 120,000,000
  shares authorized; 50,895,220 shares actual and 62,895,220
  shares (as adjusted) issued and outstanding...............    4,192        5,152
Additional paid-in capital..................................   48,954      117,664
Deferred share based compensation...........................   (2,611)      (2,611)
Note receivable from shareholders...........................      (40)         (40)
Accumulated other comprehensive loss........................     (414)        (414)
Deficit accumulated during the development stage............  (38,193)     (38,193)
                                                              -------      -------
  Total shareholders' equity................................   11,888       81,558
                                                              -------      -------
  Total capitalization......................................  $16,123      $85,793
                                                              =======      =======

                                    DILUTION

    As of March 31, 2000, our historical net tangible book value was $6.6 million, or $0.13 per ordinary share ($0.26 per ADS). Net tangible book value per ordinary share represents the amount of total tangible assets, less total liabilities, divided by the number of ordinary shares outstanding. After giving effect to the sale of 12,000,000 ordinary shares, in the form of ADSs, in this offering and the receipt of gross proceeds of $78.0 million (assuming an initial public offering price of $13.00 per ADS, the mid-point of the price range set forth on the cover page of this prospectus) and after deducting underwriting discounts and commissions and our estimated net offering expenses, our net tangible book value as of March 31, 2000 would have been $76.3 million, or $1.21 per ordinary share ($2.42 per ADS). This represents an immediate increase in net tangible book value of $1.08 per ordinary share ($2.16 per ADS) to existing shareholders and an immediate dilution of $5.29 per ordinary share ($10.58 per ADS) to new investors. The following table illustrates this dilution:

                                                          PER ORDINARY SHARE         PER ADS
                                                          -------------------   -----------------
                                                                  ($)                  ($)
Assumed public offering price...........................                6.50                13.00
Historical net tangible book value at March 31, 2000....     0.13                  0.26
Increase in net tangible book value attributable
  to new investors......................................     1.08                  2.16
                                                          -------               -------
Pro-forma net tangible book value after this offering...                1.21                 2.42
                                                                     -------              -------
Dilution to new investors...............................                5.29                10.58
                                                                     =======              =======

    The following table shows, as of March 31, 2000, the differences in the number of ordinary shares purchased from us, the total cash consideration paid and the average price per ordinary share paid by our existing shareholders in the last year, and by new investors (for new investors, assuming an initial public offering price of $13.00 per ADS, the mid-point of the price range on the cover page of this prospectus).

                             SHARES PURCHASED         TOTAL CONSIDERATION
                          -----------------------   ------------------------   AVERAGE PRICE   AVERAGE PRICE
                            NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     PER SHARE        PER ADS
                          ----------   ----------   -----------   ----------   -------------   -------------
Existing shareholders...  50,895,220       80.9%     42,108,000       35.1%        $0.83          $ 1.66
New investors...........  12,000,000       19.1%     78,000,000       64.9%        $6.50          $13.00
                          ----------      -----     -----------      -----
Total...................  62,895,220      100.0%    120,108,000      100.0%
                          ==========      =====     ===========      =====

    These tables assume no exercise of any share options or warrants outstanding as of March 31, 2000. As of March 31, 2000, there were options outstanding to purchase a total of 3,561,420 ordinary shares for a weighted average exercise price of L1.04 ($1.67) per ordinary share ($3.34 per ADS) with exercise prices ranging from L0.43 to L1.62 ($0.69 to $2.59) per ordinary share ($1.38 to $5.18 per ADS). As of March 31, 2000, there were warrants outstanding to purchase a total of 40,000 ordinary shares for an exercise price of L0.05 ($0.08) per ordinary share ($0.16 per ADS). If any of these options or warrants are exercised, there will be a further dilution to new investors.

        UNAUDITED CONDENSED PRO-FORMA CONSOLIDATED FINANCIAL INFORMATION

    You should read this unaudited condensed pro forma consolidated financial information together with our consolidated financial statements and Eurona's financial statements, which we have also included in this prospectus. This unaudited condensed pro forma consolidated statements of operations information gives effect to our acquisition of Eurona (which occurred on December 17, 1999) as if it occurred on April 1, 1999. We assumed all of the assets and all of the liabilities of Eurona and acquired all of its share capital in exchange for 1,820,180 preferred ordinary shares (valued at $4,720,000) and $19,000 in cash. Costs of the acquisition totaled $186,000. The total purchase price was $4,925,000 which was allocated to assets acquired of $1,587,000, liabilities assumed of $2,284,000 and goodwill and other intangible assets of $5,622,000. We have provided this unaudited condensed pro-forma consolidated statement of operations information for your information only and it is not meant to indicate the results we would have achieved if our acquisition of Eurona occurred on April 1, 1999 or of results that we may achieve in the future.

    We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles. Eurona's financial statements are prepared in accordance with Swedish generally accepted accounting principles and have been reconciled to U.S. generally accepted accounting principles in order to prepare this unaudited condensed pro-forma consolidated statement of operations information. You should read the notes to this unaudited condensed pro forma consolidated statements of operations information for:

    - a description of the adjustments made to reconcile Eurona's financial statements to U.S. generally accepted accounting principles; and

    - a description of material differences between U.S. generally accepted accounting principles and Swedish generally accepted accounting principles.

    The following table contains unaudited condensed pro forma consolidated statement of operations information for the year ended March 31, 2000, and has been prepared based on:

    - Our audited consolidated financial statements for the year ended March 31, 2000 included in this prospectus; and

    - Eurona's unaudited financial statements for the period from April 1, 1999 to December 17, 1999 (the date of the acquisition) not included in this prospectus.

                                                   HISTORICAL                   PRO FORMA
                                            -------------------------   --------------------------
                                                            EURONA
                                              GEMINI       (NOTE 1)     ADJUSTMENTS   CONSOLIDATED
                                            -----------   -----------   -----------   ------------
                                                                (IN THOUSANDS)
                                                                 (UNAUDITED)
Revenue...................................  $       164   $     1,074   $        --   $     1,238
                                            -----------   -----------   -----------   -----------

Costs and expenses:
  Costs of revenue........................           25            --            --            25
  Research and development................        9,932         5,197            --        15,129
  Sales, general and administrative.......        5,286         2,446            --         7,732
  Amortization of goodwill and other
    intangible assets.....................          311            --           815(a)       1,126
                                            -----------   -----------   -----------   -----------
      Total costs and expenses............       15,554         7,643           815        24,012
                                            -----------   -----------   -----------   -----------
Loss from operations......................      (15,390)       (6,569)         (815)      (22,774)
Interest income...........................          478            16            --           494
Interest expense..........................         (493)         (160)           --          (653)
                                            -----------   -----------   -----------   -----------
Net loss..................................      (15,405)       (6,713)         (815)      (22,933)
                                            ===========   ===========   ===========   ===========

Net loss per share--basic and diluted.....        (0.73)                                    (1.00)

Shares used in calculation of net loss per
  share...................................   21,182,195                                22,932,560

------------------------

(a) Gives effect to the amortization over five years of the goodwill and other intangible assets of $5,622,000 arising on the acquisition of Eurona during the year ended March 31, 2000.

NOTE 1--EURONA STATEMENTS OF OPERATIONS

    The historical financial statements of Eurona have been prepared in accordance with Swedish GAAP, which differs from U.S. GAAP.

    The following table sets out the adjustments necessary to show the historical financial statements of Eurona in accordance with U.S. GAAP:

                                                                 PERIOD FROM
                                                                APRIL 1, 1999
                                                                      TO
                                                              DECEMBER 17, 1999
                                                              ------------------
                                                                (IN THOUSANDS)
  Net loss for the period under Swedish GAAP................        $(3,858)
  Capitalized research and development(a)...................         (1,354)
  Share options and warrants(b).............................         (1,460)
  Prepared samples and oligonucleotides(c)..................            (41)
                                                                    -------
  Net loss for the period under U.S. GAAP...................        $ 6,713
                                                                    =======

------------------------

(a) Under Swedish GAAP, research and development expenditure may be capitalized. This is not permitted under U.S. GAAP.

(b) Under U.S. GAAP, compensation expense should be recorded for share options and warrants issued to non-employees. Under Swedish GAAP, such expense is recorded only if the options or warrants are issued at below the fair value of the underlying shares.

(c) Under Swedish GAAP, samples prepared for a company's own use may be capitalized. Such expenses would not qualify for capitalization under U.S. GAAP.

    Swedish kronor have been translated into U.S. dollars at an exchange rate of SEK 7.9420 to $1.00.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    You should read the selected consolidated financial information in the tables below together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

    The following table contains our selected consolidated statement of operations information for the period from September 11, 1995 (our inception) to March 31, 1996 and for the years ended March 31, 1997, 1998, 1999 and 2000. We have derived our selected consolidated statement of operations information for the years ended March 31, 1998, 1999 and 2000 from our audited consolidated financial statements included in this prospectus. We have derived our selected consolidated statement of operations information for the period from September 11, 1995 (our inception) to March 31, 1996 and for the year ended March 31, 1997 from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of our future results.

                                              PERIOD FROM                                                           PERIOD FROM
                                             SEPTEMBER 11,                                                         SEPTEMBER 11,
                                                  1995                                                                  1995
                                             (INCEPTION) TO                  YEAR ENDED MARCH 31,                  (INCEPTION) TO
                                               MARCH 31,      --------------------------------------------------     MARCH 31,
CONSOLIDATED STATEMENT OF OPERATIONS              1996           1997         1998         1999         2000            2000
INFORMATION:                                 --------------   ----------   ----------   ----------   -----------   --------------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue....................................    $       --     $       --   $       --   $      198   $       164    $        362

Total costs and expenses...................           452          3,296        7,899       10,892        15,554          38,093
                                               ----------     ----------   ----------   ----------   -----------    ------------
Loss from operations.......................          (452)        (3,296)      (7,899)     (10,694)      (15,390)        (37,731)
Interest income............................            --             18          164          269           478             929
Interest expense...........................            (5)          (185)        (388)        (320)         (493)         (1,391)
                                               ----------     ----------   ----------   ----------   -----------    ------------
Net loss...................................    $     (457)    $   (3,463)  $   (8,123)  $  (10,745)  $   (15,405)   $    (38,193)
                                               ==========     ==========   ==========   ==========   ===========    ============
Net loss per share--basic and diluted......    $    (0.23)    $    (1.58)  $    (0.41)  $    (0.54)  $     (0.73)   $      (2.72)
Net loss per ADS--basic and diluted........    $    (0.46)    $    (3.16)  $    (0.82)  $    (1.08)  $     (1.46)   $      (5.44)
Shares used in calculation of net loss per
  share and per ADS........................     2,000,000      2,197,260   20,000,000   20,000,000    21,182,195      14,042,595

    The following table contains our selected consolidated balance sheet information as of March 31, 1996, 1997, 1998, 1999 and 2000. We have derived our selected consolidated balance sheet information as of March 31, 1999 and 2000 from our audited consolidated financial statements included in this prospectus. We have derived our selected consolidated balance sheet information as of March 31, 1996, 1997 and 1998 from our audited consolidated financial statements not included in this prospectus.

                                                                                 MARCH 31,
                                                     -----------------------------------------------------------------
                                                        1996         1997         1998          1999          2000
CONSOLIDATED BALANCE SHEET INFORMATION:              ----------   ----------   -----------   -----------   -----------
                                                                              (IN THOUSANDS)
Cash and cash equivalents..........................  $       73   $    2,158   $       724   $    12,165   $    13,414
Working capital....................................         (37)         387        (1,903)        7,343         6,985
Total assets.......................................         107        3,316         2,735        14,766        22,236
Long-term obligations, less current portion........         442          765         1,281           636         2,987
Total shareholders' equity (deficit)...............  $     (451)  $      740   $    (1,488)  $     8,806   $    11,888

    We have prepared our consolidated financial statements in accordance with U.S. generally accepted accounting principles.

    Our selected consolidated financial information as of and for the year ended March 31, 2000 reflect our acquisition of Eurona Medical AB in December 1999. We accounted for this acquisition as a purchase. You should read Note 9 to our consolidated financial statements for additional financial information about this acquisition.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH "SELECTED CONSOLIDATED FINANCIAL INFORMATION" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS APPLYING TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE. YOU SHOULD READ "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

OVERVIEW

    We are a clinical genomics company that identifies relationships between human genes and common human diseases. Since commencing operations in 1995, we have focused on creating and developing our clinical information and genetic sample resources together with our bioinformatics, information technology and laboratory capabilities.

    We are a development stage company. Since inception we have incurred significant losses and, as of March 31, 2000, we had an accumulated deficit of $38.2 million. As we continue to develop our business, we anticipate that we will incur additional losses. We also expect that the cash required to support our operating activities will increase as we expand our clinical resources and acquire further complementary technologies.

    Since inception, we have received modest amounts of revenues, comprising royalty receipts from the licensing of our first disease gene patent for use in diagnostic applications and service fees from a gene validation program. We expect that we will derive our future revenues primarily from the licensing of disease gene and protein discoveries for drug discovery and diagnostic applications and, to a lesser extent, from the provision of gene validation services. We expect to generate greater revenues from licensing our discoveries to pharmaceutical companies for drug development programs than from licensing for diagnostic applications. When licensing a gene or protein discovery, we expect that we will receive milestone payments and product royalties. Milestone payments are typically paid over five to seven years upon the occurrence of specific events, or milestones, as our product is used in the drug discovery or diagnostics process. These payments are dependent upon the success of the development program. Accordingly, we intend to ensure that rights to development revert to us if a development program does not proceed on the agreed timetable. Product royalties would typically give us a percent of the revenues derived from the sales of products using our discoveries and often specify minimum annual payments. We do not anticipate significant future revenues from the provision of gene validation services.

    We have entered into a number of clinical collaborations with academic and other institutions to acquire the commercial rights to gene discoveries arising from the clinical data and samples they collect. We have also sought to capitalize on our expanding data resources and bioinformatics and other technological capabilities by entering into collaborations with providers of complementary technologies in order to discover disease genes more rapidly. For example, in September 1999, we entered into a collaboration with Celera Genomics (a division of PE Corporation) to seek genes and variations within DNA sequences associated with common human diseases and to jointly commercialize such discoveries by licensing them to third parties. We have also established technology alliances with Qiagen Genomics, Large Scale Proteomics, CuraGen and Sequenom.

    On December 17, 1999, we acquired Eurona Medical AB, a Swedish genomics company. We paid $4.9 million for Eurona, in the form of 1,820,180 newly issued preferred ordinary shares, $19,000 in cash, and $186,000 in direct costs relating to the acquisition. We have successfully restructured Eurona to focus on gene discovery and have fully integrated it with our operations. As a result of this acquisition, we have significantly expanded our access to clinical and genetic resources which enables us to conduct our gene discovery process more rapidly. In addition we have streamlined our combined operations and reduced our total number of employees from 114 to 80. This has significantly reduced our overall operating expenses, and therefore, our cash requirements.

    Following the Eurona acquisition, our existing shareholders provided us with $11.1 million in cash by subscribing for new preferred ordinary shares in a rights offering. These funds allowed us to:

    - finance our short-term operations;

    - expand our clinical and genetic resources;

    - establish an office in Boston, Massachussetts, in order to serve as our principal business development office and support our activities in North America; and

    - pursue technology collaborations in an effort to increase the speed of our gene discovery process.

Since inception we have raised $42.1 million of equity from our shareholders.

    We expect our costs to increase as we continue to grow. A significant portion of our historical cost has been related to our clinical collaborators, and we expect this to continue. We pay our clinical collaborators for recruitment of volunteers, performance of clinical measurements, collection and storage of clinical samples and certain analysis of the clinical data. We record the costs of our clinical collaborations as research and development costs. We expect that an increasing proportion of our costs will reflect our investment in new technologies to analyze our growing data resources and to increase the speed of our gene discovery process. We also expect to incur charges relating to the future exercise of warrants and share options, which we are currently unable to quantify. In the year ended March 31, 2000, we incurred $0.5 million of share option based compensation charges and as of March 31, 2000 had a deferred compensation balance of $2.6 million. Amortization of this balance will be approximately $1.5 million and $1.1 million for the years ending March 31, 2001 and 2002, respectively.

    We have a limited history of operations and we anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including the timing and extent to which we secure further commercial relationships and the timing and extent of our research and development efforts. Our limited operating history and the fast pace of developments in the genomics sector make it difficult for us to accurately predict our future operations.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 2000 COMPARED TO THE YEAR ENDED MARCH 31, 1999

REVENUES

    Revenues decreased by $34,000 to $164,000 in the year ended March 31, 2000 from $198,000 in the year ended March 31, 1999. This decrease related both to the completion of a gene validation program during the year and reflects the fact that revenues were received for a lesser amount of work than in the previous year.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses increased by $0.5 million to $9.9 million in the year ended March 31, 2000 from $9.4 million in the year ended March 31, 1999. These expenses primarily relate to our clinical collaborators and, to a lesser extent, salaries for research and development personnel, external scientific advisors and laboratory costs. The increase reflected costs of $0.5 million incurred in order to streamline the analysis of genetic samples taken from volunteers in China by establishing a gene analysis center at the Anhui Meizhong Institute of Biomedical Sciences and Environmental Health.

SALES, GENERAL AND ADMINISTRATIVE EXPENSES

    Sales, general and administrative expenses increased by $3.8 million to $5.3 million in the year ended March 31, 2000 from $1.5 million in the year ended March 31, 1999. These expenses consisted primarily of employment and facilities costs and other expenses incurred by our business development, information technology, finance and various support functions. This increase included $2.2 million of additional costs relating to our increased sales and marketing activities, which primarily consisted of additional personnel, travel and material costs incurred in business development and administrative functions. Also included in the increase is a $1.3 million charge relating to the issuance of 500,000 preferred ordinary shares under agreements reached in the period with a number of ex-employees and approximately $0.3 million related to share option compensation.

INTEREST EXPENSE (NET)

    Net interest expense decreased by $37,000 to $15,000 in the year ended
March 31, 2000 from $52,000 in the year ended March 31, 1999. Interest income increased by $210,000 to $478,000 in the year ended March 31, 2000 from $268,000 in the year ended March 31, 1999 due to higher balances of interest bearing cash deposits. Interest payable increased by $173,000 to $493,000 in the year ended March 31, 2000 from $320,000 in the year ended March 31, 1999 due to increased capital lease obligations and the inclusion of a charge relating to the issuance of warrants to a debt provider.

YEAR ENDED MARCH 31, 1999 COMPARED TO THE YEAR ENDED MARCH 31, 1998

REVENUES

    Revenues were $198,000 in the year ended March 31, 1999 and there were no revenues in the year ended March 31, 1998. Our revenues in the year ended March 31, 1999 arose from the first licensing of our osteoporosis gene association patent and the commencement of a gene validation program.

RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses increased by $3.1 million to $9.4 million in the year ended March 31, 1999 from $6.3 million in the year ended March 31, 1998. This increase related to a significant increase in internal research and development activity, amounting to $2.5 million, and the commencement of a number of new clinical collaborations, amounting to $0.6 million.

SALES, GENERAL AND ADMINISTRATIVE EXPENSES

    Sales, general and administrative expenses decreased by $0.1 million to $1.5 million in the year ended March 31, 1999 from $1.6 million in the year ended March 31, 1998. This decrease was the result of a reduction in the number of our senior management personnel.

INTEREST EXPENSE (NET).

    Net interest expense decreased by $172,000 to $52,000 in the year ended March 31, 1999 from $224,000 in the year ended March 31, 1998. Interest income increased by $104,000 to $268,000 in the year ended March 31, 1999 from $164,000 in the year ended March 31, 1998 due to the higher balances of interest being cash deposits. Interest payable decreased by $68,000 to $320,000 in the year ended March 31, 1999 from $388,000 in the year ended March 31, 1998 due to the lower interest elements within capital lease repayments.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations since inception primarily through the private placement of equity securities. Since inception we have raised
$42.1 million of equity from our shareholders. In addition, we have entered into a number of capital lease agreements totaling $8.0 million to finance the acquisition of our scientific and computer equipment. As of March 31, 2000, we have made capital repayments on these leases totaling $3.9 million.

    As of March 31, 2000 we had cash and cash equivalents of $13.4 million compared to cash and cash equivalents of $12.2 million at March 31, 1999. This increase reflects receipt of the proceeds from our equity financings completed in March 1999 and December 1999. As at March 31, 1999 we had cash and cash equivalents of $12.2 million compared to cash and cash equivalents of $0.7 million at March 31, 1998. This increase was principally due to the receipt of the proceeds from an equity financing completed in March 1999. Our funds are invested in British pound term deposits with HSBC.

    We expect our cash and cash equivalents, together with the proceeds from this offering, our operations and interest income earned, to be sufficient to fund our operations for at least the next 12 months. The adequacy of our available funds will depend on many factors, including scientific progress in our research and development programs, the magnitude of those programs, our commitments to existing and new clinical collaborators, our ability to establish commercial and licensing arrangements, our capital expenditures, market developments and any future acquisitions. Accordingly, we may require additional funds and may attempt to raise additional funds through equity or debt financings, collaborative agreements with commercial partners or from other sources.

    In February 2000, we established a $5.0 million line of credit for capital equipment financings with Hewlett Packard International Bank. We have drawn a total of $2.0 million against this line of credit. Interest is repayable quarterly at 10.7% per annum over the four year period of the lease, which has a capital repayment holiday for the first 18 month period. We have no commitments for any additional financings. In connection with entering into this line of credit, we have granted Hewlett Packard International Bank warrants to purchase 40,000 ordinary shares and have agreed to grant them additional warrants to purchase up to 80,000 additional ordinary shares. Hewlett Packard International Bank has until February 21, 2003 to exercise its outstanding warrants and may do so by providing us with notice of its intention to exercise the warrants as well as by paying an exercise price of L0.05 ($0.08) per ordinary share. Any excess of the market value over the exercise price of the ordinary shares will have an adverse impact on our statement of operations.

    Our capital expenditures totaled $1.0 million, $1.1 million and $0.7 million in the years ended March 31, 1998, 1999 and 2000, respectively. In each period these expenditures consisted principally of the purchase of laboratory equipment and information technology.

IMPACT OF INFLATION

    The impact of inflation and changing prices on our operations was not significant during the periods presented.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve capital while at the same time maximizing the income we receive from our investments without significantly increasing risk. We currently maintain our portfolio of cash and cash equivalents by investing in term deposits of varying lengths, between one day and one year. In the future, some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the fair value of the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the fair value of the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our investment portfolio in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. Due to the short term nature of these and our current investments, we believe we have no material exposure to interest rate risk arising from our investments.

FOREIGN CURRENCY RATE FLUCTUATIONS

    The functional currency of our operating subsidiaries are British pounds and Swedish kronor. In accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION we translate Swedish kronor to British pounds for balance sheet accounts using the exchange rate in effect at the balance sheet date and for revenues and expense accounts at the average exchange rate during the period. The effects of translation are recorded as a separate component of shareholders' equity. We translate our consolidated financial statements from British pounds, our functional currency, to U.S. dollars, for reporting purposes. Fluctuations in the rate of exchange of the British pound relative to the U.S. dollar will affect period-to-period comparisons of our reported results.

    We have not taken any action to reduce our exposure to changes in foreign currency exchange rates, such as options or futures contracts, with respect to any transactions.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS. This statement changes the previous definition of derivative, which focused on freestanding contracts such as options and forwards, including futures and swaps, expanding it to include embedded derivatives and many commodity contracts. Under the statement, every derivative is recorded in the balance sheet as either an asset or a liability measured at its fair value. The statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not anticipate that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

    We are a clinical genomics company that uses clinical and medical information as a starting point to identify relationships between genes and human health and disease. We expect that our discoveries will provide us with licensable products which pharmaceutical and diagnostic companies will use in drug discovery and/or gene-based diagnostic applications. We already have comprehensive and diverse clinical and genetic resources collected for us by our clinical collaborators from human volunteers and databases and other biological information management and analysis (or bioinformatic) systems as well as the additional resources provided by our technology collaborators, which include Celera Genomics (a division of PE Corporation), Qiagen Genomics, Large Scale Proteomics, CuraGen and Sequenom.

OUR BUSINESS STRATEGY

    Our goal is to become the leading clinical genomics company by using our comprehensive clinical and genetic resources, together with our databases and bioinformatic systems, to discover disease genes and proteins and generate revenues from licensing our discoveries to the pharmaceutical and diagnostics industries for use in the development of drugs and diagnostics.

    In order to achieve this goal we intend to:

    - CONCENTRATE ON IDENTIFYING DISEASE GENES AND PROTEINS APPLICABLE TO THE TREATMENT OR DIAGNOSIS OF COMMON HUMAN DISEASES. Our primary objective is to identify genes and proteins that can lead to the development of drugs or diagnostics for common human diseases such as cardiovascular disease, diabetes, osteoporosis and central nervous system disorders. This objective ensures that our products are targeted at the largest potential drug and diagnostics markets. We have already licensed an osteoporosis disease gene patent to both Affymetrix and Axis-Shield for the development of their respective gene-based diagnostic tools.

    - EXPAND OUR GENETIC AND PROPRIETARY CLINICAL AND BIOLOGICAL RESOURCES. We have developed one of the most comprehensive and diverse collections of clinical information and biological samples in the world. We already have clinical information and biological samples from a number of different groups, comprising twin populations, disease affected populations and patients in clinical trials, from countries including the United Kingdom, Sweden, China and Australia, and have recently strengthened our resources by entering into a letter of intent to establish a joint venture that would give us access to a geographically isolated population in Newfoundland, Canada. We intend to continue to expand our clinical resources. Our planned expansion will increase the number of ethnic groups represented in our data resources and the number of diseases about which we can extract information. We believe these expanded resources will enable us to maintain a significant competitive advantage by ensuring that we are a preferred partner of pharmaceutical, biotechnology and diagnostic companies for the discovery of drug targets and gene-based diagnostics. We expect that we will use some of the proceeds from this offering to pursue additional clinical collaborations.

    - ENHANCE OUR INFORMATION TECHNOLOGY AND BIOINFORMATIC SYSTEMS. In addition to the information we collect from our clinical collaborators and our technology alliances, we access the rapidly growing amount of genetic data available in the public domain through the Internet. As a result, our ability to collect, manage, screen, integrate and analyze these growing information resources is becoming increasingly important. Accordingly, we expect to use some of the proceeds from this offering to continue to enhance our information technology and bioinformatic systems to better capture and use these resources.

    - MAXIMIZE OUR REVENUES FROM THE COMMERCIALIZATION OF OUR DISCOVERIES BY RETAINING CONTROL OVER OUR GENE DISCOVERY PROCESS. Our sophisticated databases and other bioinformatic systems help us to maximize our revenues by enabling us to analyze our own data and retain and refine our disease gene discoveries for later-stage licensing rather than entering into early stage collaborations with pharmaceutical companies. Typically, pharmaceutical companies enter early stage collaborations by funding initial research in exchange for a significant share of future revenues and often exclusive use of the discovered gene for a particular disease and restrictions on other uses of the discovered gene. Retaining control over our disease gene discovery process maximizes our ability to eventually generate multiple and higher value revenue streams from licensing one or more disease genes for use in multiple disease and/or product areas. In addition, this control allows us to use our biological samples and clinical data to enter into alliances with pharmaceutical and biotechnology companies for other discovery processes such as novel protein discovery.

    - PURSUE ADDITIONAL STRATEGIC INVESTMENTS, ACQUISITIONS AND PARTNERSHIPS THAT ALLOW US TO ENHANCE REVENUES. We intend to pursue additional strategic investments and acquisitions. We will target opportunities to acquire complementary technologies in order to broaden and enhance our product offerings and increase our revenues. While we regularly evaluate strategic investment, acquisition and partnership candidates, we do not have any present agreements or commitments for any of them. Any of these agreements or commitments could require us to expend considerable financial resources. We also intend to pursue strategic partnerships and alliances with other genomics and biotechnology companies with technologies that will enable us to conduct our gene discovery process more rapidly. We have entered into technology alliances with Celera Genomics, Qiagen Genomics, Large Scale Proteomics, CuraGen and Sequenom for this purpose.

INDUSTRY BACKGROUND

DRUG DISCOVERY AND DEVELOPMENT

    Diseases are the result of disturbances or abnormalities in the systems (which are also known as pathways) that regulate human cells. The activities of all of these pathways throughout the body are referred to as human physiology. These pathways are partially comprised of proteins, which are produced by genes within each cell. Drugs generally exert their effects by interacting with some of these proteins (proteins in this context are called drug targets) to restore the normal functioning of the disease-affected pathways. Historically, drug discovery was a trial and error process. In response to increasing competitive pressures to discover and develop new and more innovative drugs in a more rapid and cost effective manner, pharmaceutical and biotechnology companies have recently made significant advances in technologies which enable the rapid testing of large numbers of chemical compounds against many proteins and other potential drug targets.

    The current drug discovery process still remains time consuming and costly, in part because of the difficulty and complexity of identifying and understanding the physiological functions of drug targets using traditional methods. Recent advances in the study and sequencing of the human genome could lead to a better understanding of human physiology at the genetic level and the physiological function of drug targets, allowing a more focused drug discovery effort.

THE HUMAN GENOME, DNA, DISEASE AND HUMAN GENOMICS

    The human genome is all of the genetic information which comprises an individual. Much of the human genome determines the functioning of all of an individual's cells, which, in turn, determines all human physiology, such as metabolism, susceptibility to disease and reactions to certain drugs.

    - The human genome is organized into 23 pairs of chromosomes.

    - Each chromosome is a continuous double-stranded molecule of deoxyribonucleic acid, which is called DNA.

    - DNA consists of four different types of chemical building blocks, which are called nucleotides.

    - The order of these nucleotides is called the DNA sequence, and this sequence and its variations determine the inherited characteristics of each living organism.

    - A variation from one individual to another in a single nucleotide of the DNA sequence is referred to as a single nucleotide polymorphism, or a SNP.

    An individual's DNA consists of approximately 3 billion nucleotide pairs, which are organized into approximately 100,000 genes located throughout the chromosomes. All cells contain a full copy of an individual's DNA, but each type of cell uses only those genes necessary for its specific function. When a gene is used, a copy of its DNA sequence functions as a blueprint to make a protein. DNA sequences also help to determine where a protein is made and in what quantities. DNA variations can change the properties of a protein, or where, when or how much of a protein is produced. Since proteins direct the functioning of cells and ultimately determine the growth and health of the individual, DNA variations can change the properties of a protein, and this can cause disease or contribute to an individual's susceptibility to disease.

    Human genomics is the study of genetic information and its relationship to disease. Its use in identifying drug targets for use in drug development is a relatively new and evolving field. Industry analysts expect that the more complete understanding of human physiology that genomics engenders will enable the more rapid development of drugs and other products to treat and diagnose diseases. We expect that the completion of an initial map of the human genome, which will reveal the entire sequence of the human genome and the identity and organization of all the human genes, will facilitate these advances. Efforts began to determine the sequence of the human genome in the mid-1980s. We expect that the Human Genome Project, coordinated by the international scientific and academic Human Genome Organization, will produce a rough draft of the human genome during 2000, and a complete draft in several years. Celera Genomics has announced that it will produce a complete sequence of the human genome ahead of the Human Genome Project.

THE USE OF GENOMICS IN GENE AND DRUG DISCOVERY

    Identifying genes is only the first step in using genomics to understand human health and to treat diseases. The next step is to analyze this raw genetic data together with clinical data in order to understand the specific functions of individual genes and how these genes interact with the rest of the genome to cause, or predispose an individual to, a particular disease. In part, this understanding is achieved by analyzing the proteins produced by the relevant genes, the interactions between those proteins and the influence of environmental factors. Although the Human Genome Project, Celera Genomics and others have identified the sequence of many thousands of genes, relatively few have had their function or relationship to diseases identified. By identifying links between certain genes and diseases, genomics offers pharmaceutical and diagnostic companies the potential of a greater number of more specific drug and diagnostic targets.

THE LIMITATIONS OF CURRENT GENOMIC GENE DISCOVERY SYSTEMS

    To date, genomics-based research has only led to a few diagnostic tools and no drugs for common human diseases. Common diseases, such as cardiovascular disease, diabetes and central nervous system disorders, are generally not caused by a single gene but by multiple genes and are further influenced by environmental factors. In addition, some genes can affect more than one disease. For example, a gene that could cause high blood pressure could also cause osteoporosis. Many gene discovery approaches analyze populations of disease-affected individuals. In general, these approaches determine the links between certain genes and a particular disease. This limits the ability to identify the involvement of the gene in other diseases in which it may have an important role. Moreover, genomics companies traditionally use this approach in partnership with pharmaceutical companies, which have funded discovery programs in exchange for a significant share of future revenues and often exclusive use of the discovered gene for a particular disease and restrictions on other uses of the discovered gene. This limits the ability of some genomics companies to maximize revenues.

THE GEMINI APPROACH

OUR SCIENTIFIC STRATEGY

    As a clinical genomics company we focus on clinical and medical information as the starting point in our search for disease relevant genes. We believe that collecting and analyzing detailed clinical and genetic data relating to the presence or risk of disease is more effective in discovering disease relevant genes than focusing on genetic data alone. This is because clinical data also allows us to identify individuals who are, or show risk traits of becoming, affected by disease and their relevant clinical measurements. This information allows us to conduct a more focussed search of genetic data by looking for genes and SNPs that are shared by individuals affected by some disease or with risk traits in common. Our scientific goal is to identify the specific function of genes and SNPs that relate to common human diseases. We do this by analyzing extensive, high quality clinical measurements and genetic samples of volunteers. Our clinical collaborators collect and provide to us on an anonymous basis clinical measurements and genetic samples from different groups of volunteers: twins, disease-affected individuals, geographically isolated populations and participants in drug trials.

    We integrate the clinical measurements and genetic information derived from these samples into our databases. Our in-house software engineers and scientists have customized these databases using computer-aided software engineering systems. We then use these databases and our biological information management and analysis (which is also known as bioinformatic) systems to:

    - analyze our clinical and genetic data;

    - find associations between genes and common diseases; and

    - verify our findings using data from a separate volunteer group.

    The graphic below illustrates our scientific strategy.

                                    [CHART]

    An example of this process was our collaboration with Kyowa Hakko Kogyo. In this collaboration we analyzed a gene Kyowa Hakko Kogyo had identified in an animal model as related to a number of age-related diseases, such as osteoporosis, emphysema and skin aging. We were able to identify common SNPs in the human form of the gene and found that one end of the gene is associated with diabetes and obesity risk factors while the other end of the gene is associated with osteoporosis. Kyowa Hakko Kogyo was then able to file a patent application covering the use of the gene for the diagnosis, treatment and prediction of response to treatment of these two diseases.

OUR CLINICAL RESOURCES AND OUR TECHNOLOGY PLATFORM

OUR CLINICAL RESOURCES

    We have access to clinical data and genetic samples from several million people recruited by our clinical collaborators in various parts of the world, including the United Kingdom, Sweden, Australia and China. These resources include information from long-term studies which, in some instances, have been collected over a 20 year period. For our current research programs, we have selected and are presently analyzing DNA samples and clinical data on almost 30,000 twins and disease-affected individuals. This analysis has yielded approximately four and one-half million clinical and genetic measurements, which we expect to increase rapidly as we continue analyzing our existing data and as our clinical resources expand. We believe the size, diversity and quality of our clinical collaborations and resources would be both very expensive and time consuming to replicate.

    Our clinical collaborators collect clinical measurements and genetic samples from volunteers and provide us with them on an anonymous basis. Together with our clinical collaborators, we select the clinical parameters (which are also called phenotypes) to measure from volunteers and agree upon the use of standard protocols and other procedures. For example, twins undergo testing on hundreds of phenotypes through a comprehensive medical examination involving several hours of biochemical, physical and physiological tests, including X-rays, magnetic resonance imaging (MRI) scans and a test yielding precise data on bone density and fat mass. The extent of clinical measurements taken from disease-affected individuals depends upon the disease concerned. Blood, urine and DNA samples are collected, analyzed and stored for all volunteers. Serum is extracted from the blood and analyzed to provide information on a wide spectrum of hormones and proteins. We maintain these biological samples in cold storage in the event that we or our technology collaborators or customers require additional data on phenotypes we do not already track. By managing a program of repeat visits of volunteers with our clinical collaborators, we also have access to studies that evaluate the same clinical measurements throughout a range of ages in the same individuals.

    Although our agreements with our clinical collaborators are each individually negotiated, in general we provide funding for the collection of clinical measurements and genetic and other biological samples, the transfer of these resources to us and in some cases further analysis of these measurements and samples by our collaborators. Our funding is provided either on a per sample or per volunteer basis or is provided on a total project basis with a pre-agreed budget. In all cases, our funding is directed towards the delivery to us of agreed information and samples. In general, we retain exclusive commercial rights to the clinical data and samples obtained for us by our clinical collaborators. Our agreements with our clinical collaborators also specify the research program that will be performed.

    We significantly increased our collection of clinical samples and our ability to access further clinical data through our recent acquisition of Eurona. Based in Sweden, Eurona has entered into clinical collaborations with university and medical institutions that provide access to several million tissue samples and genetic materials from volunteers affected by a range of diseases.

    We focus on taking clinical measurements relevant to common human diseases in which pharmaceutical companies are looking for drug targets. These disease groups are summarized below:

    - Bone: OSTEOPOROSIS, OSTEOMALACIA

    - Cardiovascular: HYPERTENSION, DYSLIPIDAEMIA, CARDIAC FUNCTION, ATHEROSCLEROSIS

    - Central Nervous System Disorders: ANXIETY AND DEPRESSION, COGNITION, ALZHEIMER'S DISEASE, SCHIZOPHRENIA

    - Dermatology: PSORIASIS, NAEVI AND MELANOMA

    - Haematology: THROMBOSIS, COAGULATION, HAEMOGLOBINOPATHY

    - Immune: AUTOIMMUNE DISEASES, ECZEMA

    - Metabolic: DIABETES, OBESITY, LIVER DISEASE, THYROID DISEASE

    - Oncology: FAMILIAL CANCERS

    - Respiratory: ALLERGY, ASTHMA, PULMONARY DYSFUNCTION, CHRONIC OBSTRUCTIVE PULMONARY DISEASE

    - Rheumatology: OSTEOARTHRITIS, RHEUMATOID ARTHRITIS, RAYNAUD'S DISEASE

OUR DIVERSE POPULATIONS

    We have gathered data on a number of different population groups, including twins, disease-affected individuals and patients in drug trials. We have recently strengthened our resources by entering into a letter of intent to establish a joint venture that will give us access to a geographically isolated population in Newfoundland, Canada. We are continually expanding our access to populations to increase the number of ethnic groups represented in our data resources and the number of diseases about which we can extract information in order to broaden the applications and markets for our products.

OUR TWIN POPULATIONS

    Twins, whether identical or non-identical, are valuable for studying human disease because they are siblings of the same age who share, to a considerable extent, the same environmental influences. Analyzing twins allows us to eliminate age as a potential factor when evaluating clinical differences between two siblings. For example, in considering two sisters with a five year age difference, the older sister might have a higher cholesterol measurement than the younger sister. However, unless a follow-up study on the younger sister is conducted five years later, age cannot be eliminated as a factor when evaluating whether the difference in cholesterol level is genetic or age-related. Using twins reduces the complicating effects of age and provides a very useful method of looking for the genetic contribution to the clinical differences in measuring the risk of disease.

    Identical twins share the same genes whereas non-identical twins share on average half their genes. A comparison of the similarities and differences existing between identical and non-identical twins allows us to measure the contribution of the genetic influence on a clinical measurement and also how the environment may modify this genetic effect. Because identical twins share the same genes, any difference in clinical measurements must be due to environmental differences. For example, we have used this approach to identify and quantify important environmental effects on fat distribution, including the effects of smoking, alcohol consumption and estrogen replacement. Because the genetic differences between pairs of non-identical twins are comparable to those between other sibling pairs but without the age difference, we can study the relationship between these genetic differences and various clinical measurements. We use this approach to identify the gene or genes involved in determining a clinical measurement and confirming a disease gene association.

    The twins selected for study are representative of the general population and are not selected for any particular disease. With these twins, we analyze a large number of clinical measurements that relate to the risk of disease. By analyzing genes and clinical measurements related to the risk of a broad range of diseases in thousands of twins, we are able to look for genes that play a role in different common diseases, including cardiovascular disease, diabetes and central nervous system disorders.

    The table below summarizes our principal clinical collaborations which provide us with data and samples on twins.

            CLINICAL COLLABORATOR                               DESCRIPTION
---------------------------------------------  ---------------------------------------------
Twin Research Unit, St. Thomas' Hospital,      Twins undergo a four to six hour assessment
  London, England.                             and in some cases have a follow-up assessment
                                               two to four years later.

Institute of Bone and Joint Research, Royal    This collaborator performs a very similar
  North Shore Hospital, Sydney, Australia      assessment to St. Thomas' Hospital, but also
                                               includes heart scan measurements.

Program for Population Genetics, School of     This collaborator collects clinical data
  Public Health, Harvard University, United    similar to St. Thomas' Hospital on 5,000
  States (conducted through First Anqing       identical and non- identical Chinese twin
  Hospital, Anhui Province, China)             pairs.

    In general, we retain exclusive commercial rights to the clinical data and samples obtained for us by our clinical collaborators conducting research on our twin populations.

OUR DISEASE-AFFECTED POPULATIONS

    Our clinical collaborators collect data on disease-affected individuals, including siblings, families and unrelated populations that suffer from the same disease, including participants in drug trials. We can analyze this data to identify genetic variations that occur frequently within the group. This approach is particularly useful for us to explore further discoveries made in our twin populations and for diseases for which there are no known measurable risk factors, such as schizophrenia and dementia, and are not amenable to analysis using our twin approach.

    The table below summarizes our principal clinical collaborations which provide us with data on disease-affected individuals.

                   CLINICAL COLLABORATOR                              DISEASE GROUP
------------------------------------------------------------  ------------------------------
Twin Research Unit, St. Thomas' Hospital, London, England     Osteoporosis

Queensland Institute of Medical Research, Brisbane,           Depression and Anxiety
  Australia

Professor Hans Lithell, Department of Geriatrics, University  Cardiac and Metabolic Disease
  of Uppsala, Sweden

Department of Neuroscience and Psychiatry, University of      Depression and Schizophrenia
  Uppsala, Sweden

Division of Molecular Toxicology, Karolinska Institute and    Drug Metabolism
  Huddinge Hospital, Stockholm, Sweden

Department of Pathology and Cytology, Central Hospital,       Oncology
  Falun, Sweden.

    In general, we retain exclusive commercial rights to the clinical data and samples obtained for us by our clinical collaborators conducting research on our populations of disease-affected individuals, even after termination of the agreements we have with them.

GEOGRAPHICALLY ISOLATED POPULATIONS

    Isolated populations, sometimes due to geographical isolation, are populations which have grown out of an initially small number of people who settled together. Over time these populations tend to have higher incidences of certain diseases. The higher incidences of these diseases and the lower level of other background genetic variations make these populations particularly useful in discovering the genes affecting such diseases. We can confirm our discoveries in isolated populations, which may not be representative of wider populations, by using data and samples from our twin and disease-affected populations.

    We have entered into a letter of intent for the establishment of a joint venture that will give us access to clinical and genetic information on a geographically isolated population in Newfoundland, Canada, where there tends to be very large families with well defined family origins and with higher than normal incidences of a number of diseases. We will continue to explore opportunities to gain access to other isolated populations.

CLINICAL DATA COLLECTION

    We collect our clinical measurements and genetic and other biological samples through a number of relationships with clinical collaborators. Each relationship is governed by an agreement that generally provides for the collection and delivery of DNA, blood and urine samples and clinical measurements. We have attempted to ensure that all clinical data and genetic and other biological samples we receive have been collected by our clinical collaborators from volunteers on an anonymous basis and with appropriate consents for purposes which extend to cover our gene discovery programs and other activities. We have also sought to ensure that the volunteers from whom our data and samples are collected do not retain or have conferred upon them any proprietary or commercial rights to the data or samples or any discoveries derived from them. The collection of measurements and samples from our volunteers, and their consents, occur as part of a study that is reviewed by the institutional review board or ethics committee that supervises the hospital or clinic where the collections are taken. In certain studies, an independent review board is consulted.

    Each clinical collaborator assesses volunteers according to standard protocols and procedures which we have approved. We ensure high standards of compliance with these procedures by regularly conducting audits at randomly selected locations. Our clinical data management staff oversees the integrity and accuracy of data collected. Duplicate copies of all data are maintained at one or more additional sites. We believe that our careful attention to maintaining high standards of compliance with our standard operating procedures is a valuable aid in ensuring the quality of our clinical data and genetic samples.

    In all instances, our clinical collaborators are permitted and encouraged to undertake their own research on data collected and (subject to obtaining our consent) publish such research. In general, all commercial rights arising from any such research belong to us, or we have the first option to commercialize such research.

OUR INFORMATION TECHNOLOGY AND DATA AND SAMPLE MANAGEMENT

    All aspects of our biological sample and clinical data management and our statistical analysis of these samples and data are performed through our:

    - databases, which store our clinical and genetic information; and

    - other biological information management and analysis (or bioinformatic) systems, which allow us to analyze and interpret our clinical and genetic data through the use of sophisticated algorithms.

    These integrated systems are critical to our gene discovery programs and enable us to perform rapid statistical analysis on large volumes of clinical and genetic data. We have a team of nine bioinformatics specialists and seven software engineers to further develop these systems.

ANALYSIS AND STORAGE OF BIOLOGICAL SAMPLES

    We check and log all biological samples supplied to us by our clinical collaborators into a database which is integrated into our sample management system. Once samples have been labeled with individual bar-code identifiers, they are stored for genetic screening. We randomly check our DNA samples in storage for purity and remove any contaminated samples from the system. Genetic screening consists of analyzing standard genetic markers on the DNA obtained from each human subject. These markers consist of DNA sequences at known locations in the human genome that vary between individuals. We enter the variant DNA sequence data for each individual into the database which integrates it with clinical measurements taken on the same subject. We analyze samples using robotic systems and use bar-coding to enable the database to track the sample through the automated analysis process and to ensure continued access to biological samples in case we also need to analyze proteins and other non-genetic markers that may relate to diseases.

BIOINFORMATICS AND STATISTICAL ANALYSIS

    Bioinformatics is the use of computers and sophisticated algorithms to store, analyze and interpret large volumes of biological data. This is an essential tool that helps us effectively utilize our pool of clinical and genetic data, including gene sequence, protein and other genetic information accessed from both public and private databases. We have developed an in-house bioinformatics capability that enables us to exploit the data on the rapidly growing databases within our gene discovery programs. This in-house capability allows us to minimize the extent to which we need to rely upon other companies for analytical technologies.

    Statistical analysis is an important component of our gene discovery approach. We use several complementary statistical tools to quantify the effect of genetic variation on human physiology and disease. We test common SNPs in genes of interest for associations with diseases, phenotypes or drug responses. We take any associations we find as evidence that the polymorphism is either:

       - related to the relevant disease, phenotype or drug response; or

       - located closely on the same gene to a polymorphism that is related to the relevant disease, phenotype or drug response.

    We attempt to replicate our findings in our other populations to confirm any associations that we identify.

OUR PRODUCT OFFERINGS

    We analyze human clinical and genetic information from a number of human populations in order to identify the role of genes, SNPs and proteins in common human diseases. We have identified over 100 chromosomal regions which, based on our analysis, we believe harbor disease genes. We believe that identifying disease genes in-house is preferable to entering early stage collaborations with pharmaceutical companies, which typically are secured by genomics or other biotechnology companies to fund early stage research in return for giving the pharmaceutical company a significant share of future revenues and often exclusive use of the discovered gene for a particular disease and restrictions on other uses of the discovered gene. We retain control over our disease gene discovery process to maximize our ability to generate multiple revenue streams from licensing one or more disease genes for use in multiple disease and/or product areas.

LICENSING OF NOVEL GENE DISCOVERIES AND ASSOCIATIONS

    Our principal product offering is the discovery of a disease gene (which we call a novel gene discovery), which can form the basis of a drug discovery program undertaken by a pharmaceutical company in a specified disease area or the development of a diagnostic tool. A novel gene association is the discovery of a disease gene as well as factors which imply that a gene-based drug or diagnostic could be developed to interfere with the pathway affected by the disease gene. Our patent applications are based on the association of a particular gene with a clinical risk trait for a common disease. We have already successfully licensed our patent for the osteoporosis disease gene, COL1A1, as the first major osteoporosis genetic diagnostic, to both Affymetrix and Axis-Shield.

    For each disease gene patent we receive, we anticipate granting licenses to develop drugs and diagnostics in a particular disease area. By doing this, we will retain control over the disease gene and the right to license it for applications in other disease areas. In addition we may restrict the use of those products, such as the format of a diagnostic kit, as in our agreements with Affymetrix and Axis-Shield, or, in the case of a drug, the drug target which the drug may use.

LICENSING OF NOVEL PROTEIN DISCOVERIES

    We can also use our large repository of clinical samples to discover proteins that genes produce (which we call a novel protein discovery) which are also of therapeutic and diagnostic value. We intend to use our clinical population data to discover proteins that are associated with common diseases and can be used as drug targets in drug development. We have already entered into an agreement with Large Scale Biology, a company with protein discovery and identification technology, to identify proteins that are susceptible to environmental influences and are associated with particular disease risk factors. While we have not yet licensed any novel protein discoveries, we expect that a number of these proteins will be suitable drug targets which can be licensed in the same way as disease genes, with broadly similar patent rights.

    When licensing a gene or protein discovery, we expect to receive up-front fees, milestone payments and product royalties. Milestone payments typically are paid over five to seven years upon the occurrence of specific events, or milestones, as a product based on a licensed discovery advances through the drug or diagnostic discovery and development process. These payments depend on the success of the development program. Accordingly, we will seek to ensure that development rights revert to us if a development program does not proceed on the agreed timetable. Product royalties typically are a percentage of the revenues derived from the sales of products using a licensed discovery and often specify minimum annual payments.

GENE VALIDATION SERVICE

    Although not our prime focus, when we are approached by another company seeking access to our clinical resources and expertise, we may perform candidate gene and polymorphism testing and validation services. Under this service model, we verify associations between disease states and the candidate target genes provided by our customers. In this field, any resulting intellectual property rights remain with the customer.

COMMERCIAL RELATIONSHIPS

    In connection with the development and licensing of our products, we have entered into a number of commercial relationships with other genomics, pharmaceutical, diagnostic and biotechnology companies. These relationships encompass:

    - TECHNOLOGY ALLIANCES WITH OTHER GENOMICS AND BIOTECHNOLOGY COMPANIES TO HELP US DISCOVER NOVEL GENES, GENE ASSOCIATIONS OR PROTEINS MORE RAPIDLY. Through these alliances, we contribute clinical data and gain access to sophisticated technologies in order to co-discover with our technology collaborator a novel gene, gene association or protein. The goal of these alliances is to jointly discover a product more rapidly than either of us could alone for patenting and then licensing to pharmaceutical or diagnostic companies for the further development of drugs or diagnostics. We have already entered into technology alliances with Celera Genomics, Qiagen Genomics, Large Scale Proteomics, CuraGen and Sequenom. Although each of our technology alliances has been individually negotiated, we and our technology collaborator typically each are responsible for a portion of the costs of the research involved and each receives a percentage of the revenues generated by the licensing of our discoveries.

    - GENE LICENSING OF OUR PATENTS ON DISEASE GENES TO PHARMACEUTICAL AND DIAGNOSTIC COMPANIES. When licensing a gene or secreted protein discovery, we expect to typically receive up-front fees, milestone payments and product royalties. In some circumstances our clinical collaborators may receive a portion of these royalties. We have already successfully licensed the patent for our osteoporosis disease gene, COL1A1, as the first major osteoporosis genetic diagnostic to both Affymetrix and Axis-Shield. Although these two licenses were each granted on individually negotiated terms, in general they provide for up-front fees and milestone payments as well as product royalties payable to us based on a percentage of total sales of products using our patents, with minimum annual payments specified. With respect to our COL1A1 patent, we share our net revenues with the University of Aberdeen.

    - GENE VALIDATION SERVICES. We have performed gene validation services for Kyowa Hakko Kogyo, which has filed a patent application with respect to the genetic region we were retained to analyze. We performed these services in exchange for a fee. We have no rights to the patent they filed.

    The table below summarizes our current commercial relationships.

            COMPANY                   PRODUCT AREA                         DESCRIPTION
-------------------------------  -----------------------  ----------------------------------------------
Celera Genomics                  Novel gene discoveries   Celera provides gene sequence, SNP and gene
                                                          identification technologies for gene
                                                          discoveries within regions chosen by us.

Qiagen Genomics                  Novel gene associations  We provide our integrated clinical genetic technology platform and Qiagen Genomics
                                                          provides DNA analysis using its proprietary
                                                          mass spectrometry technology to identify novel
                                                          gene associations in obesity.

Large Scale Proteomics           Novel protein            We provide our sample resources and associated
                                 discoveries              clinical data and Large Scale Proteomics
                                                          provides proprietary gene discovery technology
                                                          to identify the link between novel proteins
                                                          and diseases.

CuraGen                          Novel gene associations  We provide our sample resources and associated
                                 and drug target          clinical data and CuraGen provides its
                                 identification           technology including thousands of SNPs in
                                                          protein-coding regions that may have
                                                          associations with disease.

Sequenom                         Novel gene associations  We provide our sample resources, associated clinical data and bioinformatics expertise.
                                                          Sequenom provides automated assay design and
                                                          validation of these samples, including up to
                                                          240,000 SNPs from the public domain. We work
                                                          together to identify particular SNPs
                                                          associated with specific diseases.

            COMPANY                   PRODUCT AREA                         DESCRIPTION
-------------------------------  -----------------------  ----------------------------------------------
Affymetrix                       Gene licensing           We have granted Affymetrix a worldwide license
                                                          under the COL1A1 patent to develop a
                                                          diagnostic assay based upon their proprietary
                                                          technology.

Axis-Shield                      Gene licensing           We have granted Axis-Shield a worldwide
                                                          license under the COL1A1 patent to develop a
                                                          diagnostic assay based upon their proprietary
                                                          technology.

AGREEMENTS WITH THIRD PARTIES

TECHNOLOGY ALLIANCES

    We enter into technology alliances with third parties to jointly discover disease genes or novel gene associations more rapidly. Although we have not generated any revenues directly from the agreements with our technology collaborators, we expect that our technology alliances will assist us in discovering disease genes, novel gene associations and novel proteins that can be licensed and thereby generate future revenues. Under each of these agreements, there are provisions which govern how we and our technology collaborators will share those revenues.

    CELERA GENOMICS. On September 1, 1999, we entered into a research collaboration agreement with Celera Genomics to jointly discover genes and SNPs and other genetic variations in specially selected regions of the human genome. Under the non-exclusive agreement, we provide clinical data and samples and Celera Genomics provides information about the DNA sequence and SNPs relevant to the selected regions. We will jointly own with Celera Genomics any intellectual property rights to any disease genes or disease related SNPs discovered and will share with Celera Genomics revenues received from licensing discoveries to third parties, after the reimbursement of some agreed costs. The agreement has a term of two years and may be terminated by either of us if there is a material breach by the other that is not cured.

    QIAGEN GENOMICS. On September 28, 1998, we entered into a research collaboration agreement with Qiagen Genomics (formerly Rapigene) to identify genes and genetic variations related to obesity. Under the non-exclusive agreement, each of us is responsible for our own costs, although we will reimburse Qiagen Genomics for some agreed out-of-pocket costs. We will jointly own with Qiagen Genomics any intellectual property rights to any discoveries and will grant various licenses to each other governing the terms on which those discoveries will be commercialized. The agreement had an initial term of 12 months, which could be and has been extended by mutual agreement, and may be terminated by either of us if there is a material breach by the other that is not cured.

    LARGE SCALE PROTEOMICS. On February 12, 1999, we entered into a collaboration agreement with Large Scale Proteomics (formerly Large Scale Biology) to identify drug targets by analyzing proteins and their relationship to indicators of diseases. Under the agreement, we provide samples and use our clinical data from selected identical twin pairs and Large Scale Proteomics conducts protein analysis. The agreement is exclusive with respect to the use of Large Scale Proteomics' technology on identical twins only, and non-exclusive with respect to our use of other proteomics technologies. We are each responsible for our own costs. Large Scale Proteomics has the initial right to file and maintain patent applications relating to discovered drug targets; if Large Scale Proteomics does not file and maintain such applications, those rights revert to us. Each of us is required to make payments to the other following the commercialization of our patents and patent rights under the agreement. The agreement terminates when no further payments are required to be made to either of us. Large Scale Proteomics may terminate the agreement following notice to us given within 120 days of the conclusion of the joint research program of its decision not to proceed, or either of us may terminate the agreement if there is a material breach by the other that is not cured or in the event the other is insolvent or in liquidation.

    CURAGEN. On March 23, 2000, we entered into a research collaboration agreement with CuraGen to discover relationships between SNPs and human disease. Under this non-exclusive agreement, we provide clinical data and DNA samples and CuraGen provides SNPs and the genetic analysis of our clinical samples. We will jointly own with CuraGen any intellectual property rights arising from any discoveries, and will grant various licenses to each other which govern the terms on which those discoveries will be commercialized. We are each responsible for our own costs, however we have agreed to reimburse CuraGen a portion of the costs incurred in the genetic analysis of our clinical samples and we will share with CuraGen any costs of using third parties. We will share with CuraGen revenues arising from licenses granted under the agreement. The agreement has an initial term of two years and continues indefinitely unless CuraGen fails to deliver a sufficient quantity of SNPs and we terminate it. Either of us may terminate the agreement if there is a material breach by the other that is not cured.

    SEQUENOM. On March 31, 2000, we entered into a collaboration with Sequenom to discover relationships between SNPs and human diseases, including disease risk traits. Under the non-exclusive agreement, we provide clinical data and DNA samples and Sequenom provides SNPs and the genetic analysis of our clinical samples. We will jointly own with Sequenom any intellectual property rights arising from any discoveries and will share with Sequenom revenues from the licensing of those discoveries after the reimbursement of some agreed costs. The agreement has an initial term of two years and either of us may terminate the agreement if there is a material breach by the other that is not cured.

LICENSE AGREEMENTS

    We have granted two licenses to use our osteoporosis disease gene COL1A1.

    AFFYMETRIX. On June 16, 1999, we granted a license to Affymetrix to use our patents and patent applications relating to the COL1A1 disease gene for use in probe array diagnostics in exchange for license fees and royalty payments. We have generated revenues of $100,000 to date pursuant to the grant of this license and may receive further license fees of up to $750,000 with potential additional royalty payments. Affymetrix is required to use reasonable efforts to commercialize licensed products; if it does not we may make the license non-exclusive. The license terminates upon the expiration of all of our relevant patents unless we terminate it earlier because of a material breach by Affymetrix that has not been cured.

    AXIS-SHIELD. On March 4, 1999, we granted a license to Axis-Shield (formerly Shield Diagnostics) to use our patents and patent applications relating to the COL1A1 disease gene for use in commercial assay diagnostics in exchange for a license fee and royalty payments. We have generated revenues of $78,000 to date pursuant to the grant of this license and may receive an additional milestone payment of L50,000 ($79,600) with potential additional royalty payments. The license terminates upon the expiration of all our relevant patents unless either of us terminates it earlier because of a material breach by the other that has not been cured, the other is insolvent or in liquidation. We may terminate the license if Axis-Shield has not paid any royalties within 90 days of their being due.

SERVICES AGREEMENTS

    We have performed gene validation services pursuant to a services agreement we entered into with Kyowa Hakko Kogyo on December 7, 1998 and completed during the year ended March 31, 2000. Under the services agreement, we performed research on a gene provided by Kyowa Hakko Kogyo and have generated aggregate revenues of $184,000 pursuant to this agreement.

CLINICAL COLLABORATIONS

    We have entered into clinical collaborations with a number of medical, educational, research and scientific institutions in order to collect the clinical data and genetic and other biological samples we use in our gene discovery program. Although our agreements with our clinical collaborators are each individually negotiated, in general we provide funding for the collection of clinical measurements and genetic and other biological samples, the transfer of these resources to us and in some cases further analysis of these measurements and samples by our collaborators. Our funding is provided either on a per sample or per volunteer basis or is provided on a total project basis with a pre-agreed budget. In all cases, our funding is directed towards the delivery to us of agreed information and samples. For the year ended March 31, 2000, the aggregate cost of our clinical collaborations amounted to approximately $4.0 million. We expect that the expense of our current clinical collaborations will remain relatively stable, but that we will incur additional expenses by entering into further clinical collaborations. In general, we retain exclusive commercial rights to the clinical data and samples obtained for us by our clinical collaborators. Our agreements with our clinical collaborators also specify the research program that will be performed.

    QUEENSLAND INSTITUTE OF MEDICAL RESEARCH. On March 31, 1998, we entered into a joint venture agreement with the Council of the Queensland Institute of Medical Research. Under the agreement, the Queensland Institute grants us an exclusive license to use clinical measurements on approximately 10,000 twin and sibling pairs of human volunteers and genetic and other biological samples and we must make agreed payments and give the results of our genetic analysis of biological samples to the Queensland Institute. We have the right to all intellectual property rights arising from the research, although the Queensland Institute has retained some non-commercial rights and is entitled to specified royalty payments relating to any resulting intellectual property. Either of us may terminate the agreement if there is a material breach by the other that is not cured or in the event the other is insolvent or being liquidated.

    PROGRAM FOR POPULATION STUDIES, SCHOOL OF PUBLIC HEALTH, HARVARD
UNIVERSITY. On December 19, 1997, we entered into a sponsored research agreement with the President and Fellows of Harvard College. Under the agreement, Harvard College grants us a non-exclusive license to use clinical samples and measurements from 5,000 sets of twins and we make scheduled payments to Harvard College. Harvard College retains all intellectual property rights arising from its research and we retain all intellectual property rights arising from our research using the data and samples collected (but not using further research on them by Harvard College employees). We also have an exclusive one year option to negotiate an exclusive worldwide license agreement for any patent obtained by Harvard College from the research. The initial term of the agreement is until December 31, 2001, and either of us may terminate the agreement with notice or if there is a material breach by the other that is not cured or circumstances beyond either of our control preclude the research.

    DIVISION OF MOLECULAR TOXICOLOGY, THE KAROLINSKA INSTITUTE AND HUDDINGE UNIVERSITY HOSPITAL. On June 30, 1999, we entered into a research collaboration agreement with Prof. Leif Bertilsson, Division of Clinical Pharmacology at Karolinska Institutet - Huddinge University Hospital, and Prof. Magnus Ingelman-Sundberg, Division of Molecular Toxicology at Karolinska Institutet. Under the agreement, Karolinska Institutet provides us with clinical data and genetic and other biological samples and we provide funding, the genetic analysis of samples and return of identifiable DNA samples, and the storage and updating of information from human volunteers. Karolinska Institutet retains the right to use the data and samples it provides us for its own research studies. Any intellectual property arising from the research belongs to the party that discovers it. If Karolinska Institutet discovers any intellectual property, we have a right of first offer and a right of first refusal to acquire an exclusive license to the rights from the discovery, although we must successfully negotiate a license agreement within four months of exercising that right or negotiations may be terminated. The initial term of this agreement is for three years, and we may extend this term by two years. Either of us may terminate the agreement if there is a material breach by the other that is not cured.

    DEPARTMENT OF PATHOLOGY AND CYTOLOGY, CENTRAL HOSPITAL. On December 12, 1998, we entered into an agreement with the Department of Pathology and Cytology, Central Hospital in Falun, Sweden. Under the agreement, Central Hospital provides us with clinical data and genetic and other biological samples and we provide the genetic analysis of samples and return of identifiable DNA samples, and the storage and updating of information from human volunteers. Central Hospital retains the right to use the data and samples it provides us for its own research studies. In addition, we train the staff of the Central Hospital in conducting the research and reimburse the Central Hospital for reasonable costs incurred under the agreement. The agreement is for a term of five years.

    DEPARTMENT OF NEUROSCIENCE AND PSYCHIATRY, UNIVERSITY OF UPPSALA. On February 2, 1999, we entered into a research collaboration agreement with the Department of Neuroscience and Psychiatry, University of Uppsala. Under the agreement, the Department of Neuroscience and Psychiatry provides us with clinical data and genetic and other biological samples and we provide funding, the genetic analysis of samples and return of identifiable DNA samples, and the storage and updating of information from human volunteers. The Department of Neuroscience and Psychiatry retains the right to use the data and samples it provides for its own research. We have the right to all intellectual property arising from the research program. We also have the right of first refusal to license any intellectual property arising from the Department of Neuroscience and Psychiatry's internal research on identifiable DNA samples returned by us, although we must successfully negotiate a license agreement within six months of exercising that right or negotiations may be terminated. The agreement has a term of three years which we may extend for an additional two years. Either of us may terminate the agreement if there is a material breach by the other that is not cured and the agreement will terminate immediately if a court declares us bankrupt.

    DEPARTMENT OF GERIATRICS, UNIVERSITY OF UPPSALA. On December 12, 1996, we entered into a research collaboration agreement with the Uppsala Hypertension Genomic Research Program under the supervision of Dr. Hans Lithell. Under the agreement, the Uppsala Hypertension Genomic Research Program grants us a non-exclusive license to use specified clinical data and genetic and other biological samples and we provide funding, the genetic analysis of samples and the storage and updating of information from human volunteers. We have the right of first refusal to license all intellectual property rights arising from the research program, although we must successfully negotiate a license agreement within six months of exercising that right or negotiations may be terminated. The agreement has a term of five years.

    TWIN RESEARCH UNIT, ST. THOMAS' HOSPITAL. On March 14, 1996, we entered into a license agreement with Dr. Timothy Spector, Twin Research Unit, St. Thomas' Hospital. Under the agreement, Dr. Spector has granted us an exclusive worldwide license to use specified clinical data and genetic and other biological samples that Dr. Spector has obtained from twin volunteers for commercial purposes in exchange for agreed payments. We may utilize clinical and other information and data collected by Dr. Spector that was funded by grants from the Wellcome Trust to the extent they have been published or are lawfully in the public domain even though this data and information is excluded from the license between Dr. Spector and Gemini. Dr. Spector has rights to use any materials licensed to us for non-commercial purposes incidental to medical practice and science. We have the right to undertake research on the samples and data collected and to retain and commercialize this research. The agreement continues unless terminated by either of us if there is a material breach by the other that is not cured. From January 15, 1998, we entered into sequential annual collaborative agreements with the Twin Research Unit, St. Thomas' Hospital under which the Twin Research Unit provides us with clinical data and genetic and other biological samples from human volunteers and we must make agreed payments of a fee for each human volunteer. The current annual agreement expires on March 31, 2001.

    INSTITUTE OF BONE AND JOINT RESEARCH, ROYAL NORTH SHORE HOSPITAL. We extended an initial agreement of December 1997, on January 1, 2000, when we entered into a collaboration and license agreement with the Institute of Bone and Joint Research and a related service level agreement with Prof. Philip Sambrook. Under the agreements, the Institute of Bone and Joint Research has granted us an exclusive worldwide license to use clinical data and genetic and other biological samples it has collected from twin volunteers in return for our payment of agreed fees and provision of advice and information. We acquire all intellectual property rights in any inventions and information arising from the study, although Prof. Sambrook has retained some rights to use any materials licensed to us for non-commercial research. The collaboration and license agreement has an initial term of two years, which we may extend annually by prior notice, unless either of us terminates it if there is a material breach by the other that is not cured or in the event the other is insolvent or stops paying its debts.

COMPETITION

    The genomics industry is relatively new and the potential rewards it offers have generated substantial interest. To capture these potential rewards, many entities have entered the genomics industry. Although we believe that our clinical resources are among the most comprehensive across the broadest range of disease areas, we currently compete with a number of companies performing similar activities in more targeted areas.

    A number of companies are involved in discovering genes using human populations, which is similar to our approach. These companies include deCode Genetics, Genset, Myriad Genetics, Millennium Pharmaceuticals and Oxagen. Some of these companies collect data from siblings or large families affected with disease, including families affected with rare forms of genetic disease or families from geographically isolated populations, which typically require replication in general population samples. A number of companies, such as Celera Genomics, CuraGen, Human Genome Sciences, Incyte Pharmaceuticals and Millennium Pharmaceuticals, are involved in discovering genes using gene sequencing technologies and equipment and other technologies. We believe our clinical focus and clinical resources will enable us to effectively compete in our market and that many of our competitors' approaches are complementary to our own. Accordingly, we view many of our competitors also as potential collaborators and customers.

GOVERNMENT REGULATION

    Government regulation in the United States, the European Union and other countries significantly affects the collection and use of the DNA samples used in our research programs as well as in the development and commercialization by our customers of drugs and diagnostics based on our gene discoveries.

    Although we do not conduct clinical research programs, we obtain DNA samples through our clinical collaborators. The collection of genetic samples and genetic testing has already raised concerns regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may decide to restrict or regulate the use of genetic information or prohibit testing for a genetic predisposition to certain conditions, particularly for those that have no known cure. The programs of our clinical collaborators are subject to the review of procedures by the ethics committees of the institutions associated with these collaborators. These ethical committees are typically subject to national or local regulations. In general, these regulations follow International

Committee on Harmonization guidelines for good clinical practice regarding the conduct of clinical research programs and require:

    - informing the volunteers in those programs of the risks of the procedures to be performed as part of the program; and

    - obtaining consent to participate in the program from all volunteers.

    The relevant ethical committees approve the protocols and other operating procedures to be followed in the programs and require the volunteers' consent to the intended use of the samples and the protection of the individual identities of the volunteers. Our ability to continue to collect samples and data, therefore, depends on our clinical collaborators' ability to continue obtaining ethical committee approvals.

    Our ultimate commercial success will depend on the ability of our customers to successfully develop and market products based on our discoveries. Our customers will require the approval of the U.S. Food and Drug Administration and similar regulatory authorities in other countries to manufacture and market in those countries any drugs and diagnostics they develop based on our discoveries. The United States, most European countries and other countries impose high standards of review by their regulatory authorities before drugs or diagnostics are approved for use. The regulatory authorities typically require evidence of the product's safety and usefulness from pre-clinical and clinical studies showing the effects and side effects of the product before they will grant approval. This process typically takes a number of years depending on the type, complexity and novelty of the product. These authorities also typically demand ongoing oversight of the product for safety and usefulness after it has been approved and is marketed. In addition, the United States and most European countries have strict regulations which control the:

    - testing;

    - manufacturing;

    - labeling;

    - marketing;

    - supplying; and

    - selling;

of drugs and diagnostics.

INTELLECTUAL PROPERTY

    We regard our intellectual property as vital to the success of our business. To protect our rights in this area, we rely on a combination of patents, confidentiality agreements with our employees, collaborators and others, and restricted physical access to our clinical data and technology platforms.

    A growing number of companies, research and academic institutions, government and government-sponsored entities and other organizations are attempting to identify and patent genes and gene fragments. Patent applications filed in respect of such discoveries must provide sufficient information relating to the uses of the gene or gene fragment sequences in order to satisfy the utility or industrial applicability requirements established in respect of patentable discoveries in the jurisdictions in which the patent applications are pending.

    With respect to discoveries of associations between genes and clinical measurements that relate to disease risk or the disease itself, we have filed and will file patents for the following claims:

    - the treatment of a disease by administration of a drug;

    - the identification of chemical compounds that affect the gene and would be useful as drugs;

    - the diagnosis of predisposition to disease through testing for the presence of a gene; and

    - the diagnosis of a disease through testing for the presence of one or more SNPs at specified positions within a gene.

    Also, where there is evidence to support a patent claim, we will also patent the diagnosis of a response to, or the side effects from, a drug used to treat the disease by identifying the gene affected.

    We have currently filed patent applications based on 12 of our discoveries. For each discovery, we are often able to file patent applications in a number of different countries and for a number of different uses. Our patent applications have resulted in four granted patents in the United States, and we have patents and applications pending in the United States and elsewhere. Generally, U.S. patents have a term of 17 years from the date of issue for patents issued from applications submitted on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. Our four issued U.S. patents will all expire in 2017. Our patents are:

    - Diagnosis of predisposition to osteoporosis (U.S. Patent No. 5,922,542): patent on the use of a particular variation in the Type 1 collagen to diagnose osteoporosis. The University of Aberdeen conducted the research on which this patent is based and is entitled to 50% of the net profits on commercialization of this patent. We are also awaiting patent grants in other countries.

    - Diagnosis by detecting polymorphisms in the TGF-b1 promoter (U.S. Patent No. 5,998,137): patent on a method for diagnosing and identifying a number of variations in a gene which control blood levels of a protein and predict increased disposition or susceptibility to osteoporosis, arteriosclerosis, cancer and immune disorders. This patent also covers the use of the particular gene variation and selection of drugs that have their effect through acting on that gene. We are awaiting patent grants in other countries.

    - Vitamin D receptor gene polymorphisms and osteoarthritis (U.S. Patent
      No. 5,939,260): patent on the use of a particular variation in the vitamin D receptor gene as a predictor of osteoarthritis with diagnostic potential in selecting "at risk" groups for therapy. We are awaiting patent grants in other countries.

    - Diagnostic method and apparatus based on polymorphism in an IL-6 gene (U.S. Patent No. 6,066,450): patent on variations in the Interleukin-6 (IL-6) gene and their relationship to bone mineral density, the main risk factor for osteoporotic fracture. In particular, the patent describes a clinical relationship between a reduction in bone mineral density, and a subsequent increased risk of osteoporosis, in those women that possess a particular genetic variation. This patent was based on research from the University of Aberdeen who are entitled to 50% of the net profits on commercialization. The patent covers diagnostic and therapeutic applications of the invention. We are awaiting patent grants in other countries.

    We have other patent applications pending in the United States, Europe, and elsewhere that cover:

    - associations between other genes and common diseases;

    - a method of determining one or more variations in a gene that encodes a protein and how this may effect a drug treatment;

    - a method of clinical and genetic data integration and the methods for adding to the data; and

    - methods for the determination of gene variations.

    We also rely upon trade secret protection for our confidential and proprietary information. We believe we have developed proprietary technology for use in gene discovery, including proprietary software for the capture, storage and analysis of DNA, protein and clinical information and integrated bioinformatic systems. In addition, we have developed databases of proprietary clinical and biological information that are updated on an ongoing basis. We have taken measures to secure and protect this data. Although we require employees, academic and clinical collaborators and consultants to enter into confidentiality agreements, our proprietary information could be disclosed or others could develop substantially equivalent proprietary information and techniques and we might not be able to meaningfully protect our trade secrets.

    Our academic and clinical collaborators have certain rights to publish data and information in which we have rights. We believe that the limitations on publication of data developed by our clinical collaborators contained in our agreements with them will be sufficient to permit us to apply for patent protection.

EMPLOYEES

    As of March 31, 2000, we employed 80 persons. University degrees are held by 35 employees, and, of these, 21 have additional advanced qualifications (including 16 doctorate degrees). We have 37 employees engaged in gene discovery and research and development, 12 in clinical-related functions, 15 in bioinformatics and information technology, four in business development and 12 in intellectual property, finance and other administrative functions. Our success will depend in large part on our ability to attract and retain employees. We face competition for employees from other companies, research and academic institutions, government entities and other organizations. We believe we maintain good relations with our employees.

FACILITIES

    We currently lease a facility of approximately 9,400 square feet at the Cambridge Science Park for our headquarters as well as the base of our business development, clinical analysis, research and development and support activities. The lease expires in June 2010. We also lease approximately 20,300 square feet of mixed laboratory and office space in Uppsala, Sweden, primarily to support our gene research and gene validation activities. The space is held under four leases which expire in September 2002. We believe that our facilities are adequate for our current operations. We are currently establishing an office in Boston, Massachussetts, where we intend to base our global business development operations and support our other North American activities.

LEGAL PROCEEDINGS

    We are currently not a party to any material legal proceedings.

SCIENTIFIC ADVISORY PANEL

    We have assembled a group of scientific advisors who are leaders in fields related to human clinical genetics and gene discovery. Our Scientific Advisory Panel meets as required with one or more members having particular expertise in providing advice on specific aspects of our scientific strategy. Members of our Scientific Advisory Panel receive cash compensation for their services and are reimbursed for their reasonable expenses of attending meetings. In addition, some of the members of the Scientific Advisory Panel may also receive options to purchase our ordinary shares. These advisors assist in formulating our research, development and commercialization strategy and include:

    - PROFESSOR JASPER RINE PH.D., (CHAIRMAN). PROFESSOR OF GENETICS AT THE UNIVERSITY OF CALIFORNIA, BERKELEY, UNITED STATES. Dr. Rine serves as the Richard and Rhoda Goldman Distinguished Professor of Biology and Professor of Genetics in the Department of Molecular and Cell Biology at the University of California, Berkeley. He previously served as Director of the Human

      Genome Center at Lawrence Berkeley Laboratories and as a member of the national DOE-HIH Human Genome Coordinating Committee. Dr. Rine was a founder of Acacia Biosciences (acquired by Rosetta Impharmatics in 1999).

    - LEIF BERTILSSON, M.D., PH.D., DEPARTMENT OF CLINICAL PHARMACOLOGY, HUDDINGE HOSPITAL, STOCKHOLM, SWEDEN. Professor Bertilsson's research currently focuses on the differences of the rates of metabolism of drugs. Observed differences can commonly be related to both ethnic and genetic variations.

    - THOMAS HEDNER, M.D., PH.D., DEPARTMENT OF CLINICAL PHARMACOLOGY AT SAHLGRENSKA UNIVERSITY HOSPITAL, GOTHENBURG, SWEDEN. Dr. Hedner is very experienced in cardiovascular research within areas such as hypertension and heart failure and has been involved in several key mortality trials. He acts as a consultant on Cardiovascular Diseases.

    - MAGNUS INGELMAN-SUNDBERG, PH.D., UNIT FOR MOLECULAR TOXICOLOGY, DEPARTMENT FOR ENVIRONMENTAL MEDICINE, KAROLINSKA INSTITUTE, STOCKHOLM,
      SWEDEN. Professor Ingelman-Sundberg has extensive research experience in the field of molecular and genetic basis for the way the body interacts with drugs. He also has extensive experience in the field of functional genomics.

    - LEONID KRUGLYAK PH.D., FRED HUTCHINSON CANCER RESEARCH CENTER, SEATTLE, UNITED STATES. Dr. Kruglyak specializes in the development of new mathematical and computational methods for genetic analysis of complex traits with polygenic inheritance and has published widely in this area.

    - EVA LINDSTROM, M.D., PH.D., DEPARTMENT OF PSYCHIATRY, THE AKADEMISKA UNIVERSITY HOSPITAL, UPPSALA, SWEDEN. Dr. Lindstrom is a practicing psychiatrist. Dr. Lindstrom is also involved in research with a main focus on schizophrenia and the development of classification scales. She is currently drawing up the Swedish recommendations on the diagnosis of schizophrenia. She is a consultant on disorders of the central nervous system.

    - PROFESSOR HANS LITHELL, M.D., PH.D., PROFESSOR IN THE DEPARTMENT OF PUBLIC HEALTH AND CARING SCIENCES AT THE UNIVERSITY OF UPPSALA, UPPSALA,
      SWEDEN. Dr. Lithell has been working extensively on research into elucidating the different components behind the metabolic syndrome and hypertension and their relation in causing the diseases. He has been involved in running longitudinal studies in the outcome of common age-related diseases in a local population group in Sweden. He also acts as a consultant on Cardiovascular and Metabolic Diseases.

    - PROFESSOR NICHOLAS MARTIN, PH.D. PROFESSOR OF GENETIC EPIDEMIOLOGY AT THE QUEENSLAND INSTITUTE OF MEDICAL RESEARCH, BRISBANE, AUSTRALIA. Professor Martin has been working in the area of twin research and genetic epidemiology for over 25 years and was a founder of the Australian Twin Registry. He has published landmark research on the genetics of alcoholism, neuropsychiatric diseases and skin cancer and is regarded as one of the world's leading experts in the identification of disease genes from human data and analytical instruments for the statistical analysis of twin data.

    - LARS-ERIK RUTQVIST, M.D., PH.D., DIRECTOR OF THE ONCOLOGY CENTER OF THE STOCKHOLM-GOTLAND-REGION, KAROLINSKA INSTITUTE, STOCKHOLM,
      SWEDEN. Dr. Rutqvist is focusing a large part of his work of the development of breast cancer and the improvement of the treatment of the disease.

    - TIM SPECTOR M.D. M.SC. FRCP, PHYSICIAN AND EPIDEMIOLOGIST AND DIRECTOR OF THE TWIN RESEARCH UNIT BASED AT ST. THOMAS' HOSPITAL, LONDON,
      ENGLAND. Dr. Spector has published over 100 papers and is the inventor of patents for (1) a diagnostic marker for osteoporosis, (2) the physiological role of TGF-b alleles and (3) Vitamin D receptor alleles and osteoarthritis.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table provides information regarding our directors and executive officers as of March 31, 2000:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Michael Fitzgerald........................  41         Non-Executive Chairman of the Board of
                                                       Directors(1)
Paul Kelly................................  40         Executive Director, President and Chief
                                                       Executive Officer
Sir Walter Bodmer.........................  64         Non-Executive Director(2)
Jeremy Ingall.............................  39         Non-Executive Director(1)(2)
Roberto Rosenkranz........................  49         Non-Executive Director(1)(2)
Howard Christley..........................  42         Chief Medical Officer
Roger Dickinson...........................  47         Chief Corporate Officer
Patrick Kleyn.............................  34         Chief Scientific Officer
Tony Ratcliffe............................  36         Chief Financial Officer
Zahed Subhan..............................  42         Chief Business Officer

------------------------

(1)  Member of the remuneration committee.

(2)  Member of the audit committee.

    MICHAEL FITZGERALD, L.L.B., L.L.M., CO-FOUNDER AND NON-EXECUTIVE
CHAIRMAN. Mr. Fitzgerald, qualified as a barrister in England in 1979 and since then has specialized in the provision of international banking and corporate legal services to clients in Australia, the United States and the United Kingdom. He spent seven years acting as an in-house banking counsel, including a four-year period as special projects counsel, with the HongkongBank of Australia Limited in Sydney, Australia. Since 1987, he has acted as a consultant to and director of a number of public and private companies. He is admitted as a barrister and solicitor in Victoria and a solicitor in New South Wales.

    PAUL KELLY, M.B.B.S., M.D., FRACP, CO-FOUNDER, EXECUTIVE DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Dr. Kelly is one of our co-founders and has served as our Chief Executive Officer since January 1997. He originally trained in medicine at the University of New South Wales, Sydney, Australia, where he received his M.B.B.S. in 1983. He then trained as a physician, specializing in endocrinology, at St. Vincent's Hospital, Sydney, and received his Fellowship of the Royal Australasian College of Physicians in 1990. He was awarded a Doctor of Medicine Degree from the University of New South Wales in 1990, with his thesis on the genetics of osteoporosis. He has held academic positions at the Faculty of Medicine of the University of New South Wales and has published over 80 scientific papers and has contributed to a number of books and other publications, particularly in the genetic epidemiology of osteoporosis, obesity and insulin resistance syndrome. He is the co-inventor of a patent relating to vitamin-D receptor alleles and osteoporosis susceptibility.

    SIR WALTER BODMER, PH.D, FRCPATH, FRS, NON-EXECUTIVE DIRECTOR. Sir Walter Bodmer currently serves as the Principal of Hertford College, Oxford. He has served as Director General of the Imperial Cancer Research Fund, President of the Human Genome organization and President of the British Association for the Advancement of Science and of the Royal Statistical Society.

    JEREMY INGALL, NON-EXECUTIVE DIRECTOR. Mr. Ingall studied finance, accounting and economics at the University of New South Wales. He is the Managing Director of Flinders Capital Limited, a private investment banking firm based in Australia engaged in investing in and advising emerging growth companies. He has 16 years experience as an investment banker and venture capitalist and is currently a director of a number of private and public companies.

    ROBERTO ROSENKRANZ, A.B., PH.D., M.B.A., NON-EXECUTIVE
DIRECTOR. Dr. Rosenkranz, who has 18 years of experience in the pharmaceutical sector, is currently the President and Chief Executive Officer of Roxro Ventures LLC, Menlo Park, California, a pharmaceutical and biopharmaceutical consulting group. Dr. Rosenkranz had a dual career at Syntex Corporation in science and business, holding positions in pharmacology, new product development, sales, marketing and business development. Following the acquisition of Syntex by Hoffman La Roche, he was Director of Business Operations for Roche laboratories. Most recently he was President and Chief Operating Officer of Scios Inc.
Dr. Rosenkranz holds a Ph.D. in Pharmacology and Toxicology, has extensive experience in academic research and has held a number of special scientific and business appointments. He has published over 70 scientific papers and holds six patents.

    HOWARD CHRISTLEY, M.A., M.B.B.S., FFPM(RCP(UK)), DIP. PHARM. MED., CHIEF MEDICAL OFFICER. Dr. Christley trained in medicine at Cambridge University and at Guy's Hospital, London. Following an internship in pathology he moved into the pharmaceutical industry and has held positions in clinical research in Europe and in the United States, at Marion Merrell Dow, Warner Lambert, Syntex/Roche and Novartis. Whilst at Novartis Pharma, Switzerland, he had overall worldwide responsibility for clinical research operations and the management of internal and external clinical monitoring staff. He was instrumental in establishing clinical trial set up and monitoring processes that maximized clinical data quality, maximized recruitment speed and optimized study costs within the newly merged Novartis company.

    ROGER DICKINSON, L.L.B., M.B.L., CHIEF CORPORATE OFFICER. Mr. Dickinson is a lawyer with 20 years experience in commercial and intellectual property law, starting his career with the British Technology Group. As Group Company Secretary of Domino Printing Sciences and Anglian Water he has also had responsibility for various general management functions. He was involved in taking Domino through an initial public offering and its subsequent expansion around the world.

    PATRICK KLEYN, PH.D., CHIEF SCIENTIFIC OFFICER. Dr. Kleyn joined Gemini from Millennium Pharmaceuticals. Dr. Kleyn spent five years at Millennium, initially as the first positional cloning scientist and Project Leader responsible for the positional cloning of the obesity gene, "Tubby".
Dr. Kleyn's subsequent roles at Millennium included Director of Positional Cloning and Technology Development and later Director of Genomics at Millennium Predictive Medicine, Millennium's diagnostics and pharmacogenomics subsidiary. Dr. Kleyn's 13 years of experience in the fields of human genetics and genomics includes a Ph.D. in Human Genetics from the University College London and postdoctoral work in Dr. Conrad Gilliam's laboratory at Columbia University, New York. Dr. Kleyn received his B.A. and M.A. from Cambridge University, England.

    TONY RATCLIFFE, B.SC., A.C.A., M.B.A., CHIEF FINANCIAL OFFICER. After qualifying as a Chartered Accountant with KPMG, Mr. Ratcliffe held various senior financial management positions within the biotechnology sector. With the Agricultural Genetics Company, then Celsis International and most recently working directly with Dr. Chris Evans OBE, a European biotechnology entrepreneur, he has gained significant experience within rapidly growing global companies, both private and public. He has an M.B.A. from Heriot-Watt University, Edinburgh.

    ZAHED SUBHAN, PH.D., L.L.B., M.B.A., CHIEF BUSINESS OFFICER. Dr. Subhan has previously held senior research, marketing and business development positions at Sanofi, Glaxo Wellcome and DuPont Merck. At DuPont Merck, Dr. Subhan was Director of Marketing and Business Development. His biopharmaceutical company experience includes the publicly traded U.S. drug delivery specialist company, Penwest Pharmaceuticals. Dr. Subhan holds a Ph.D. in Neuropharmacology and postgraduate degrees in Business Administration and Law. In his various business development and licensing related positions, Dr. Subhan has been responsible for entering into cooperative agreements with several major pharmaceutical and biopharmaceutical companies, including SmithKline Beecham, Lundbeck, Biovail, Merck and Zeneca.

KEY INVESTOR

    DR. ALEJANDRO C. ZAFFARONI, PH.D. Dr. Zaffaroni is a co-founder of Syntex Laboratories and the founder of Alza Corporation, Affymax, Affymetrix, Symyx and Maxygen.

BOARD OF DIRECTORS

    Under our articles of association, we may have no fewer than two directors but have no limit to the maximum number of directors. Our board of directors currently consists of five directors, including three independent non-executive directors and one affiliated non-executive director. We expect that all of our current directors will continue to serve after the offering.

COMMITTEES OF THE BOARD OF DIRECTORS

    THE AUDIT COMMITTEE meets at least twice a year. It has the responsibility of, among other things, reviewing our annual and interim financial statements and our accounting policies and financial controls. The independent auditors attend meetings of the audit committee and report on matters arising from their audit work. The audit committee consists of three independent non-executive directors.

    THE REMUNERATION COMMITTEE meets at least once a year. It makes recommendations to the board of directors on our framework of executive compensation and its cost and it determines, on behalf of the board of directors, specific remuneration packages for each of the executive directors (directors who are executive officers) and executive officers, including pension rights and any compensation payments. Also, the remuneration committee makes recommendations to the board of directors in connection with our share option plans. The remuneration committee consists of three non-executive directors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The aggregate compensation we paid (including benefits in kind) to all of our directors and executive officers (ten persons), as a group, for services in all capacities for the year ended March 31, 2000 totaled L640,666 ($1,059,928).

EMPLOYMENT AND SERVICES AGREEMENTS

    We have entered into employment agreements with our executive director and each of our executive officers and service agreements with each of our non-executive directors.

    The employment agreements with our executive director and officers provide, among other things, that they will provide their services to us on a full time basis. These employment agreements contain non-compete provisions which restrict them from being involved in, for the period of their employment and for twelve months after, any business which competes against us. Each of these employment agreements also contains an express obligation to maintain confidentiality in respect of our technological and commercial secrets. We may terminate these employment agreements, as may our executive director and executive officers, by providing the specified notice which ranges from three to six months. Unless we terminate the employment of our executive director or executive officers without providing the specified notice, none of our employment agreements provide for compensation payable upon early termination. Our service agreements with our non-executive directors contain confidentiality provisions. Our service agreement with Michael Fitzgerald has a fixed term until November 2001 and may be terminated with six months notice thereafter. Our service agreement with our other non-executive directors have notice periods of between 30 days and three months. We have no other employment agreements with any of our directors.

SHARE OPTION SCHEMES AND RELATED INFORMATION

    We have adopted three share option schemes and have issued a number of individual share options. Our share option schemes include (1) our share option plan, (2) our savings related share option scheme and (3) our international executive share option plan. As of March 31, 2000, we had granted options that may be exercised for up to 3,561,420 ordinary shares (adjusted to reflect the 20-for-one ordinary share split which occurred on March 17, 2000) in total, at a weighted average exercise price of L1.04 ($1.67) per ordinary share with exercise prices ranging from L0.43 to L1.62 ($0.69 to $2.59) per ordinary share.

    The following table provides summary information for each of our directors and executive officers who hold options to purchase our outstanding ordinary shares as of March 31, 2000. We granted each option without monetary consideration. Each option is to purchase our ordinary shares. All our existing directors and executive officers as a group held options to purchase 2,171,300 ordinary shares as of March 31, 2000.

                                                   NUMBER OF
                                               SHARES UNDERLYING   EXERCISE PRICE        OPTION
                              DATE OF GRANT      OPTIONS HELD        PER SHARE       EXPIRATION DATE
                            -----------------  -----------------   --------------   -----------------
                                                                        (L)
Sir Walter Bodmer.........       June 1, 1997          200,000       0.43                June 1, 2004
Jeremy Ingall.............       July 1, 1997          172,000       0.58                July 1, 2004
Roberto Rosenkranz........       June 1, 1999          172,000       1.11           December 31, 2004
Roger Dickinson...........  November 19, 1999          190,280       1.34           November 19, 2009
                            February 24, 2000           90,180       1.61           February 24, 2010
Tony Ratcliffe............  November 19, 1999          190,280       1.34           November 19, 2009
                            February 24, 2000           90,180       1.61           February 24, 2010
Howard Christley..........  November 19, 1999          200,000       1.34           November 19, 2009
                            February 24, 2000           82,080       1.61           February 24, 2010
Zahed Subhan..............  November 19, 1999          212,680       1.34           November 19, 2009
                            February 24, 2000          133,700       1.61           February 24, 2010
Patrick Kleyn.............  November 19, 1999          417,920       1.34           November 19, 2009
                            February 24, 2000           20,000       1.61           February 24, 2010

    In addition, we expect to grant options to directors, officers and employees to purchase up to 2,360,000 ordinary shares at an exercise price equal to the offering price before the closing of this offering.

OUR SHARE OPTION PLAN

    Our share option plan has two parts. Part A is approved by the U.K. Inland Revenue. Part B has not and will not be submitted to the U.K. Inland Revenue for approval. The terms of part A and part B of our share option plan are the same unless we indicate to you otherwise.

    Under our share option plan, our board has discretion to grant options to purchase our ordinary shares and ADSs to any of our full time or part time employees who is not within 2 years of retirement, including any executive director who is required to devote at least 25 hours a week working for us. Our board typically only grants options within 42 days of the announcement of our annual or interim results, although they may grant options at other times in exceptional circumstances.

    On any date, the total number of ordinary shares over which options may be granted to purchase under the plan, together with the number of ordinary shares over which options were granted (1) under the plan in the previous 10 years or
(2) under any other employee share scheme (other than savings related schemes), may not exceed 10% of the number of our issued ordinary shares on that date. Lapsed options and options granted under our share option plan before our Nasdaq National Market quotation are not counted.

    The exercise price of the options may not be less than either (1) if new ordinary shares will be issued, the nominal value of the ordinary shares to be purchased at the time the options are granted (or, for options over ADSs, the ordinary shares represented by those ADSs) or (2) whether new ordinary shares will be issued or existing ordinary shares will be sold, the market value of the ordinary shares or ADSs to be purchased at the time the options are granted. Under part A, the U.K. Inland Revenue must agree with the market value. Under part B, the market value of an ADS equals the average of the high and low reported sales prices of an ADS on the Nasdaq National Market on the business day before the date the option was granted. The options may also be issued subject to performance conditions. Under part A, any performance conditions must be approved by the U.K. Inland Revenue.

    In general, the options may be exercised at any time between three and ten years from the date they were granted or, under Part B, any other date our board has specified, as long as any performance conditions have been fulfilled. The options become exercisable immediately if the option holder is no longer an eligible employee because of injury, sickness, disability or redundancy (even if a performance condition has not been satisfied) or retirement or if we sell the company or business that employs the option holder (only if all performance conditions have been satisfied). The options also become exercisable if we experience a change of control, even if all performance conditions have not been satisfied. The options lapse if they are not exercised within 10 years from being granted or if the option holder ceases to be our employee for reasons other than those described above unless our board decides otherwise. The options may not be transferred.

    Our board may not issue any options to any person if either: (1) under part A, that person would hold options to purchase ordinary shares (granted under Part A or other share scheme approved by the U.K. Inland Revenue except savings related share option schemes) with an aggregate purchase price in excess of L30,000; or (2) under part B, that person would hold options or other rights to purchase ordinary shares (granted during the prior ten years except under savings related share option schemes) and the market value of the ordinary shares subject to those options, determined at the time of each grant, exceeds eight times that person's annual earnings (excluding benefits).

OUR SAVINGS RELATED SHARE OPTION SCHEME

    Our savings related share option scheme has been submitted to the U.K. Inland Revenue for formal approval, which we expect will be received. We have assumed that the U.K. Inland Revenue has approved this scheme in the following discussion.

    Any full time or part time employees of, or directors who are required to devote at least 25 hours a week working for, us or our U.K. subsidiaries are eligible to receive options under our savings related share option scheme, and employees having worked for us for a period established by our board of up to five years must be allowed to participate on similar terms. Our board can invite eligible employees to apply for options to purchase either ordinary shares or ADSs at the option price during a six week period following the announcement of our annual or interim results or outside these periods in exceptional circumstances. An eligible employee participating in our savings related option scheme must enter into a savings contract under which he agrees to save a regular monthly sum of between L5 and L250 for a three or five year period, and in return is granted an option to purchase the number of ordinary shares or ADSs with a total exercise price as nearly equal to, but not exceeding, the amount saved under the savings contract (subject to our board of directors' right to reduce applications to comply with limits to the number of ordinary shares available and also subject potentially to being allowed to take account of the bonus). The bonus is paid at the end of the three or five years and an additional bonus may be available after seven years. The exercise price of the options is determined by our board but may not be less than the higher of (1) 80% of the market value of the ordinary shares or ADSs agreed in writing between us and the U.K. Inland Revenue or (2) if new shares will be issued, nominal value of the ordinary shares (or, for options over ADSs, the ordinary shares represented by those ADSs), both calculated immediately before the invitation date.

    An option may generally be exercised for a six month period following the third, fifth or seventh anniversary of the starting date elected by the option holder when applying for a savings contract. After that period the option lapses. Options may only be exercised by an option holder while he is one of our directors or employees, except in cases of death, injury, disability, redundancy, retirement or if we sell the company or business that employs the option holder, when the option holder may be permitted to exercise the options earlier using savings accumulated up to the date of death or cessation of employment. The options are not transferable and may only be exercised by the persons to whom they were granted or their personal representatives. The options may be exercised within certain limits in the event we are subject to a takeover, reconstruction, amalgamation or winding-up.

    The number of ordinary shares which may be issued on the exercise of options granted under our savings related share option scheme, or any other share option scheme we adopt in any ten year period, may not exceed 10% of our issued share capital on the date of grant of the options (excluding options we grant before we are quoted on the Nasdaq National Market).

OUR INTERNATIONAL EXECUTIVE SHARE OPTION PLAN

    We have adopted an international executive share option plan. Under this plan we grant options to subscribe for newly issued or purchase existing ordinary shares (which may be in the form of ADSs) to our directors and employees who devote almost all of their working time to us.

    Our board of directors determines the type of an option as well as the option price, which may not be less than:

    - for options to purchase existing ordinary shares, (1) for our ADSs, the average of the high and the low sales price of our ADSs on the day prior to the grant and (2) for our ordinary shares, the same price as adjusted for the number of our ordinary shares underlying each ADS; and

    - for options to subscribe for newly issued ordinary shares, (1) for our ordinary shares, the nominal value of our ordinary shares, and (2) for our ADSs, the nominal value of our ordinary shares underlying each ADS.

    Our board may only grant options under the international executive share option plan within six weeks of the announcement of our financial results for any period, although they may grant options at other times in exceptional circumstances.

    Under our international executive share option plan, we may not grant any options which would cause (1) the number of our ordinary shares which may be acquired pursuant to options granted under the plan to exceed 6,000,000 and
(2) the number of our ordinary shares which may be issued pursuant to options granted under the plan when combined with options granted under other of our employee share option schemes, to exceed 10% of our ordinary share capital in issue at that time and (3) the market value of the ordinary shares which may be issued pursuant to all options granted under our international executive share option plan and other executive share option schemes determined at the time of each grant to exceed eight times the annual compensation (excluding benefits) of the person to whom our board of directors granted the options.

    When the options are granted, our board will determine when they are exercisable, but they have to be exercised within ten years of being granted. Options can be exercised early if an option holder ceases to be employed by reason of death, injury, disability, redundancy, retirement or if we sell the company or business that employs the option holder. There are also special provisions to enable exercise if we are subject to a take-over, reconstruction, amalgamation or winding up.

    Our board may elect to pay cash to the option holder on the exercise of an option instead of arranging for the transfer of ordinary shares. The amount of cash will be equal to the difference between the option price and the market value of the ordinary shares on the day before the options are exercised.

    Our directors may, at any time, amend our international executive share option plan. The prior approval of our shareholders at a general meeting must be obtained, however, for amendments to the provisions limiting the number of ordinary shares over which options can be granted. Any amendment that is to the disadvantage of option holders requires the consent of the majority of them.

LIMITATION ON LIABILITY AND OTHER INDEMNIFICATION MATTERS

    Section 310(1) of the Companies Act 1985 prohibits a company from exempting or indemnifying its officers (including directors) and auditors against liability for acts of negligence, default, breach of duty or breach of trust in relation to the company of which by virtue of the rule of law they may be guilty. However, as permitted under English law, our articles of association provide that we shall indemnify every director or other officer and the auditors out of our assets against any liability incurred by him in defending any proceedings (civil or criminal) in which the court or other deciding body:

    - grants judgment in his favor;

    - acquits him;

    - disposes of the proceedings without any finding or admission of any material guilt or breach of duty or breach of trust on his part; or

    - grants him relief.

    We also have a policy of directors' and officers' liability insurance that insures directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

                             PRINCIPAL SHAREHOLDERS

    The table below sets forth certain information regarding the beneficial ownership of our ordinary shares and vested share options as of March 31, 2000, and after giving effect to the sale of 12,000,000 ordinary shares, in the form of ADSs, in this offering for (1) each person known by us to own more than 5% of our shares, (2) by each of our directors and executive officers and (3) by all of our directors and executive officers named in the table under "Management--Directors and Executive Officers" as a group. In presenting this information, we have assumed:

(1) that the underwriters will not exercise their over-allotment option; and

(2) that the principal shareholders (other than Dr. Alejandro Zaffaroni through his affiliates, the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P.) do not purchase any shares at the offering;

                                                         BEFORE THE OFFERING               AFTER THE OFFERING
                                                   -------------------------------   -------------------------------
                                                   NUMBER OF SHARES     PERCENT      NUMBER OF SHARES     PERCENT
                                                     BENEFICIALLY     BENEFICIALLY     BENEFICIALLY     BENEFICIALLY
            NAME OF BENEFICIAL OWNER                   OWNED(1)          OWNED           OWNED(1)          OWNED
-------------------------------------------------  ----------------   ------------   ----------------   ------------
Michael Fitzgerald...............................     20,623,500          40.5%         20,623,500          32.8%

Dr. Alejandro Zaffaroni(2).......................      3,904,540           7.7%          4,820,740(3)        7.7%(3)

Dr. Paul Kelly...................................      2,545,140           5.0%          2,545,140           4.0%

Jeremy Ingall....................................      1,395,020           2.7%          1,395,020           2.2%

Dr. Roberto Rosenkranz...........................        249,380           0.5%            249,380           0.4%

Sir Walter Bodmer................................        200,000           0.4%            200,000           0.4%

Howard Christley.................................         86,566           0.2%             86,566           0.1%

Roger Dickinson..................................         86,060           0.2%             86,060           0.1%

Patrick Kleyn....................................        271,260           0.5%            271,260           0.4%

Tony Ratcliffe...................................         86,060           0.2%             86,060           0.1%

Zahed Subhan.....................................        212,886           0.4%            212,886           0.3%

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (10 PERSONS)...................................     25,755,872          50.6%         25,755,872          40.8%

--------------------------

(1)  Includes vested share options.

(2) Includes 3,020,480 ordinary shares beneficially owned by Dr. Zaffaroni through one of his affiliates, the Zaffaroni Revocable Trust, and 884,060 ordinary shares beneficially owned by Dr. Zaffaroni through one of his affiliates, the Zaffaroni Family Partnership, L.P.

(3) Includes 916,200 ordinary shares which the underwriters have reserved for sale to Dr. Zaffaroni through his affiliates, the Zaffaroni Revocable
    Trust and the Zaffaroni Family Partnership, L.P., which Dr. Zaffaroni may beneficially own after the offering.

                          DESCRIPTION OF SHARE CAPITAL

    THE FOLLOWING SUMMARIZES ALL MATERIAL INFORMATION ABOUT OUR SHARE CAPITAL AND RELATED SUMMARY INFORMATION ABOUT PROVISIONS OF OUR MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION AND APPLICABLE ENGLISH LAW, AND THE RIGHTS OF HOLDERS OF OUR ORDINARY SHARES. THIS SUMMARY INFORMATION IS NOT COMPLETE, AND WE QUALIFY THIS SUMMARY INFORMATION BY REFERENCE TO OUR MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION, COPIES OF WHICH WE HAVE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT WHICH INCLUDES THIS PROSPECTUS AND WHICH ARE AVAILABLE FOR INSPECTION AS PART OF THAT REGISTRATION STATEMENT.

GENERAL

    Following the extraordinary general meeting held on March 17, 2000, we reorganized our authorized share capital and increased it to 120,000,000 ordinary shares with a nominal value of L0.05 per ordinary share. In addition, our shareholders, by special resolution, authorized our board of directors to issue up to 69,276,780 ordinary shares at any time up to the fifth anniversary of the resolution, unless the resolution is revoked or varied at a general meeting of shareholders. The shareholders' special resolution also authorized our board of directors, under Section 95(1) of the Companies Act 1985, to issue those ordinary shares at any time within that five year period without regard to statutory pre-emption rights.

SHARES

    As of March 31, 2000, 50,895,220 of our ordinary shares are issued and fully paid or credited as fully paid. Upon completion of this offering, 62,895,220 ordinary shares will be issued and fully paid (64,695,220 ordinary shares if the underwriters exercise their over-allotment option in full). Holders of our ordinary shares are not required to make any additional contributions of capital for our ordinary shares in the future.

VOTING RIGHTS AND SHAREHOLDERS' MEETINGS

    Under English law, there are two types of general meetings of shareholders, annual general meetings and extraordinary general meetings. We must hold an annual general meeting in each calendar year not later than 15 months from the previous annual general meeting. At an annual general meeting, shareholders vote on matters including the election of directors, appointment of auditors, fixing of directors' remuneration, approval of the annual accounts and the board of directors' report and declaration of dividends. Any other general meeting is an extraordinary general meeting.

    Our board of directors may convene an extraordinary general meeting and must convene one if demanded by the holders of at least 10% of our paid-up shares. An annual general meeting and an extraordinary general meeting called to pass a special resolution must be called upon at least 21 days' notice specifying the place, day and time of the meeting and the general nature of the business of the meeting. Shareholders may not transact any business at any general meeting unless a quorum of shareholders representing one-third of our shares entitled to vote on the matter is present in person or by proxy.

    An ordinary resolution requires a simple majority of the votes cast at a general meeting. A special resolution, necessary for matters such as amending our articles of association, requires at least 75% of the votes of attending shareholders who are entitled to vote on the resolution in question. An extraordinary resolution, necessary for a small number of matters relating to variation of the rights of different classes of shares and proceedings in a winding-up, requires the same voting percentage as a special resolution.

    Subject to the restrictions referred to in the following paragraph, at a meeting of shareholders, every holder of shares who is present in person or by proxy shall have one vote on a show of hands or one vote for every share held on a poll. The following persons may demand a poll:

    - the chairman of the meeting;

    - at least five shareholders, present in person or by proxy, having the right to vote at the meeting;

    - a holder or holders of shares representing at least 10% of the total voting rights of all shareholders having the right to vote at the meeting; or

    - a holder or holders of shares on which an aggregate sum has been paid up equal to at least 10% of the total sum paid up on all shares with the right to attend and vote at the meeting.

    A holder of shares may not, unless that holder is acting as a proxy for another member, be present or vote any of his shares at any general meeting if:

    - the holder or any other person appearing to have an interest in those shares has been served with a notice under Section 212 of the Companies Act 1985, which requires him to provide information specified in that section and contains a statement that upon failure to supply that information before the expiration period specified in the notice, which may not be less than 28 days, the registered holder of the shares is not entitled to vote any of those shares, and the person on whom that notice was served fails to supply the information within the specified period; or

    - the holder has not paid in full all amounts due on his shares.

ISSUE OF SHARES

    Subject to compliance with English law and without prejudice to the rights of existing shareholders, we may issue shares with any preferred, deferred or other special rights and subject to any restrictions on dividends, return of capital, voting or otherwise. We may also issue redeemable shares provided that there are non-redeemable shares in issue at the time.

    Our current authorized but unissued ordinary shares are at the disposal of our board of directors, who may issue, grant options over or otherwise dispose of those ordinary shares to any persons and on any terms they deem appropriate, provided the issuance does not violate the English Companies Act 1985 or our articles of association.

    Under Section 80 of the Companies Act 1985, and subject to limited exceptions for employee share option schemes, our board of directors may not issue shares (or grant any right to subscribe for or convert other securities into shares) without the authorization of an ordinary resolution of the shareholders. The ordinary resolution must state the maximum amount of shares which the board of directors may issue under it and the date it will expire, which must be within five years.

    If we issue shares for cash, Section 89 of the Companies Act 1985, requires us, subject to limited exceptions for employee share option schemes, to first offer these shares to existing shareholders on the same terms and in proportion to their holdings. However, Section 95 of the Companies Act 1985 provides that a special resolution of the shareholders may give the board of directors the power to issue shares without first offering them to existing shareholders.

    In addition, our articles of association require an ordinary resolution of the shareholders before:

    - we can create share ownership or share option schemes for the benefit of our directors and/or our officers (with exceptions for schemes which benefit employees generally, schemes used to attract prospective employees or where the number of options to be granted is small);

    - we can issue shares which would result in a change of control over us;

    - we can issue shares in consideration for the acquisition of another company (or its assets) where:

       - both any of our directors, officers or shareholders are individually or collectively interested in 5% or 10% (respectively) of the shares of the target company, and the shares to be issued would increase our share capital by 5% or more; or

       - we propose to issue shares (other than through a public offering) which would increase our issued share capital by 20% or more;

    - we can propose to issue shares (other than through a public offering) which would increase our issued share capital by 20% or more for a price of less than the greater of book or market value of those shares.

ALTERATIONS OF SHARE CAPITAL

    We may from time to time by ordinary resolution of our shareholders:

    - increase our share capital by the amount, to be divided into shares of the amounts, that the resolution prescribes;

    - consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

    - cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any person and diminish the amount of our capital by the amount of the shares canceled; and

    - subject to English law, subdivide any of our shares into shares of a smaller amount than that fixed by our memorandum of association, provided that the proportion between the amount paid and the amount, if any, unpaid on each reduced share must be the same as on the share from which the reduced share is derived, and the resolution may determine that any of the shares resulting from the sub-division may have any preference or advantage or have qualified or deferred rights or be subject to any restrictions.

    Subject to English law, we may purchase or enter into a contract to purchase any of our own shares of any class (including any redeemable shares, if any exist) provided that we obtain the approval of either more than 50% (in the case of open market purchases) or 75% (in the case of private purchases) of attending shareholders present at a general meeting of shareholders. However, we may only repurchase shares out of our distributable profits or the proceeds of a fresh issue of shares made for the purpose, and, if we pay any premium, we must pay the premium out of our distributable profits.

    We may, by special resolution of our shareholders, reduce our share capital or any capital redemption reserve, share premium account, or other undistributable reserve, subject in each case to confirmation by the English courts.

DIVIDEND RIGHTS

    Subject to English law, our shareholders may declare a dividend at a general meeting upon the recommendation of our board of directors. The shareholders may declare a smaller dividend than recommended by our board of directors, but they may not declare a larger dividend. Our board of directors may pay interim dividends if it appears to them that they are justified by our financial position.

    Either our board of directors or our shareholders may fix a date as the record date by reference to which a dividend on the shares will be declared or paid, whether or not it is before the date on which the shareholders make the declaration. Any dividend on the shares unclaimed for a period of 12 years from the date of payment shall be forfeited and shall revert to us. No dividend on a share will bear interest, unless provided by the rights attaching to the share.

RIGHTS IN LIQUIDATION

    Subject to the rights attached to any shares issued on special terms and conditions, upon our liquidation or winding up, after all our debts and liabilities and the expenses of the liquidation have been discharged, with the approval of a special resolution of shareholders and in compliance with English law, any of our surplus assets may be divided among the holders of shares in proportion to their holdings after deducting any amounts remaining unpaid in respect of such shares.

NOTIFICATION OF INTEREST IN SHARES

    Section 198 of the Companies Act of 1985 requires any person, subject to limited exceptions, who acquires an interest of 3% or more or, in the case of certain interests, 10% or more of our shares to notify us of his interest within two business days following the day on which the obligation to notify arises. After the shareholder exceeds that level of share ownership, that person must make a similar notification for each following whole percentage figure increase or decrease, rounded down to the next whole number. For the purposes of the notification obligation, the interest of a person in the shares means any kind of interest in shares, subject to certain exceptions, including any share:

    - in which such person's spouse or child or stepchild is interested; or

    - in which a corporate body is interested where either:

       - that corporate body or its directors act under that person's directions or instructions; or

       - that person is entitled to exercise or controls one-third or more of the voting power of that corporate body; or

    - in which another party is interested where the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act 1985 and any interest in shares is in fact acquired by any one of the parties pursuant to the agreement.

    A "concert party" agreement is an agreement under which one or more parties acquire interests in shares of a particular company and impose obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests.

    In addition, Section 212 of the Companies Act 1985 enables us, by notice in writing, to require a person whom we know or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which we issue the notice, held an interest in our shares to confirm that fact, and where such person holds or has during this relevant time held an interest in our shares, to give such further information as may be required relating to his or her interest and any other interest in our shares of which that person is aware.

    The Companies Act 1985 restricts the rights attaching to our shares for non-compliance with Section 212 of that Act. In addition, our articles of association provide for disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transfer and other alienability.

TRANSFER OF SHARES

    The instruments of transfer of a share may be in any usual form or in any form which our board of directors approves. All transfers of shares in uncertificated form shall comply with the U.K. Uncertificated Securities Regulations 1995, the facilities and requirements of the relevant system (as therein defined) and our articles of association.

    Our board of directors may, in its absolute discretion and without giving any reason, decline to register any transfer of any share which is not a fully paid share provided that, where any of those shares or securities representing those shares are quoted for trading on the Nasdaq National Market, our board of directors may only utilize that power to the extent that it does not prevent dealings in those shares from taking place on an open and proper basis and, for shares in uncertificated form, to the extent permitted by applicable regulations. Our board of directors may also decline to register a transfer of shares in certificated form unless the duly stamped instrument of transfer lodged with us is:

    - accompanied by the relevant share certificate and other evidence of the right to transfer as our board of directors may reasonably require;

    - in respect of only one class of share;

    - in favor of not more than four transferees jointly; and

    - not in favor of a minor, bankrupt or person of mental ill health.

    A person becoming entitled to a share as a consequence of the death or bankruptcy of a shareholder may, upon producing the necessary evidence, elect either to become the holder of the share or to nominate another person to be registered as the transferee, in which case an instrument of transfer must be executed in favor of that person, but our board of directors shall in either case have the same right to decline or suspend registration as it would have had in the case of a transfer by that shareholder before his death or bankruptcy, as the case may be.

VARIATION OF RIGHTS

    Subject to certain provisions of English law, the rights attached to shares may be varied with the consent in writing of the holders of at least 75% in nominal value of the issued shares of that class or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.

REGISTRAR

    The registrar for our ordinary shares is Lloyds TSB Registrars (reference
2130), The Causeway, Worthing, West Sussex BN99 6DA, England.

                 DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

AMERICAN DEPOSITARY RECEIPTS

    The Bank of New York will issue the ADSs. Each ADS will represent the ownership interest in two of our ordinary shares. We will deposit our ordinary shares represented by the ADSs (or the right to receive these ordinary shares) with the custodian, which is currently the London office of The Bank of New York. Each ADS will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286, its principal executive office is located at One Wall Street, New York, NY 10286 and the custodian's office is located at One Canada Square, London
E14 5AL, England.

    You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

    Because The Bank of New York will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among us, The Bank of New York and you, as an ADS holder. New York law generally governs the deposit agreement and the ADSs.

    The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of the ADS. For directions on how to obtain copies of these you should read the information in "Where You Can Find More Information".

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

    The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

    CASH. The Bank of New York will, as promptly as practicable, convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the U.K. government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency, and it will not be liable for the interest.

    Before making a distribution, any withholding taxes that must be paid under any applicable law will be deducted. You should read the information in "Taxation--Taxation of Dividends". The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

    SHARES. The Bank of New York may with our consent, and will if we request, distribute new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADSs, each ADS will also represent the new shares.

    RIGHTS TO RECEIVE ADDITIONAL SHARES. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may, after consultation with us, make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    After consultation with us, if The Bank of New York makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

    U.S. securities laws may restrict the sale, deposit, cancelation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place.

    OTHER DISTRIBUTIONS. The Bank of New York will, after consultation with us, send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York may, after consultation with us, decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADSs will also represent the newly distributed property.

    The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

DEPOSIT, WITHDRAWAL AND CANCELATION

    The Bank of New York will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its Corporate Trust Office to the persons you request.

    You may turn in your ADSs at The Bank of New York's Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver
(1) the underlying ordinary shares to an account designated by you and (2) any other deposited securities underlying the ADS at the office of the custodian. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

VOTING RIGHTS

    You may instruct The Bank of New York to vote the shares underlying your ADSs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the underlying ordinary shares. However, you may not know about the meeting enough in advance to withdraw the underlying ordinary shares.

    We will ask The Bank of New York to notify you of the upcoming vote and to arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the underlying ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to English law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the underlying ordinary shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct.

    We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your underlying ordinary shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may be unable to exercise your right to vote, and there may be nothing you can do if your shares are not voted as you requested.

FEES AND EXPENSES

            ADS HOLDERS MUST PAY:                                  FOR:
$5.00 (or less) per 100 ADSs                   - Each issuance of an ADS, including as a
                                               result of a distribution of shares or rights
                                                 or other property

                                               - Each cancelation of an ADS, including if
                                               the
                                                 agreement terminates

$0.02 (or less) per ADS                        - Any cash payment

Registration or Transfer Fees                  - Transfer and registration of shares on our
                                               share register or the share register of the
                                                 foreign registrar from your name to the
                                                 name of The Bank of New York or its agent
                                                 when you deposit or withdraw our ordinary
                                                 shares

Expenses of The Bank of New York               - Conversion of foreign currency to U.S.
                                                 dollars

                                               - Cable, telex and facsimile transmission
                                               expenses

Taxes and other governmental charges The Bank - As necessary of New York or the Custodian have to pay on any ADS or ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes

PAYMENT OF TAXES

    You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Bank of New York may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until these taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed by you and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

                   IF WE:                                          THEN:
Change the nominal or par value of our shares  The cash, shares or other securities received
Reclassify, split up or consolidate any of     by The Bank of New York will become deposited
the deposited securities                       securities.

Distribute securities on the shares that are   Each ADS will automatically represent its
not distributed to you                         equal share of the new deposited securities.

Recapitalize, reorganize, merge, liquidate,    The Bank of New York may, and will if we ask
sell all or substantially all of our assets,   it to, distribute some or all of the cash,
or take any similar action                     shares or other securities it received. It
                                               may also issue new ADSs or ask you to
                                               surrender your outstanding ADSs in exchange
                                               for new ADSs, identifying the new deposited
                                               securities.

AMENDMENT AND TERMINATION

    We may agree with The Bank of New York to amend the deposit agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADS holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

    The Bank of New York will terminate the deposit agreement if we ask it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination.

    After termination, the deposit agreement requires The Bank of New York and its agents to do only the following under the deposit agreement: collect distributions on the deposited securities and deliver shares and other deposited securities upon cancelation of ADSs. One year after the date of termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADS HOLDERS

    The deposit agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

    - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

    - are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

    - are not liable if either exercises discretion permitted under the deposit agreement;

    - have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the agreement on your behalf or on behalf of any other party; and

    - may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

    The Bank of New York will not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner any vote is cast, or the effect of any such vote, provided that any action or non-action is in good faith.

    In the deposit agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

    Before The Bank of New York will issue or register transfer of an ADS, make a distribution on an ADS, or withdraw the underlying ordinary shares, The Bank of New York may require:

    - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any underlying ordinary shares or other deposited securities;

    - production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

    - compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

    The Bank of New York may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of The Bank of New York are closed, or at any time that we or The Bank of New York think it advisable to do so.

    You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

    - when temporary delays arise because: (1) we or The Bank of New York have closed our or its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on the shares;

    - when you or other ADS holders seeking to withdraw the underlying ordinary shares owe money to pay fees, taxes and similar charges; or

    - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of the underlying ordinary shares or other deposited securities.

    This right of withdrawal may not be limited by any other provision of the deposit agreement.

PRE-RELEASE OF ADSS

    In certain circumstances, subject to the provisions of the deposit agreement, The Bank of New York may issue ADSs before deposit of the underlying ordinary shares. This is called a pre-release of ADSs. The Bank of New York may also deliver shares upon cancelation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADSs instead of shares to close out a pre-release. The Bank of New York may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer (i) owns the ordinary shares or ADSs to be deposited; (ii) assigns all beneficial rights, title and interest in such shares or ADSs to The Bank of New York in its capacity as depositary and for the benefit of ADR holders; and (iii) will not take any action with respect to the shares or ADSs that is inconsistent with the transfer of beneficial ownership other than in satisfaction of such pre-release; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice. In addition, The Bank of New York will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

                                    TAXATION

    The following discussion describes the material U.S. federal income tax and U.K. tax consequences of the purchase, ownership and disposition of shares or ADSs (evidenced by ADRs) to beneficial owners:

    - who are residents of the United States for purposes of the current United Kingdom/United States Income Tax Convention (the "Income Tax Convention") and the United Kingdom/United States Estate and Gift Tax Convention (the "Estate and Gift Tax Convention" and, together with the Income Tax Convention, the "Conventions");

    - whose shares or ADSs are not, for the purposes of the Conventions, effectively connected with a permanent establishment in the United Kingdom;

    - who otherwise qualify for the full benefits of the Conventions; and

    - who are U.S. holders (as defined below).

    The discussion of U.S. tax consequences is the opinion of Clifford Chance Rogers & Wells LLP.

    The discussion of U.K. tax consequences is based on the opinion of CMS Cameron McKenna.

    The statements of U.S. federal income tax and U.K. tax laws set out below:

    - are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this prospectus;

    - are subject to any changes in U.S. or English law, in the interpretation thereof by the relevant taxation authorities, or in the Conventions, occurring after such date; and

    - are based, in part, on representations of the Depositary, and assume that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

    No assurance can be given that taxing authorities or the courts will agree with this analysis.

    This discussion does not address all aspects of U.S. and U.K. taxation that may be relevant to you and is not intended to reflect the individual tax position of any beneficial owner, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. The portions of this summary relating to U.S. federal taxation are based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service ("IRS"), and court decisions, all in effect as of the date hereof, all of which authorities are subject to change or differing interpretations, which changes or differing interpretations could apply retroactively. The portions of this summary relating to U.S. federal taxation are limited to investors who hold the shares or ADSs as capital assets within the meaning of Section 1221 of the Code generally, property held for investment, and does not purport to deal with investors in special tax situations, such as dealers in securities or currencies, persons whose functional currency is not the U.S. dollar and certain persons, including but not limited to life insurance companies, tax exempt entities, financial institutions, traders in securities that elect to use a "mark-to-market" method of accounting for their securities holdings, regulated investment companies, persons holding shares or ADSs as part of a hedging, integrated, conversion or constructive sale transaction or straddle or persons subject to the alternative minimum tax, who may be subject to special rules not discussed below. In particular, the following summary does not address the adverse tax treatment to you if you own, directly or by attribution, 10% or more of our outstanding voting share capital and we are classified as a "controlled foreign corporation" for U.S. federal tax purposes.

    As used herein, the term "U.S. holder" means a beneficial owner of shares or ADSs who or which is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust (1) that is subject to the supervision of a court within the United States and the control of one or more U.S. holders as described in section 7701(a)(30) of the Code or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. holder.

    If a partnership holds our shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares or ADSs, you should consult your tax advisors.

    THE SUMMARY DOES NOT INCLUDE ANY DESCRIPTION OF THE TAX LAWS OF ANY STATE, LOCAL OR FOREIGN GOVERNMENTS THAT MAY BE APPLICABLE TO THE SHARES OR ADSS. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF SHARES OR ADSS, AS WELL AS THE TAX CONSEQUENCES TO YOU IN THE UNITED KINGDOM AND ANY OTHER JURISDICTIONS.

    For the purposes of the Conventions and the Code, you will be treated as the owner of the shares represented by ADSs evidenced by the ADRs. Deposits or withdrawals of shares by U.S. holders for ADRs will not be subject to U.S. federal income tax.

TAXATION OF DIVIDENDS

UNITED KINGDOM

    A U.K. resident individual shareholder will generally be entitled to a tax credit in respect of any dividend received. The amount of the tax credit is equal to one-ninth of the cash dividend or 10% of the aggregate of the cash dividend and the associated tax credit.

    Under the terms of the Income Tax Convention, you may be entitled to receive from the U.K. Inland Revenue, in respect of a cash dividend, a payment equal to the amount of the tax credit to which an individual resident in the U.K. for tax purposes would have been entitled had such resident received the dividend, reduced by an amount to be withheld from such payment not to exceed 15% of the sum of the dividend and the tax credit amount. At the current levels of the tax credit, however, and as a result of the amount so withheld, which withholding shall not exceed the amount of the tax credit, you would not be entitled to receive any payment in respect of the tax credit for dividends paid by us. For example, if you receive a dividend (solely for illustrative purposes) of L90, you would be entitled to a tax credit of L10, or one-ninth of L90. However, since the amount withheld (here limited to 10%) equals the amount of the tax credit, no actual treaty payment would be made and you would receive only the cash dividend, which in this case would be L90. For U.S. federal income tax purposes, if you elect the application of the Income Tax Convention with respect to dividends (as discussed below) you would take into account an amount equal to the dividend plus the tax credit, which under our illustration would be L100, and you would be treated as having paid U.K. tax equal to the amount of the tax credit, which in this case would be L10 (the "U.K. Withholding Tax").

    Certain U.S. corporations which either alone or together with one or more associated corporations control, directly or indirectly, at least 10% of our voting stock may be entitled to a treaty payment under the terms of the Income Tax Convention. The position of such U.S. holders is not generally dealt with in this summary and such U.S. holders should consult their own tax advisors with respect to the detailed application of the Income Tax Convention to their own particular circumstances and on the procedure for obtaining any payment to which they may be entitled.

    You should consult your own tax advisors as to whether you will be considered to have received any income with respect to the tax amount and whether we will be considered to have paid U.K. Withholding Tax.

UNITED STATES

    Subject to the PFIC discussion below, if you are eligible for benefits under, and elect the application of, the Income Tax Convention to distributions you receive from U.S. corporations, the gross amount of a dividend plus the U.K. tax credit amount considered received and unreduced by the U.K. Withholding Tax
(1) will be included in your gross income on the day actually or constructively received by you, in the case of shares, or by the Depositary, in the case of the ADSs, and (2) the dividend will be treated as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. You elect the application of the Income Tax Convention by filing a timely and duly completed Form 8833 with your income tax return for the relevant year. Distributions you receive from us will constitute dividends for these purposes to the extent paid out of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return on capital to the extent of the U.S. investor's basis in the ADSs and then as gain from the sale or exchange of a capital asset. Dividends paid by us will not be eligible for the corporate dividends received deduction that is applicable in certain cases to U.S. corporations. U.S. holders of shares or ADSs are urged to consult their own tax advisors as to their eligibility for benefits, if any, under the Income Tax Convention.

    The amount of any dividend paid in British pounds will equal the U.S. dollar value of the British pounds received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of shares, or by the depository, in the case of ADSs, regardless of whether the British pounds are converted into U.S. dollars. If you do not convert the British pounds received as a dividend into U.S. dollars on the date of receipt, you will have a basis in the British pounds equal to their U.S. dollar value on the date of receipt. Generally, any gain or loss realized on your subsequent conversion or other disposition of the British pounds will be treated as ordinary income or loss.

    Subject to certain conditions and limitations, the U.K. Withholding Tax withheld from dividends will be treated as a foreign income tax that may be deducted from taxable income or credited against the U.S. holder's U.S. federal income tax liability. However, the U.K. tax may be deducted only if the U.S. holder does not claim a credit for any foreign taxes paid or accrued in that year. In addition, a U.S. holder will not be entitled to a deduction or foreign tax credit with respect to U.K. tax that may be refunded to a U.S. holder pursuant to the Income Tax Convention or U.K. law. Accordingly, a U.S. holder who is eligible for, but does not apply to receive, a refund pursuant to the Income Tax Convention will not be able to claim a deduction or foreign tax credit for that portion of U.K. taxes withheld in excess of 15% of the dividend. Further, in certain circumstances, a U.S. holder that (i) has held shares or ADSs for less than a specified minimum period during which it is not protected from risk of loss, (ii) is obligated to make payments related to the dividends or (iii) holds the shares or ADSs in arrangements in which the U.S. holder's expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on shares or ADSs. For the purposes of computing the foreign tax credit, dividends paid on the shares or ADSs will be treated as income from sources outside the United States, but generally will be grouped separately, together with other items of "passive" or "financial services" income. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

TAXATION OF CAPITAL GAINS

UNITED KINGDOM

    If you are not resident or ordinarily resident in the United Kingdom for U.K. tax purposes, you will not be liable for U.K. tax on capital gains realized or accrued on the sale or other disposition of shares or ADSs unless the shares or ADSs are held in connection with your trade or business (which for this purpose includes a profession or a vocation) in the United Kingdom through a branch or agency and the shares or ADSs are or have been used, held or acquired for the purposes of such trade or business of such branch or agency.

    A U.S. holder who is an individual who has on or after March 17, 1998 ceased to be resident or ordinarily resident in the United Kingdom for a period of five years and who disposes of shares or ADSs during that period may also be liable for U.K. tax on capital gains notwithstanding that the person may not be resident in the United Kingdom at the time of the disposal.

UNITED STATES

    Subject to the PFIC discussion below, gain or loss realized by a U.S. holder on the sale or other disposition of the shares or ADSs will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between the U.S. holder's basis in the shares or ADSs and the amount realized on the disposition. The capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares or ADSs for more than one year at the time of the sale or exchange. Gain or loss realized by a U.S. holder generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

    Based upon our current operations and assets, we do not believe that we are a passive foreign investment company, or PFIC, and we do not expect to become a passive foreign investment company in the future for U.S. federal income tax purposes. Our belief that we are not a PFIC and our expectation that we will not become a PFIC in the future are based on our current and planned business activities, including our ability to conclude certain contracts on terms that are agreeable to us. In the event that we fail to conclude those contracts on a timely basis, or at all, it is likely that we would be a PFIC for the taxable year ending March 31, 2001 and possibly for future taxable years. This conclusion is a factual determination made annually and could change. In addition, a number of the factors that will be relevant to the determination as to whether we are a PFIC will depend on circumstances that may not be within our control. In reaching the conclusion that we are not a passive foreign investment company, we valued our assets based on the anticipated price of our shares. For purposes of applying the PFIC rules, that valuation method gives substantial value to intangible assets, including goodwill, that are not considered to produce or to be held for the production of passive income for purposes of the PFIC rules. The IRS has not approved or disapproved of this valuation method, although we believe this is a reasonable method of valuing our non-passive assets.

    In general, we will be a passive foreign investment company for any taxable year if either:

    - 75% or more of our gross income for the taxable year is passive income; or

    - 50% or more of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.

    Passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct or a trade or business and not derived from a related person), annuities and gains from assets that produce passive income.

    The determination of whether we are a passive foreign investment company is made annually. Accordingly, it may be possible that we will become a passive foreign investment company in the current or any future year due to changes in our asset or income composition or if our projections are not accurate. Because the goodwill is valued based on the anticipated market value of the common stock immediately following the offering, a decrease in the price of our shares could result in us becoming a PFIC.

    If we are classified as a PFIC in any year that a U.S. holder is a shareholder, we generally will continue to be treated as a PFIC for that U.S. holder in all succeeding years, regardless of whether we continue to meet the income or asset test described above, although shareholder elections may apply in certain circumstances. For purposes of the PFIC tests, we will be treated as owning our proportionate share of the assets, and as receiving directly our proportionate share of the income, of any foreign corporation of which we own at least 25% of the stock value.

    If we become a PFIC you will be subject to special tax rules for:

    - any "excess distribution" by us, which is generally any distribution that is greater than 125% of the average annual distributions received by you in the three preceding taxable years, or your holding period for the shares or ADSs, if shorter; and

    - any gain realized on the sale or other disposition, including a pledge, of shares of ADSs.

    Under these special tax rules:

    - the excess distribution or gain would be allocated ratably over the holding period for the shares or ADSs;

    - the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC would be treated as ordinary income; and

    - the amount allocated to each other year would be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed with respect to the resulting tax attributable to each such prior year.

    As an alternative to these special rules, the U.S. holder may make an election to have us treated as a qualified electing fund in the first taxable year in which the U.S. holder owns the shares or ADSs and we comply with certain reporting requirements. A U.S. holder that makes a qualified electing fund election will be currently taxable on its pro rata share of our ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively) for each taxable year in which we are a PFIC, regardless of whether or not dividend distributions are actually distributed. Therefore, a U.S. holder could have a tax liability with respect to those earnings or gain without a corresponding receipt of cash. The U.S. holder's basis in the shares or ADSs will be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares or ADSs and will not be taxed again as a distribution to the U.S. holder. Each U.S. holder who desires qualified electing fund treatment must individually make a qualified electing fund election. We intend to comply with all reporting requirements necessary for a U.S. holder to make a qualified electing fund election, will timely notify U.S. holders of each year that we are a passive foreign investment company and will provide to U.S. holders such annual information as may be required to make such a qualified electing fund election elective. A qualified electing fund election is, however, subject to a number of specific rules and requirements, and U.S. holders are strongly urged to consult their tax advisors concerning the benefits of making the qualified electing fund election.

    Alternatively, it may be possible for you to make a "mark-to-market" election with respect to the shares or ADSs. If you make a "mark-to-market" election you would be required to recognize ordinary income in an amount equal to the excess of the fair market value of your shares or ADSs over your adjusted basis of those shares or ADSs, calculated as of the close of that taxable year, provided that the shares or ADSs are regularly traded on a qualified exchange. If the adjusted basis of those shares or ADSs exceeds their fair market value, you may deduct the amount of such excess, but only to the extent of amounts included in your ordinary income in prior taxable years under the election. Under current law, the "mark-to-market" election may be available to U.S. holders of shares or ADSs because the ADSs will be traded on the Nasdaq National Market which constitutes a qualified exchange as designated in the Code, although the ADSs might not be "regularly traded" for purposes of the "mark-to-market" election, and you should be note that we anticipate that only the ADSs and not the shares will be traded on the Nasdaq National Market. U.S. holders should consult their tax advisors about the availability of the "mark-to-market" election, and whether making the election would be advisable in the U.S. holder's particular circumstances.

    The consequences of the elections under the provisions described above are complex and you are urged to consult your tax advisor with respect to the availability and effect of those elections in your particular circumstances.

    If you own shares or ADSs during any year that we are a PFIC, you must file U.S. Internal Revenue Service Form 8621. You should consult your tax advisor concerning the U.S. federal income tax consequences of holding shares or ADSs if we are considered a passive foreign investment company.

U.K. INHERITANCE AND GIFT TAX

    If you are an individual domiciled in the United States and are not a national of the United Kingdom for the purposes of the Estate and Gift Tax Convention, any share or ADS beneficially owned by you will not be subject to U.K. inheritance tax on your death or on a gift made by you during your lifetime, provided that any applicable U.S. federal gift or estate tax liability is paid, except where the share or ADS is part of the business property of your U.K. permanent establishment or pertains to your U.K. fixed base used for the performance of independent personal services. The Estate and Gift Tax Convention generally provides for tax paid in the United Kingdom to be credited against tax payable in the United States, based on priority rules set forth in that Convention, in the exceptional case where a share or ADS is subject to both U.K. inheritance tax and U.S. federal gift or estate tax. Where the shares or ADSs have been placed in trust by a settler who, at the time of the settlement, was a U.S. holder, the shares or ADSs will generally not be subject to U.K. inheritance tax if the settler, at the time of the settlement, was domiciled in the United States for the purposes of the Estate and Gift Tax Convention and was not a U.K. national.

U.S. GIFT AND ESTATES TAXES

    If you are an individual, you will be subject to U.S. gift and estate taxes with respect to the shares or ADSs in the same manner and to the same extent as with respect to other types of personal property.

U.K. STAMP DUTY AND STAMP DUTY RESERVE TAX

    Subject to certain exemptions, stamp duty will be charged at the rate of 1.5% rounded up to the nearest L5, or there will be a charge to the stamp duty reserve tax at the rate of 1.5% on the amount or value of the consideration paid, or in some circumstances the issue price or open market value, on a transfer or issue of shares (1) to, or to a nominee for, a person whose business is or includes the provision of clearance services, or (2) to, or to a nominee for, a person whose business is or includes the issuing of depositary receipts. It is understood that the U.K. Inland Revenue Stamp Office considers the depositary to fall within one or the other of the above two categories. The stamp duty reserve tax on the initial deposit of the shares represented by the ADSs offered hereunder will be paid

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by us. On the deposit of further shares with the depositary, stamp duty reserve tax will be payable by the person depositing those shares. Where stamp duty reserve tax is charged on a transfer of shares and ad valorem stamp duty is chargeable on the instrument effecting the transfer, the amount of the stamp duty reserve tax charged is an amount equal to the excess, if any, of the stamp duty reserve tax charge due on the transfer after the deduction of the stamp duty paid.

    You will not be entitled to a foreign tax credit with respect to any U.K. stamp duty or stamp duty reserve tax, but may be entitled to a deduction subject to applicable limitations under the Code. You are urged to consult your own tax advisors regarding the availability of a deduction under their particular circumstances.

TRANSFERS OF ADRS AND ADSS

    No U.K. stamp duty will be payable on an instrument transferring an ADR or on a written agreement to transfer an ADR provided that the instrument of transfer or the agreement to transfer is executed and remains at all times outside the United Kingdom. Where these conditions are not met, the transfer of, or agreement to transfer an ADR could, depending on the circumstances, attract a charge to ad valorem stamp duty.

    No stamp duty reserve tax will be payable in respect of an agreement to transfer an ADR, whether made in or outside the United Kingdom.

    Where no sale is involved and no transfer of beneficial ownership has occurred, a transfer of shares by the custodian or the depositary or its nominee to the holder of an ADR upon cancelation of the ADR is subject to U.K. stamp duty of L5.00 per instrument of transfer.

ISSUE AND TRANSFER OF ORDINARY SHARES IN REGISTERED FORM

    Except in relation to persons whose business is or includes the issue of depositary receipts or the provision of clearance services or their nominees, the allotment and issue of shares by us will not normally give rise to a charge to U.K. stamp duty or stamp duty reserve tax.

    Transfers of shares, as opposed to ADSs, will attract ad valorem stamp duty normally at the rate of 0.5% of the value of the consideration (rounded up to the nearest L5.00). A charge to stamp duty reserve tax, normally at the rate of 0.5% of the consideration, arises, in the case of an unconditional agreement to transfer shares, on the date of the agreement, and in the case of a conditional agreement the date on which the agreement becomes unconditional. In the case of transfers effected through the CREST system, the stamp duty reserve tax is collected through the system. In other cases, the stamp duty reserve tax is payable on the seventh day of the month following the month in which the charge arises. Where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement, the stamp duty reserve tax has not been paid and, if any of the stamp duty reserve tax has been paid, a claim may be made for its repayment.

TRANSFER REPORTING REQUIREMENTS.

    Under recently promulgated Treasury regulations, a U.S. holder, including a tax exempt entity, that purchases any shares or ADS for cash will be required to file an IRS Form 926 or similar form with the IRS, if the purchase occurs during a taxable year of the U.S. holder beginning after February 5, 1999 and (1) the U.S. holder owned, directly or by attribution, immediately after the transfer at least 10% by vote or value of us or (2) the purchase, when aggregated with all purchases made by the U.S. holder, or any related person thereto, within the preceding 12 month period, exceeds $100,000. If a U.S. holder fails to file the required form, the U.S. holder could be required to pay a penalty equal to 10% of the gross amount paid for the shares or ADSs, subject to a maximum penalty of $100,000, except in cases involving intentional disregard. U.S. holders should consult their tax advisors for advice regarding this or any other reporting requirement which may apply to their acquisition of the shares or ADSs.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The U.S. Treasury Department issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards. These new regulations generally will be effective on payments made after December 31, 2000. Except as provided below, this section describes rules applicable to payments made on or before December 31, 2000.

    Payments that relate to the shares or ADSs that are made in the United States or by a U.S.-related financial intermediary will be subject to information reporting. Information reporting generally will require each paying agent making payments, which relate to a share or ADS, to provide the IRS with information, including the beneficial owner's name, address, taxpayer identification number, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts are all excluded from reporting requirements.

    The depositary participant or indirect participant holding shares or ADSs on behalf of a beneficial owner, or paying agent making payments for a share or ADS, may be required to backup withhold a tax equal to 31% of each payment of dividends on the shares or ADSs in the event that a beneficial owner of a share or ADS:

    - fails to establish its exemption from the information reporting requirements;

    - is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law; or

    - underreports its tax liability.

This backup withholding tax is not an additional tax and may be credited against the beneficial owner's U.S. federal income tax liability if the required information is furnished to the IRS. Non-U.S. holders generally are not subject to information reporting or backup withholding, but may be required to provide certification of their non-U.S. status in connection with payments received within the United States or through U.S.-related financial intermediaries. Prospective investors are advised to consult their own tax advisors as to the effect, if any, of the regulations on their acquisition, ownership and disposition of the shares or ADSs.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, if the underwriters exercise their over-allotment option, 64,695,220 of our ordinary shares will be issued and outstanding and 3,601,420 of our ordinary shares will be issuable upon exercise of outstanding options and warrants. We may issue additional ordinary shares following grants pursuant to our share option plans and warrants. Of these ordinary shares issued and outstanding, 16,263,426 ordinary shares, in the form of ADSs, will be freely transferable and tradable in the U.S. public market, other than by one of our "affiliates," as defined in the Securities Act, without restrictions or further registration under the Securities Act. A number of the remaining outstanding ordinary shares will be subject to the lock-up agreements summarized below.

    Subject to certain exceptions, we and our directors and executive officers and other shareholders holding approximately 48,431,794 of our ordinary shares have agreed in the underwriting agreement and in separate lock-up agreements not to offer, sell, contract to sell or otherwise dispose of any our securities that are substantially similar to our ordinary shares or ADSs, including, but not limited to, any securities that are convertible into or exercisable or exchangeable for, any substantially similar securities, for a period of 180 days after the date of this prospectus without the prior written consent of SG Cowen Securities Corporation.

    After the expiration of the lock-up agreement described above, the ordinary shares subject to those agreements will be freely transferable and tradable in the U.S. public market (other than by one of our affiliates or a shareholder who holds restricted securities) without restrictions or further registration under the Securities Act. Our ordinary shares held by one of our affiliates and restricted securities held by certain of our shareholders will be subject to certain restrictions on resale in the U.S. public market and may be resold in the United States only (1) pursuant to an effective registration statement under the Securities Act or (2) pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act (which would permit resales in the United States subject to volume limitations) and Regulation S under the Securities Act (which would permit resales outside the United States).

    In connection with the offering, we and shareholders who following the offering will hold 1% or more of our ordinary shares will enter into registration rights agreements pursuant to which we will grant them certain rights to require us to register ordinary shares held by them under the Securities Act. We have agreed that, upon request from any of those holders, which request may not be made until the expiration of 180 days after the date of this prospectus (and subject to one successful request for each holder) we will file a registration statement under the Securities Act to register ordinary shares held by those holders as long as the total value of the securities being registered exceeds L10,000,000 ($15,920,000) and the securities being registered could not otherwise be sold in the U.S. public market pursuant to an exemption from the registration requirements of the Securities Act. Subject to various conditions, we will also grant each of these holders the right to include their ordinary shares in some registration statements covering offerings of ordinary shares by us or any other holder.

    In general, under Rule 144 under the Securities Act as currently in effect:

    - any of our affiliates; or

    - any person who is not one of our affiliates

who has beneficially owned restricted securities (as defined in Rule 144) for at least one year from the date such restricted securities were acquired from us or from one of our affiliates may sell under Rule 144 within any three-month period, a number of ordinary shares not exceeding the greater of:

    - one percent of the then outstanding number of ordinary shares; or

    - the average weekly trading volume of the ADSs on the Nasdaq National Market during the four calendar weeks preceding the date notice of the sale is filed with the SEC under Rule 144.

    Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about us.

    In addition, a person who has not been one of our affiliates for at least three months and who has beneficially owned ordinary shares for at least two years from the date those shares were acquired from us or from one of our affiliates may sell ordinary shares in the public market under Rule 144 without regard to the public information requirements, notice requirements, manner of sale limitations and volume limitations under Rule 144. Our affiliates will continue to be subject to those limitations.

    As defined under Rule 144, an affiliate of a company is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such company. Rule 144 does not require the same person to have held the securities for the applicable periods.

    Prior to the offering, there has been no public market in the United States, the United Kingdom or elsewhere for our ordinary shares or ADSs and no prediction can be made as to the effect, if any, that sales of our ordinary shares or ADSs or the availability of our ordinary shares or ADSs for sale will have on the market prices of our ordinary shares or ADSs prevailing from time to time. Sales of substantial amounts of our ordinary shares or ADSs pursuant to a registration statement, Rule 144, Regulation S or otherwise, or the perception that such sales may occur, may have an adverse impact on such market price. For a discussion of that risk, you should read the information in "Risk Factors--If large amounts of our shares held by existing shareholders are sold in the future, the market price of the ADSs could decline."

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters named below with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. SG Cowen Securities Corporation and Chase Securities Inc. are the representatives of the underwriters.

NAME                                                          NUMBER OF ADSS
----                                                          --------------
SG Cowen Securities Corporation.............................
Chase Securities Inc........................................
                                                                 ---------
  Total.....................................................     6,000,000
                                                                 =========

    The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the ADSs offered by us if any ADSs are purchased, other than those covered by the over-allotment option described below.

    The underwriters, at our request, have reserved for sale to our employees and friends and family members of our employees, at the initial public offering price, up to 883,800 ordinary shares, in the form of ADSs, to be sold in this offering. The number of ADSs available for sale to the general public will be reduced to the extent that any reserved ADSs are purchased. Any reserved ADSs which are not so purchased will be offered by the underwriters to the general public on the same basis as the ADSs sold hereby.

    At our request, the underwriters will reserve up to 916,200 of our ordinary shares, in the form of ADSs, at the initial public offering price for sale to Dr. Alejandro Zaffaroni through his affiliates, the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P. The number of ADSs reserved for sale to the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P. will reduce the number of ADSs available to the general public. We cannot assure you that any of these reserved ADSs will be purchased by the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P. Each of the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P., will agree that, if it purchases any of our ADSs, it will not sell or otherwise dispose of such ADSs for a period of 180 days following the date of this prospectus. Any reserved ADSs not so purchased by the Zaffaroni Revocable Trust and the Zaffaroni Family Partnership, L.P., will be offered by the underwriters to the general public on the same basis as the ADSs offered hereby.

    The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the ADSs to securities dealers at that price less a
concession not in excess of $    per ADS. Securities dealers may reallow a
concession not in excess of $    per ADS to other dealers. After the ADSs are
released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

    We have granted to the underwriters an option to purchase up to 1,800,000 additional ordinary shares, in the form of ADSs, at the public offering price set forth on the cover of this prospectus to cover over-allotments, if any. The option is exercisable for a period of 30 days. If the underwriters exercise their over-allotment option, the underwriters have severally agreed to purchase ADSs in approximately the same proportion as shown in the table above.

    The following table shows the per ADS and total public offering price, underwriting discounts and commissions we are to pay to the underwriters and the proceeds from the sale of the ADSs to the

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
underwriters before our expenses. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             PER ADS    WITHOUT OPTION   WITH OPTION
                                                             --------   --------------   -----------
Public offering price......................................    $             $               $
Underwriting discounts and commissions.....................    $             $               $
Our proceeds, before expenses..............................    $             $               $

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

    We, our directors and executive officers, all principal shareholders and other existing shareholders who hold an aggregate of 48,431,794 ordinary shares, together with the holders of options to purchase 2,742,760 ordinary shares, have agreed with the underwriters that for a period of 180 days following the date of this prospectus, without the prior written consent of SG Cowen Securities Corporation, not to directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, other than by operation of law, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangable for ordinary shares or ADSs, including, without limitation, ordinary shares and ADSs which may be deemed to be benefically owned in accordance with rules and regulations promulgated under the Securities Act.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the ADSs originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. In passive market making, market makers in the ADSs who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the ADSs until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the ADSs to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    The underwriters have advised us that they do not intend to confirm sales in excess of 5% of the ADSs offered hereby to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the ordinary shares or the ADSs. Consequently, the initial public offering price range was determined by negotiations between us and the underwriters. Among the factors considered in these negotiations were prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operation in recent periods, the present state of our development and other factors deemed relevant.

    Some of the underwriters have, directly or indirectly, performed investment banking or financial advisory services to us, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they also expect to receive customary fees and commissions. SG Cowen Securities Corporation served as financial advisor to Eurona in connection with our acquisition of Eurona.

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
    We estimate that our out of pocket expenses for this offering, not including underwriting discounts, commissions and stamp duty reserve tax, will be approximately $1.7 million.

                                 LEGAL MATTERS

    The validity of the issuance of the ADSs will be passed upon by Clifford Chance Limited Liability Partnership, our U.S. counsel. The validity of the ordinary shares will be passed upon by CMS Cameron McKenna, our English legal counsel. Certain legal matters under U.S. law will be passed upon for the underwriters by Simpson Thacher & Bartlett, the underwriters' U.S. counsel.

                                    EXPERTS

    Ernst & Young, independent auditors, have audited our financial statements at March 31, 1999 and 2000, and for each of the three years in the period ended March 31, 2000, as set forth in their report. We have included our financial statements in the prospectus in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

    Ernst & Young, independent auditors, have audited the financial statements of Eurona at December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, as set forth in their report. We have included Eurona's financial statements in the prospectus in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form F-1 (together with amendments, exhibits and schedules) under the Securities Act, concerning the securities we are offering.

    As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings included in the registration statement. For further information about us and the securities we are offering, you should refer to the registration statement. Statements we make in this prospectus about the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of that contract or other document filed as an exhibit to the registration statement.

    We will be subject to the reporting requirements of the Exchange Act, as applicable to foreign private issuers. In accordance with those requirements, we will file an annual report on Form 20-F and other information under cover of Form 6-K with the SEC. We have agreed to furnish copies of these reports to the depositary promptly after they have been filed with the SEC. Our consolidated financial statements included in these reports will be prepared in accordance with generally accepted accounting principles in the United States. These consolidated financial statements will express all amounts in U.S. dollars. These reports and other information may be inspected and copied at the following public reference facilities maintained by the SEC:

    - 450 Fifth Street, N.W., Washington, D.C. 20549

    - Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

    - 7 World Trade Center, Room 1400, 13th Floor, New York, New York 10048.

    You can obtain copies of these materials from the Public Reference Room of the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. You can obtain information about the operation of the Public Reference Room by calling the SEC at (800) 732-0330.

    If we request in writing, The Bank of New York, as depositary in respect of the ADSs, will send to the holder of ADSs our annual and interim reports. Our consolidated financial statements included in the annual report will be examined by our independent public accountants and will include their audit opinion. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from reporting and short-swing profit recovery provisions contained in the Exchange Act.

            SERVICE OF PROCESS AND ENFORCEMENT OF FOREIGN JUDGMENTS

    We are a public limited company organized under the laws of England and Wales. Most of our directors and executive officers and certain of the experts named in this prospectus are not residents of the United States. Substantially all of the assets of such persons and a significant portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon any of those persons or our company or to enforce against any of them or our company judgments of U.S. courts predicted upon the civil liability provisions of the U.S. federal or state securities laws. Our English counsel, CMS Cameron McKenna, has advised us that there is no system of reciprocal enforcement in the United Kingdom of judgments obtained in the United States courts. Accordingly, a final and conclusive judgment against any of those persons or us obtained in a United States court may only be enforced in England by the commencement of a fresh action before an English court based on the judgment of the United States court. Summary judgment against any of those persons or us, as the case may be, may be granted by the English court without requiring the issues in the United States litigation to be reopened on the basis that those matters have already been decided by the United States court provided that the English court is satisfied:

    - that the United States court had jurisdiction (as a matter of English law);

    - that the United States judgment is not impeachable for fraud and is not contrary to English rules of natural justice;

    - that the enforcement of such judgment will not be contrary to public policy or statute in the United Kingdom;

    - that each judgment is for a liquidated sum;

    - that the English proceedings were commenced within the relevant limitation period;

    - that the judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine or other penalty;

    - that the judgment remains valid and enforceable in the court in which it was obtained unless and until it is set aside; and

    - that, before the date on which the U.S. court gave judgment, the issues in question had not been the subject of a final judgment of an English court or of a court of another jurisdiction whose judgment is enforceable in England.

    Our individual shareholders, including our U.S. shareholders, have the right under English law to bring lawsuits on behalf of our company, and on their own behalf against our company, in certain limited circumstances. Our shareholders, including our U.S. shareholders, may only bring actions in England and Wales to enforce liabilities based on U.S. federal securities laws against us or any of our directors and executive officers or any of the underwriters or other experts named in this prospectus that are resident in England and Wales in very limited circumstances if the shareholder can characterize the obligations in question as contractual or tortious obligations which would be recognized under English law. Except in limited circumstances, English law does not permit class action lawsuits by shareholders.

                         INDEX TO FINANCIAL STATEMENTS

GEMINI GENOMICS PLC

Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets at March 31, 1999 and 2000......  F-3
Consolidated Statements of Operations for the years ended
  March 31, 1998, 1999 and 2000 and the period from
  September 11, 1995 (inception) to March 31, 2000..........  F-4
Consolidated Statement of Shareholders' Equity (Deficit) for
  the period from September 11, 1995 (inception) to
  March 31, 2000............................................  F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1998, 1999 and 2000 and the period from
  September 11, 1995 (inception) to March 31, 2000..........  F-7
Notes to Consolidated Financial Statements..................  F-8

EURONA MEDICAL AB

Report of Independent Auditors..............................  F-24
Statements of Operations for the years ended December 31,
  1997 and 1998 and nine months ended September 30, 1998
  (Unaudited) and 1999 (Unaudited)..........................  F-25
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and nine months ended September 30, 1998
  (Unaudited) and 1999 (Unaudited)..........................  F-26
Notes to the Financial Statements...........................  F-27

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Gemini Genomics plc

    We have audited the accompanying consolidated balance sheets of Gemini Genomics plc (a development stage company) as of March 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2000 and the period from September 11, 1995 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with United Kingdom Auditing Standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gemini Genomics plc (a development stage company) at March 31, 1999 and 2000 and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended March 31, 2000 and the period from September 11, 1995 (inception) to March 31, 2000, in conformity with United States generally accepted accounting principles.

                                                         ERNST & YOUNG

Cambridge, England

May 17, 2000

                              GEMINI GENOMICS PLC

                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,165   $ 13,414
  Accounts receivable.......................................        99         88
  Inventories...............................................        49        179
  Prepaid expenses and other................................       354        665
                                                              --------   --------
    Total current assets....................................    12,667     14,346
Property, plant and equipment, net..........................     2,099      2,641
Goodwill and other intangible assets, net...................        --      5,249
                                                              --------   --------
    Total assets............................................  $ 14,766   $ 22,236
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank loans................................................  $     --   $    243
  Accounts payable..........................................     1,071      2,487
  Accrued liabilities.......................................     2,818      3,626
  Current portion of capital lease obligations..............     1,435      1,005
                                                              --------   --------
    Total current liabilities...............................     5,324      7,361
Capital lease obligations...................................       636      2,912
Other noncurrent liabilities................................        --         75
                                                              --------   --------
    Total liabilities.......................................     5,960     10,348
                                                              --------   --------
Commitments and contingencies:
Shareholders' equity:
  Convertible preferred ordinary shares, L0.05 par value,
    issuable in series 41,275,560 shares authorized at March
    31, 1999, 0 shares issued and outstanding at March 31,
    2000, 24,070,040 shares issued and outstanding at March
    31, 1999, 0 shares issued and outstanding at March 31,
    2000, aggregate liquidation preference of $31,650 at
    March 31, 1999, aggregate liquidation preference of $0
    at March 31, 2000.......................................     1,995         --
  Ordinary shares, L0.05 par value 38,724,440 shares
    authorized at March 31, 1999, 120,000 authorized at
    March 31, 2000, 20,000,000 shares issued and outstanding
    at March 31, 1999 and 50,895,220 issued and outstanding
    at March 31, 2000.......................................     1,646      4,192
  Additional paid-in capital................................    28,994     48,954
  Deferred compensation.....................................      (155)    (2,611)
  Notes receivable from shareholders........................      (664)       (40)
  Accumulated other comprehensive loss......................      (222)      (414)
  Deficit accumulated during the development stage..........   (22,788)   (38,193)
                                                              --------   --------
    Total shareholders' equity..............................     8,806     11,888
                                                              ========   ========
    Total liabilities and shareholders' equity..............  $ 14,766   $ 22,236
                                                              ========   ========

                            SEE ACCOMPANYING NOTES.

                              GEMINI GENOMICS PLC

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                         PERIOD FROM
                                                                                                        SEPTEMBER 11,
                                                                                                             1995
                                                                       YEAR ENDED MARCH 31,             (INCEPTION) TO
                                                              ---------------------------------------     MARCH 31,
                                                                 1998          1999          2000            2000
                                                              -----------   -----------   -----------   --------------
Revenue.....................................................  $        --   $       198   $       164    $       362
                                                              -----------   -----------   -----------    -----------
Costs and expenses:
  Costs of revenue..........................................           --            --            25             25
  Research and development..................................        6,297         9,421         9,932         26,976
  Sales, general and administrative.........................        1,602         1,471         5,286         10,781
  Amortization of goodwill and other intangible assets......           --            --           311            311
                                                              -----------   -----------   -----------    -----------
    Total costs and expenses................................        7,899        10,892        15,554         38,093
                                                              -----------   -----------   -----------    -----------
Loss from operations........................................       (7,899)      (10,694)      (15,390)       (37,731)
Interest income.............................................          164           269           478            929
Interest expense............................................         (388)         (320)         (493)        (1,391)
                                                              -----------   -----------   -----------    -----------
Net loss....................................................  $    (8,123)  $   (10,745)  $   (15,405)   $   (38,193)
                                                              ===========   ===========   ===========    ===========
Net loss per share--basic and diluted.......................  $     (0.41)  $     (0.54)  $     (0.73)   $     (2.72)
Net loss per ADS--basic and diluted.........................  $     (0.82)  $     (1.08)  $     (1.46)   $     (5.44)
Shares used in calculation of net loss per share and per
  ADS.......................................................   20,000,000    20,000,000    21,182,195     14,042,595
Pro-forma net loss per share--basic and diluted
  (unaudited)...............................................                                    (0.35)
Pro-forma net loss per ADS--basic and diluted (unaudited)...                                    (0.70)
Shares used in calculation of pro-forma net loss per share
  and per ADS (unaudited)...................................                               45,959,745

                            SEE ACCOMPANYING NOTES.

                              GEMINI GENOMICS PLC

                         (A DEVELOPMENT STAGE COMPANY)

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

          PERIOD FROM SEPTEMBER 11, 1995 (INCEPTION) TO MARCH 31, 2000

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         GEMINI INTERNATIONAL HOLDINGS PLC                     GEMINI GENOMICS PLC
                                ----------------------------------------------------  --------------------------------------
                                                         REDEEMABLE                                          CONVERTIBLE
                                                         CONVERTIBLE                                          PREFERRED
                                  ORDINARY SHARES     PREFERRED SHARES    ADDITIONAL   ORDINARY SHARES     ORDINARY SHARES
                                -------------------  -------------------   PAID IN    ------------------  ------------------
                                  SHARES     AMOUNT    SHARES     AMOUNT   CAPITAL      SHARES    AMOUNT    SHARES    AMOUNT
                                -----------  ------  -----------  ------  ----------  ----------  ------  ----------  ------
Issuance of Ordinary Shares
  for $0.08 per share in
  September 1995..............        4,000   $ --            --   $ --     $   --            --  $  --          --   $  --
Issuance of Ordinary Shares
  for $0.08 per share in March
  1996........................    1,996,000      2            --     --         --            --     --          --      --
Net loss and comprehensive net
  loss from inception through
  March 31, 1996..............           --     --            --     --         --            --     --          --      --
                                -----------   ----   -----------   ----     ------    ----------  ------  ----------  -----
Balances at March 31, 1996....    2,000,000      2            --     --         --            --     --          --      --
Issuance of redeemable
  convertible preferred shares
  for $0.08 per share in March
  1997........................           --     --     5,840,000      5      4,635            --     --          --      --

Issuance of ordinary shares
  for $0.08 per share in March
  1997........................   18,000,000     14            --     --         --            --     --          --      --

Translation adjustment........           --     --            --     --         --            --     --          --      --
Net loss......................           --     --            --     --         --            --     --          --      --
Total comprehensive loss......           --     --            --     --         --            --     --          --      --
                                -----------   ----   -----------   ----     ------    ----------  ------  ----------  -----
Balances at March 31,1997.....   20,000,000     16     5,840,000      5      4,635            --     --          --      --
Issuance of of redeemable
  convertible preferred shares
  for $0.96 per share in
  April, July and September
  1997........................           --     --     5,349,560      4      5,210            --     --          --      --

Exchange of shares to effect
  reorganization on
  December 5, 1997............  (20,000,000)   (16)  (11,189,560)    (9)    (9,845)   20,000,000  1,646   11,275,560    937
Issuance of Series C
  convertible preferred
  ordinary shares for $1.21
  per share in March 1998.....           --     --            --     --         --            --     --     545,360      45
Deferred share compensation...           --     --            --     --         --            --     --          --      --
Amortization of deferred share
  compensation................           --     --            --     --         --            --     --          --      --

Translation adjustment........           --     --            --     --         --            --     --          --      --
Net loss......................           --     --            --     --         --            --     --          --      --
Total comprehensive loss......           --     --            --     --         --            --     --          --      --
                                -----------   ----   -----------   ----     ------    ----------  ------  ----------  -----
Balances at March 31, 1998....           --   $ --            --   $ --     $   --    20,000,000  $1,646  11,820,920  $ 982

                                                               GEMINI GENOMICS PLC
                                ---------------------------------------------------------------------------------
                                                                          DEFICIT
                                              DEFERRED       NOTES      ACCUMULATED   ACCUMULATED       TOTAL
                                ADDITIONAL     SHARE       RECEIVABLE   DURING THE       OTHER      SHAREHOLDER'S
                                 PAID IN       BASED          FROM      DEVELOPMENT  COMPREHENSICE     EQUITY
                                 CAPITAL    COMPENSATION  SHAREHOLDERS     STAGE        INCOME        (DEFICIT)
                                ----------  ------------  ------------  -----------  -------------  -------------
Issuance of Ordinary Shares
  for $0.08 per share in
  September 1995..............    $   --       $  --        $    --      $     --        $ --          $    --
Issuance of Ordinary Shares
  for $0.08 per share in March
  1996........................        --          --             --            --          --                2
Net loss and comprehensive net
  loss from inception through
  March 31, 1996..............        --          --             --          (457)         --             (457)
                                  ------       -----        -------      --------        ----          -------
Balances at March 31, 1996....        --          --             --          (457)         --             (455)
Issuance of redeemable
  convertible preferred shares
  for $0.08 per share in March
  1997........................        --          --             --            --          --            4,640
Issuance of ordinary shares
  for $0.08 per share in March
  1997........................        --          --             --            --          --               14
Translation adjustment........        --          --             --            --           4                4
Net loss......................        --          --             --        (3,463)         --           (3,463)
                                                                                                       -------
Total comprehensive loss......        --          --             --            --          --           (3,459)
                                  ------       -----        -------      --------        ----          -------
Balances at March 31,1997.....        --          --             --        (3,920)          4              740
Issuance of of redeemable
  convertible preferred shares
  for $0.96 per share in
  April, July and September
  1997........................        --          --             --            --                        5,214
Exchange of shares to effect
  reorganization on
  December 5, 1997............     7,287          --             --            --                           --
Issuance of Series C
  convertible preferred
  ordinary shares for $1.21
  per share in March 1998.....       619          --             --            --                          664
Deferred share compensation...       384        (384)            --            --                           --
Amortization of deferred share
  compensation................        --          52             --            --                           52
Translation adjustment........        --          --             --            --         (35)             (35)
Net loss......................        --          --             --        (8,123)         --           (8,123)
                                                                                                       -------
Total comprehensive loss......        --          --             --            --          --           (8,158)
                                  ------       -----        -------      --------        ----          -------
Balances at March 31, 1998....    $8,290       $(332)       $    --      $(12,043)       $(31)         $(1,488)

                            SEE ACCOMPANYING NOTES.

                              GEMINI GENOMICS PLC

                         (A DEVELOPMENT STAGE COMPANY)

      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)

          PERIOD FROM SEPTEMBER 11, 1995 (INCEPTION) TO MARCH 31, 2000

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                      GEMINI INTERNATIONAL HOLDINGS PLC                   GEMINI GENOMICS PLC
                                ---------------------------------------------  ------------------------------------------
                                                    REDEEMABLE                                           CONVERTIBLE
                                                   CONVERTIBLE                                            PREFERRED
                                ORDINARY SHARES  PREFERRED SHARES  ADDITIONAL    ORDINARY SHARES       ORDINARY SHARES
                                ---------------  ----------------   PAID IN    -------------------  ---------------------
                                SHARES   AMOUNT  SHARES   AMOUNT    CAPITAL      SHARES    AMOUNT     SHARES      AMOUNT
                                -------  ------  -------  -------  ----------  ----------  -------  -----------  --------
Issuance of Series C
  convertible preferred
  ordinary shares for $1.22
  per share in May, 1998......      --    $ --       --    $ --      $   --            --  $   --    5,472,460   $    453
Issuance of Series C
  convertible preferred
  ordinary shares for $2.21
  per share in March, 1999....      --      --       --      --          --            --      --    6,776,660        560
Deferred share compensation...      --      --       --      --          --            --      --           --         --
Amortization of deferred share
  compensation................      --      --       --      --          --            --      --           --         --

Translation adjustment........      --      --       --      --          --            --      --           --         --
Net loss......................      --      --       --      --          --            --      --           --         --
Total comprehensive loss......      --      --       --      --          --            --      --           --         --
                                -------   ----   -------   ----      ------    ----------  -------  -----------  --------
Balances at March 31, 1999....      --      --       --      --          --    20,000,000   1,646   24,070,040      1,995

Payment of notes receivable
  from shareholders...........      --      --       --      --          --            --      --           --         --
Issuance of Series C
  convertible preferred
  ordinary shares for $2.59
  per share in exchange for
  all the outstanding ordinary
  and preferred shares of
  Eurona on December 17,
  1999........................      --      --       --      --          --            --      --    1,820,180        147
Issuance of Series C
  convertible preferred
  ordinary shares for $2.59
  per share in December,
  1999........................      --      --       --      --          --            --      --    4,281,360        345
Issuance of Series C
  convertible preferred
  ordinary shares for $2.59
  per share for services and
  cash on December 31, 1999...      --      --       --      --          --            --      --      500,000         40
Issuance of Series C
  convertible preferred shares
  for services................      --      --       --      --          --            --      --       51,640          5
Deferred share compensation...      --      --       --      --          --            --      --           --         --
Amortization of deferred share
  compensation................      --      --       --      --          --            --      --           --         --
Issuance of warrants for
  40,000 Series C convertible
  preferred ordinary shares in
  connection with capital
  lease financing in February
  2000 at $0.08...............      --      --       --      --          --            --      --           --         --

Exercise of share options in
  March 2000..................      --      --       --      --          --       172,000      14           --         --
Conversions of all convertible
  preferred ordinary shares at
  a one-for-one rate..........      --      --       --      --          --    30,723,220   2,532   (30,723,220)   (2,532)

Translation adjustment........      --      --       --      --          --            --      --           --         --
Net loss......................      --      --       --      --          --            --      --           --         --
Total comprehensive loss......      --      --       --      --          --            --      --           --         --
                                -------   ----   -------   ----      ------    ----------  -------  -----------  --------
Balances at March 31, 2000....      --    $ --       --    $ --      $   --    50,895,220  $4,192           --         --
                                =======   ====   =======   ====      ======    ==========  =======  ===========  ========

                                                               GEMINI GENOMICS PLC
                                ---------------------------------------------------------------------------------
                                                                          DEFICIT
                                                             NOTES      ACCUMULATED   ACCUMULATED       TOTAL
                                ADDITIONAL    DEFERRED     RECEIVABLE   DURING THE       OTHER      SHAREHOLDER'S
                                 PAID IN    SHARE BASED       FROM      DEVELOPMENT  COMPREHENSIVE     EQUITY
                                 CAPITAL    COMPENSATION  SHAREHOLDERS     STAGE         LOSS         (DEFICIT)
                                ----------  ------------  ------------  -----------  -------------  -------------
Issuance of Series C
  convertible preferred
  ordinary shares for $1.22
  per share in May, 1998......   $ 6,240      $     --      $    --      $     --      $     --        $ 6,693
Issuance of Series C
  convertible preferred
  ordinary shares for $2.21
  per share in March, 1999....    14,447            --         (664)           --            --         14,343
Deferred share compensation...        17           (17)          --            --            --             --
Amortization of deferred share
  compensation................        --           194           --            --            --            194
Translation adjustment........        --            --           --            --          (191)          (191)
Net loss......................        --            --           --       (10,745)           --        (10,745)
                                                                                                       -------
Total comprehensive loss......        --            --           --            --            --        (10,936)
                                 -------      --------      -------      --------      --------        -------
Balances at March 31, 1999....    28,994          (155)        (664)      (22,788)         (222)         8,806
Payment of notes receivable
  from shareholders...........        --            --          664            --            --            664
Issuance of Series C
  convertible preferred
  ordinary shares for $2.59
  per share in exchange for
  all the outstanding ordinary
  and preferred shares of
  Eurona on December 17,
  1999........................     4,573            --           --            --            --          4,720
Issuance of Series C
  convertible preferred
  ordinary shares for $2.59
  per share in December,
  1999........................    10,756            --           --            --            --         11,101
Issuance of Series C
  convertible preferred
  ordinary shares for $2.59
  per share for services and
  cash on December 31, 1999...     1,256            --          (40)           --            --          1,256
Issuance of Series C
  convertible preferred shares
  for services................       129            --           --            --            --            134
Deferred share compensation...     2,923        (2,923)          --            --            --             --
Amortization of deferred share
  compensation................        --           467           --            --            --            467
Issuance of warrants for
  40,000 Series C convertible
  preferred ordinary shares in
  connection with capital
  lease financing in February
  2000 at $0.08...............       218            --           --            --            --            218
Exercise of share options in
  March 2000..................       105            --           --            --            --            119
Conversions of all convertible
  preferred ordinary shares at
  a one-for-one rate..........        --            --           --            --            --             --
Translation adjustment........        --            --           --            --          (192)          (192)
Net loss......................        --            --           --       (15,405)           --        (15,405)
                                                                                                       -------
Total comprehensive loss......        --            --           --            --            --        (15,597)
                                 -------      --------      -------      --------      --------        -------
Balances at March 31, 2000....   $48,954      $ (2,611)     $   (40)     $(38,193)     $   (414)       $11,888
                                 =======      ========      =======      ========      ========        =======

                            SEE ACCOMPANYING NOTES.

                              GEMINI GENOMICS PLC

                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                PERIOD FROM
                                                                                                 SEPTEMBER
                                                                                                  11, 1995
                                                                   YEAR ENDED MARCH 31,        (INCEPTION) TO
                                                              ------------------------------     MARCH 31,
                                                                1998       1999       2000          2000
                                                              --------   --------   --------   --------------
OPERATING ACTIVITIES:
Net loss....................................................  $(8,123)   $(10,745)  $(15,405)     $(38,193)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Amortization of deferred compensation and non-cash
      interest charge.......................................       52         194        473           719
    Amortization of goodwill and other intangible assets....       --          --        311           311
    Depreciation and amortization...........................      422         598        928         1,993
    Non-cash consideration..................................      672         648      1,360         2,736
Changes in operating assets and liabilities.................      182       1,082        612         3,306
                                                              -------    --------   --------      --------
Net cash used in operating activities.......................   (6,795)     (8,223)   (11,721)      (29,128)
                                                              -------    --------   --------      --------
INVESTING ACTIVITIES:
Purchases of plant, property and equipment..................     (974)     (1,068)      (700)       (3,943)
Acquisition of Eurona.......................................       --          --        (19)          (19)
                                                              -------    --------   --------      --------
Net cash used in investing activities.......................     (974)     (1,068)      (719)       (3,962)
                                                              -------    --------   --------      --------
FINANCING ACTIVITIES:
Proceeds of capital lease obligations.......................    1,479       1,392      3,991         8,005
Payments of capital lease obligations.......................     (514)     (1,293)    (1,993)       (3,936)
Proceeds from issuance of ordinary and preferred ordinary
  shares,
  net of issuance costs.....................................    5,265      20,560     11,695        42,108
Loans (repaid) received.....................................      169        (163)       243           243
                                                              -------    --------   --------      --------
Net cash provided by financing activities...................    6,399      20,496     13,936        46,420
                                                              -------    --------   --------      --------
Effects of exchange rate changes on cash....................      (64)        236       (247)           84
Net increase (decrease) in cash and cash equivalents........   (1,434)     11,441      1,249        13,414
                                                              -------    --------   --------      --------
Cash and cash equivalents, beginning of period..............    2,158         724     12,165            --
                                                              -------    --------   --------      --------
Cash and cash equivalents, end of period....................  $   724    $ 12,165   $ 13,414      $ 13,414
                                                              =======    ========   ========      ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................  $   388    $    320   $    487      $  1,216

SCHEDULE OF NON-CASH TRANSACTIONS:
Fixed assets financed through capital lease obligations.....    1,479       1,392      3,991         8,005
Issuance of preferred ordinary shares in connection with
  acquisition of Eurona.....................................  $    --    $     --   $  4,720      $  4,720

                            SEE ACCOMPANYING NOTES.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

    Gemini International Holdings Limited ("GIHL"), was incorporated on September 11, 1995 and, until its acquisition by Gemini Genomics plc (the "Company", formerly Gemini Holdings plc), was the holding company of Gemini Research Limited, Genos Limited and Gemini Gene Data Limited. The Company was capitalized by the issue of 50,000 Class B preferred ordinary shares of L1 each which were issued to Raddison Trustee Limited. Raddison Trustee Limited was the majority shareholder of both GIHL and the Company, thus resulting in the companies being under common control. The Company acquired all of the issued shares in GIHL in consideration of an issue of shares in the same number and class to the same shareholders as then held shares in GIHL. The class rights of shares in GIHL and the Company were essentially identical. By reason of the fact that it acquired 50,000 Class B preferred ordinary shares, Raddison Trustee Limited waived its entitlement of 45,700 Class B preferred ordinary shares to which it would otherwise have been entitled. The shareholders in GIHL and the Company were accordingly the same. The acquisition has been accounted for as a combination of entities under common control at historical costs and consequently consolidated financial information is presented as if Gemini International Holdings Limited had been owned by the Company since inception.

    The Company is a clinical genomics company that identifies relationships between human genes and common human diseases. It has not yet generated substantial revenues from its commercial operations. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has sustained operating losses since inception and expects such losses to continue as it furthers its research and development programs.

    Since inception, the Company has incurred significant losses and, as of March 31, 2000, has an accumulated deficit of $38.2 million. The Company will need to obtain additional funds from outside sources to continue its research and development activities and fund future operating expenses. Management believes sufficient funds will be available to support operations through at least March 31, 2001. The Company may seek to fund its operations thereafter through collaborative arrangements and through public and private financings. If the Company is unable to obtain the necessary capital, it may be required to severely curtail planned operational activities which could have a material adverse effect on the Company's business, results of operations and prospects. The financial statements do not include any adjustments to reflect the possible future effects in the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the possible inability of the Company to continue as a going concern.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY AND CURRENCY TRANSLATION

    The functional currency of the Company is the British pound. The Company's Swedish subsidiary, Eurona Medical AB ("Eurona"), uses the Swedish kronor as its functional currency and translates from Swedish kronor to British pounds in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, FOREIGN CURRENCY TRANSLATION. Foreign exchange differences are recorded as a component of "other comprehensive income".

    The financial statements herein are presented in U.S. dollars for the convenience of the user. Translation of balance sheet data from British pounds to the U.S. dollar is made at the exchange rate ruling at the balance sheet date. Translation of income statement balances is made at the average exchange rate for the period.

BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All inter-company accounts and transactions are eliminated on consolidation.

    The results and cash flows of Eurona have been consolidated from December 17, 1999, its date of acquisition.

SHARE-BASED COMPENSATION

    The Company accounts for employee share options in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") using the intrinsic value method and thus recognizes no compensation expense for options granted with exercise prices equal to or greater than the fair value of the Company's ordinary shares on the date of grant. Share compensation expense for options granted to non-employees has been determined in accordance with SFAS 123 and EITF96-18 as the fair value of the consideration received.

REVENUE RECOGNITION

    Revenues are earned from services pursuant to customer licensing agreements. Non-refundable license fees and advance royalties are recognized as revenues when no further performance obligations exist. Where license fees and other non-refundable payments are received in connection with research collaboration agreements, the payments are deferred and recognized on a straight line basis over the relevant period specified in the agreement. Milestone fees are recognized on completion of specified milestones according to contract terms and when no further performance obligations exist.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed in the period incurred.

ADVERTISING COSTS

    Advertising costs are charged to operations as incurred. There were no advertising costs in the years ended March 31, 1998, 1999 and advertising costs in the year ended March 31, 2000 were $23,000.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PATENT COSTS

    Costs related to patent prosecution are expensed as incurred as recoverability of such expenditure is uncertain.

INCOME TAXES

    In accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely that the deferred tax assets will be realized.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist of highly liquid term deposits with original maturities of less than three months.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. The carrying value of long-term debt approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful life of the related assets, generally four to five years, or over the lease term if it is shorter.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of purchase price over the fair value of identifiable tangible and intangible assets acquired and is amortized using the straight-line method over its estimated useful life.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. To date, no such indicators of impairment have been identified.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of actual cost or market value. Cost is determined by the first-in, first-out method. At March 31, 1999 and 2000, inventories consisted entirely of research supplies.

SOFTWARE COSTS

    The Company expenses purchased and internally developed software costs, except those costs required to be capitalized under Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. To date, the amount of software capitalized is insignificant.

LOSS PER SHARE AND PRO FORMA LOSS PER SHARE

    Basic net loss per share is calculated based on the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share would give effect to the dilutive effect of ordinary share equivalents consisting of share options and warrants (calculated using the treasury stock method). Potentially dilutive securities have been excluded from the diluted net loss per share calculation as they have an anti-dilutive effect due to the Company's net loss.

    The computation of pro forma net loss per share includes ordinary shares issuable on the conversion of outstanding shares of convertible preferred ordinary shares (using the as-if converted method from the original date of issuance).

OTHER COMPREHENSIVE INCOME

    On June 1997, the FASB issued SFAS No.130, REPORTING COMPREHENSIVE INCOME, which establishes standards for the reporting and disclosing of comprehensive income and its components in the financial statements. The only item of other comprehensive income (loss) which the Company currently reports is foreign currency translation adjustments, which to date has been immaterial.

SHORT-TERM INVESTMENTS AND CONCENTRATION OF CREDIT RISK

    The company has no investment securities that would be subject to classification in accordance with SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. The Company invests its surplus cash in bank term deposits, having a maturity period of between one day and one year. These deposits can be terminated early at a nominal cost. Accordingly, all cash resources have been disclosed under cash and cash equivalents.

SEGMENT REPORTING

    Effective January 1998, the Company adopted SFAS No. 131, DISCLOSURE ABOUT THE SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company has determined it operates in only one segment for the following reasons; the Company's principle product offering is the discovery of disease genes, and all other product offerings are ancillary to this; the Company's chief operating decision maker reviews the Company's results as a single entity; to date, essentially all of the Company's efforts have been directed towards discovery of disease genes and this is expected to remain the Company's focus for the foreseeable future.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    The Company expects to adopt SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective April 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. As the Company to date has not used derivatives, it does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial position.

2  SIGNIFICANT CONTRACTS

TECHNOLOGY ALLIANCES

    In September 1999, the Company entered into a collaboration agreement with Celera to jointly search for novel gene discoveries. Under this agreement, the Company provides fine-mapped regions and Celera performs high-throughput sequencing of these regions. Each company is responsible for their own research costs. The Company will jointly own with Celera Genomics any gene discoveries from this collaboration and will share equally with Celera Genomics revenues received from licensing of such gene discoveries. All costs of exploitation of gene discoveries will be shared equally by the Company and Celera Genomics. The agreement terminates in September 2001.

    In February 1999, the Company entered into a collaboration agreement with Large Scale Proteomics, Inc. Under this agreement, the Company provides samples and clinical data from selected identical twin pairs and Large Scale Proteomics, Inc. conducts protein analysis. Each company is responsible for its own costs under the project. When, and if, discoveries made under the collaboration are commercialized, each company is required to make payments to the other according to the nature of the product and its commercialization. The agreement terminates when neither party is required to make further payments thereunder. Large Scale Proteomics, Inc. may terminate the agreement if it provides notice within 120 days of the parties' decision not to proceed with the project. Either party may terminate the collaboration agreement if there is a material breach by the other that is not cured. No payments have been received or made to date.

    In March 2000, the Company entered into separate collaboration agreements with CuraGen, Inc. and Sequenom, Inc. Under these agreements, the Company provides clinical data and DNA samples and CuraGen, Inc. and Sequenom, Inc. provide genetic analysis of the samples. Each company is responsible for its own costs, although the Company will reimburse CuraGen, Inc. and Sequenom, Inc. for a portion of their costs. No costs have been incurred under the agreements through March 31, 2000, and cost reimbursement by the Company is not expected to be material in future years. No minimum funding commitments are defined in the agreements. Revenues arising from the agreements will be shared between the Company and CuraGen, Inc. or Sequenom Inc. The agreements with both CuraGen, Inc. and Sequenom, Inc. are each for an initial term of two years.

LICENSE AGREEMENTS

    The Company has entered into license agreements for the use of the Company's patents and patent applications relating to the COL1A1 disease gene with Affymetrix, Inc. and Axis-Shield plc. Under these agreements, the Company receives license fees and will potentially receive royalties. Through March 31, 2000, the Company has received license fees of $100,000 under the agreement with Affymetrix, Inc. and $78,000 under the agreement with Axis-Shield plc. The license agreements

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2  SIGNIFICANT CONTRACTS (CONTINUED)
terminate upon the expiration of the patents relating to the COL1A1 disease gene. In addition, the Company may terminate the Affymetrix, Inc. license agreement for an uncured material breach and may terminate the Axis-Shield plc agreement for an uncured material breach or if Axis-Shield plc does not pay royalties within 90 days of their being due.

SERVICES AGREEMENT

    The Company has performed gene validation services for Kyowa Hakko Kogyo, Inc. The services were successfully concluded in March 2000, and aggregate revenues of $184,000 have been received.

CLINICAL COLLABORATIONS

    The Company has entered into a number of agreements with clinical collaborators, based at various universities and hospitals. Under these agreements, the Company pays either an amount per item of clinical data provided, or an annual fee. The maximum annual amount payable on any of the existing contracts is approximately $800,000 and the annual aggregate cost is approximately $4.0 million. The contracts vary in length with the last to expire in December 2003.

3  CASH AND CASH EQUIVALENTS

    The following is a summary of cash and cash equivalents at March 31, 1999 and 2000:

                                                                 MARCH 31,
                                                            -------------------
                                                              1999       2000
                                                            --------   --------
                                                              (IN THOUSANDS)
Cash......................................................  $  (950)   $   678
Cash on interest bearing term deposits....................   13,115     12,736
                                                            -------    -------
                                                            $12,165    $13,414
                                                            =======    =======

    The cash of $678,000 at March 31, 2000 includes $31,000 held in a bank account with restrictions of access, in support of a number of capital lease obligations.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following:

                                                                                     MARCH 31,
                                                             USEFUL LIVES IN  -----------------------
                                                                  YEARS         1999           2000
                                                             ---------------  --------       --------
                                                                                  (IN THOUSANDS)
        Leasehold improvements.............................  Life of lease    $   305        $   367
        Laboratory equipment...............................   4 to 5 years      2,709          3,758
        Office equipment...................................   4 to 5 years        155            435
                                                                              -------        -------
                                                                                3,169          4,560
        Less accumulated depreciation and amortization......................   (1,070)        (1,919)
                                                                              -------        -------
                                                                              $ 2,099        $ 2,641
                                                                              =======        =======

    The depreciation and amortization expense on property, plant and equipment amounted to $598,000 and $928,000 for the years ended March 31, 1999 and 2000 respectively. Depreciation and amortization expense for the period from inception (September 11, 1995) through March 31, 2000 was $1,993,000. Included in property, plant and equipment are assets under capital lease obligations with an original cost of approximately $2,260,000 and $3,535,000, as of March 31, 1999 and 2000 respectively. Accumulated depreciation on assets under capital leases was $958,000 and $1,969,000 respectively.

5  COMMITMENTS AND CONTINGENCIES

DEBT FACILITY

    In February 2000, the Company secured a $5.0 million line of credit with Hewlett Packard International Bank Limited ("HPIB Limited"), to utilize against capital equipment financings over the following 18 month period. In exchange for favorable interest terms and a capital repayment holiday over the initial 18 month period, the Company has committed to issue warrants of 120,000 ordinary shares, at an exercise price of L0.05 per share. In February 2000, the Company drew $2.0 million against this line of credit as a capital lease to support capital expenditure. Interest is repayable quarterly at 10.7% per annum over the four year period of the lease, which has a capital repayment holiday for the first 18 month period.

    The Company issued warrants to HPIB Limited for 40,000 ordinary shares at an exercise price of L0.05 per share ($0.08 per share). The fair value of each warrant was estimated at approximately $5.53. The fair value of the warrants is approximately $218,000 and has been recorded in additional paid-in capital and treated as a discount to the capital lease obligation. The discount is being accreted on a straight-line basis (which materially approximates to the actuarial method) to interest expense over the four year period of the lease. A charge of approximately $6,000 in additional interest expense was recorded in the year ended March 31, 2000.

LEASES

    As of March 31, 2000, the Company had $3.5 million of property, plant and equipment financed through long-term obligations. The obligations under the equipment leases are secured by the equipment financed, bear interest at a weighted-average rate of between 5.3% and 10.7% and are due

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5 COMMITMENTS AND CONTINGENCIES (CONTINUED) in monthly and quarterly installments through September 2003. Under the terms of the agreements, the financed equipment may be purchased by the Company at a nominal value at the end of the financing term.

    As of March 31, 2000, future minimum lease payments under operating and capital leases are as follows:

                                                            OPERATING   CAPITAL
                                                             LEASES      LEASES
                                                            ---------   --------
                                                               (IN THOUSANDS)
Years ending March 31,
  2001....................................................   $  531     $ 1,500
  2002....................................................      308       1,914
  2003....................................................      144       1,129
  2004....................................................       --         505
                                                             ------     -------
      Total minimum lease and principal payments..........   $  983       5,048
                                                             ======
Less amount representing interest.........................               (1,131)
                                                                        -------
Present value of minimum capital lease obligation.........                3,917
Less current portion of future payments...................               (1,005)
                                                                        -------
Capital lease obligation, less current portion............              $ 2,912
                                                                        =======

    Rent expense relating to operating leases was approximately $177,000, $178,000 and $242,000 in the years ended March 31, 1998, 1999 and 2000, respectively.

EMPLOYER TAX ON EXERCISE OF OPTIONS BY EMPLOYEES

    Under U.K. income tax legislation, the Company is required to pay employer's tax (National Insurance) of 12.2% of the gain realized by employees on the exercise of share options. The Company is accruing this liability over the vesting period of the options. The liability is calculated based on the difference between the exercise price of the option and the fair value of ordinary shares at the balance sheet date. As of March 31, 2000 approximately $130,000 had been accrued ($0 at March 31, 1999).

CONTINGENCIES

    In the ordinary course of business the Company may be subject to legal proceedings and claims. The Company is not currently subject to any material legal proceedings.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6  LONG-TERM DEBT

    Of the total bank loans, the non-current amounts outstanding are as follows:

                                                                   MARCH 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Loans, repayable by quarterly installments to December 31,
  2001. The interest rate is 4.85%..........................   $  --      $  75
                                                               =====      =====

    In accordance with the above bank loans, of which a further $243,000 is classified within current liabilities, the bank has a floating charge over the assets of Eurona up to a value of $318,000. There are no covenants attached to the loans.

7  SHAREHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

    In January 2000, the Board of Directors authorized management to file a registration statement with the U.S. Securities and Exchange Commission to permit the Company to offer its ordinary shares to the public, subject to completing a number of matters requiring shareholder approval at an Extraordinary General Meeting, which took place on March 17, 2000.

ORDINARY SHARES

    On March 17, 2000, the Company effected a conversion of all their outstanding convertible preferred ordinary shares into ordinary shares and a 20-for-one ordinary share split. All shares and per share amounts have been retroactively restated to effect the share split.

    Each ordinary share entitles the holder to one vote on all matters submitted to a vote of the Company's shareholders. Ordinary shareholders are entitled to receive dividends, if any, as may be declared by the Board of Directors. At March 31, 2000, the Company had 120,000,000 ordinary shares authorized and 50,895,220 shares issued and outstanding.

ISSUANCE OF SHARES TO EX-EMPLOYEES

    In December 1999, the Company issued 500,000 shares at par ($0.08) to ex-employees of Gemini Research Limited. The fair value of the shares was determined as $1,296,000 and a sales, general and administrative expense of $1,256,000 was recorded in the year, reflecting the difference between the fair value of the shares and the amount payable. At March 31, 2000 an amount of $40,000 receivable for the shares remained outstanding. This amount is presented in the balance sheet as a deduction from shareholders' equity.

SHARE OPTION PLANS

    Under the terms of the Gemini Genomics plc Company Share Option Plan Part A ("Plan A"), the Board of Directors may grant U.K. Inland Revenue approved share options to employees, directors and consultants of the Company at an exercise price approved by the U.K. Inland Revenue. Share options

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7  SHAREHOLDERS' EQUITY (CONTINUED)
granted under plan A generally vest and become exercisable on the third anniversary of the grant. Options expire 10 years from the date of grant.

    Under the terms of the Gemini Genomics plc Company Share Options Plan
Part B ("Plan B"), the Board of Directors may grant unapproved share options to employees or executive directors of the Company. Options granted under Plan B generally vest over a two-year period; one-third vest on date of grant, one-third vest one year from date of grant, and one-third vest two years from date of grant. Options become exercisable as soon as they have vested and expire ten years from the date of grant, except options granted on December 19, 1997, which expire seven years from the date of grant.

    Under both Plan A and Plan B ("the Plans"), share option grants are generally made at an exercise price equal to the fair value of the ordinary shares on the date of grant, as determined by the Company's Board of Directors and (in the case of Plan A) agreed with the Inland Revenue. The Company may also issue share options outside the plans. There are 3,561,420 ordinary shares reserved for issuance upon the exercising of share options.

    Plan A and Plan B were adopted by the board on December 19, 1997

SHARE OPTION ACTIVITY

    At March 31, 1999 and March 31, 2000, options to purchase 964,560 and 2,037,060 ordinary shares were exercisable at a weighted average exercise price of $0.80 and $1.67. The weighted average fair value of options granted in the years ended March 31, 1998, 1999 and 2000 was $0.09, $0.11 and $1.16,
respectively.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7  SHAREHOLDERS' EQUITY (CONTINUED)
    A summary of share option activity under the Plans is as follows:

                                                                              OPTIONS OUTSTANDING
                                                                              --------------------
                                                                                          WEIGHTED
                                                                 OPTIONS                  AVERAGE
                                                              AVAILABLE FOR   NUMBER OF   EXERCISE
                                                                  GRANT        OPTIONS     PRICE
                                                              -------------   ---------   --------
Inception of the plans (December 19, 1997)

  Initial authorized........................................    2,203,500            --        --
  Granted...................................................   (1,861,400)    1,861,400    $ 0.81
  Canceled..................................................      480,140      (480,140)   $ 0.94
                                                               ----------     ---------
Balance at March 31, 1998...................................      822,240     1,381,260    $ 0.77

  Granted...................................................     (158,620)      158,620    $ 1.55
  Canceled..................................................       27,440       (27,440)   $ 1.20
                                                               ----------     ---------
Balance at March 31, 1999...................................      691,060     1,512,440    $ 0.84

  Additional authorized.....................................    5,089,522            --        --
  Granted...................................................   (2,420,980)    2,420,980    $ 2.15
  Canceled..................................................      200,000      (200,000)   $ 1.98
  Exercised.................................................           --      (172,000)   $ 0.69
                                                               ----------     ---------
Balance at March 31, 2000...................................    3,559,602     3,561,420    $ 1.67
                                                               ==========     =========

    The following table summarizes information concerning current outstanding and exercisable options at March 31, 2000:

                                    OPTIONS OUTSTANDING
                              -------------------------------
                                                   WEIGHTED-
                                                    AVERAGE         OPTIONS EXERCISABLE
                                                   REMAINING        -------------------
      EXERCISE                   NUMBER           CONTRACTUAL             NUMBER
       PRICES                  OUTSTANDING           LIFE               EXERCISABLE
---------------------         -------------       -----------       -------------------
        $0.69                     804,220             4.72                 804,220
0.94....$.....                    505,040             5.01                 438,380
1.20....$.....                    173,040             8.80                  82,020
1.79....$.....                    172,000             9.42                  57,340
2.16....$.....                  1,338,100             9.56                 465,420
2.59....$.....                    569,020             9.91                 189,680
                                ---------                               ----------
                                3,561,420             7.69               2,037,060
                                =========                               ==========

    The Company has elected to follow APB No. 25 and related interpretations in accounting for its share options issued to employees. Compensation expense is determined using the intrinsic value method based on the difference between the exercise price and the deemed fair value of the Company's ordinary shares on the date the share options were granted.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7  SHAREHOLDERS' EQUITY (CONTINUED)
    Share options granted to non-employees are valued using the Black-Scholes option valuation method and the following assumptions for the years ended March 31, 1998, 1999 and 2000: risk-free interest rate of 5.8%, 5.5% and 6.2%, respectively, volatility of 0.01, zero dividend yield and an expected life of four years. The value of the options is recorded as deferred compensation and amortized using the straight-line method over the vesting period.

    The fair value of the Company's ordinary shares on the date the share options are granted is determined by the board of directors with regard to the pricing of recent, or proposed, share issuances by the Company. The deemed fair value of ordinary shares was as follows:

                                                               FAIR VALUE OF
PERIOD                                                        ORDINARY SHARES
------                                                        ---------------
April 1997-December 1997....................................       $0.97
January 1998-December 1998..................................       $1.22
January 1999-October 1999...................................       $2.21
November 1999-December 1999.................................       $2.59
February 2000...............................................       $5.53

    Share option compensation expense was recorded as follows:

                                                                           NON-
                                                              EMPLOYEE   EMPLOYEE
                                                              RELATED    RELATED
PERIOD ENDING                                                 EXPENSES   EXPENSES   TOTAL EXPENSE
-------------                                                 --------   --------   -------------
March 31, 1997..............................................  $     --   $     --     $     --
March 31, 1998..............................................     1,000     51,000       52,000
March 31, 1999..............................................     3,000    191,000      194,000
March 31, 2000..............................................   281,000    192,000      473,000
Since Inception (September 11, 1995)........................  $285,000   $434,000     $719,000

    Amortization of the deferred compensation balance of $2,611,000 at March 31, 2000 will be approximately $1,532,000 and $1,079,000 for the fiscal years ending March 31, 2001 and 2002, respectively.

PRO-FORMA DISCLOSURE UNDER SFAS NO. 123

    Pro-forma information regarding employee stock options is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option valuation method and the following assumptions for the years ended 1998, 1999 and 2000: volatility of 0.01, risk-free interest rate of 5.8%, 5.5% and 6.2%, respectively, zero dividend yield and an expected life of four years.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7  SHAREHOLDERS' EQUITY (CONTINUED)
    For the purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro-forma information is as follows:

                                                                       YEAR ENDED MARCH 31,
                                                              --------------------------------------
                                                                1998           1999           2000
                                                              --------       --------       --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss:
  As reported...............................................   $8,123        $10,746        $15,405
  SFAS No. 123 pro-forma....................................   $8,128        $10,766        $15,515
Loss per share:
  As reported--basic and diluted............................   $(0.41)       $ (0.54)       $ (0.73)
  SFAS No. 123 pro-forma....................................   $(0.41)       $ (0.54)       $ (0.73)

    The effects of applying SFAS No. 123 for recognizing compensation expense and for pro-forma disclosures are not likely to be representative of the effects on reported net loss for future years.

WARRANTS

    In February 2000 the Company granted warrants to purchase 40,000 ordinary shares at an exercise price of L0.05 ($0.08) per share (see note 5). The warrant remains outstanding at March 31, 2000.

8  INCOME TAXES

    The Company has no provision for U.K. or Swedish income taxes for any period as it has incurred operating losses throughout its life.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                               YEAR ENDED MARCH 31,
                                                              -----------------------
                                                                1999           2000
                                                              --------       --------
                                                                  (IN THOUSANDS)
Deferred tax assets:
Net operating loss carryforwards............................  $ 5,484        $ 8,594
Book reserves in excess of tax..............................      145             35
Short-term timing differences...............................        3             (2)
                                                              -------        -------
Total deferred tax assets...................................    5,632          8,627
Valuation allowance.........................................   (5,632)        (8,627)
                                                              -------        -------
Total.......................................................  $    --        $    --
                                                              =======        =======

    For the year ended March 31, 1999, the Company had, subject to agreement with the U.K. Inland Revenue, corporation tax losses amounting to $8.6 million, resulting in a total loss carry-forward at March 31, 1999 of approximately $18.2 million.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8  INCOME TAXES (CONTINUED)
    As of March 31, 2000, the Company has accumulated losses, subject to agreement with the U.K. Inland Revenue, amounting to a further $10.4 million, resulting in total loss carried forward at March 31, 2000 of $28.6 million which under U.K. and Swedish tax law do not expire. Because of the Company's lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance.

    As of March 31, 2000, Eurona Medical AB has, subject to agreement with the Swedish tax authorities, income tax losses that are at least $8.0 million. These are available for offset against profits from future Swedish operations.

9  ACQUISITION OF EURONA MEDICAL AB

    On December 17, 1999, the Company completed the acquisition of Eurona Medical AB, a Swedish pharmacogenetics company. The Company assumed all of the liabilities of Eurona and acquired all of its ordinary shares in exchange for 1,820,180 preferred ordinary shares and $19,000 in cash. Including direct acquisition costs of $186,000, the total purchase price was $4.9 million.

    The acquisition was accounted for using the purchase method. Under the purchase method of accounting, the aggregate acquisition cost is allocated to the acquired company's assets and liabilities, based on the fair values on the date of acquisition. Included within the liabilities assumed is $600,000 relating to termination costs of a number of employees.

    In purchasing Eurona, the Company obtained access to clinical collaborators. The total spent by Eurona since inception on research and development at the date of acquisition was approximately $8.9 million. Eurona had raised a total of approximately $13.3 million in equity finance prior to acquisition by the Company, but had not succeeded in commercializing its business model.

    The Company has performed a review of the research projects being undertaken by Eurona and determined that none of the projects have economic value as none of the research projects undertaken by Eurona will be pursued. Consequently, in allocating the acquired assets and liabilities, no value has been assigned to acquired in-process research and development.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9  ACQUISITION OF EURONA MEDICAL AB (CONTINUED)
    A summary of the purchase price for the acquisition is a follows (in thousands):

Preferred ordinary shares...................................   $4,720
Cash paid to shareholders...................................       19
Accrued direct acquisition costs............................      186
                                                               ------
Total purchase price........................................   $4,925
                                                               ======

    The purchase price was allocated as follows (in thousands):

Assets acquired.............................................   $1,587
Liabilities assumed.........................................   (2,284)
Intangible assets acquired:
  Assembled workforce.......................................      350
  Goodwill..................................................    5,272
                                                               ------
                                                               $4,925
                                                               ======

    The above intangible assets are being amortized over their estimated useful life of five years.

    Had the acquisition of Eurona been consummated at the beginning of the years below, the unaudited pro forma results would have been as follows:

                                                          YEAR ENDED MARCH 31,
                                                         -----------------------
                                                           1999           2000
                                                         --------       --------
                                                             (IN THOUSANDS)
Revenue................................................  $   295        $ 1,238
Net loss for the period................................  $20,506        $22,933
Net loss per ordinary share--basic and diluted.........  $ (0.94)       $ (1.00)

    The Company made a $0.6 million provision in respect of the termination costs of 35 employees (largely executive, managerial and support staff) under an integration plan approved in December 1999. These costs all related to salaries and benefits due, and employment costs arising within these 35 employees' notice periods. A total of $0.3 million of termination benefits were paid in the period ended March 31, 2000, leaving a $0.3 million provision at March 31, 2000. The Company also realigned the research focus of Eurona although the only activities terminated were those of the executive functions.

10  PENSION PLANS

    The Company operates a defined contribution group personal pension plan for substantially all its employees in the United Kingdom and contributes to a state scheme and a defined contribution scheme for its employees in Sweden. Company contributions to the U.K. defined contribution scheme totaled $39,000, $60,000 and $81,000 in the years ended March 31, 1998, 1999 and 2000, respectively and $199,000 in the period from September 11, 1995 (inception) through March 31, 2000.

                              GEMINI GENOMICS PLC
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11  RELATED PARTY TRANSACTIONS

    Cloverleaf Holdings Limited, a company controlled by Michael Fitzgerald, provided consulting services to the Company for which it received $140,000 per annum, payable in equal monthly installments. No balances were outstanding at March 31, 1999 or 2000. In November 1999, the foregoing arrangement was terminated and replaced with a contract under which Michael Fitzgerald will receive fees for services as a non-executive director. Michael Fitzgerald received no fees for services as a non-executive director through March 2000.

12  SEGMENT INFORMATION--GEOGRAPHIC

    The Company reports operating results based on geographic areas. A summary of the key financial data by segment is as follows:

                                                               UNITED
                                                              KINGDOM     SWEDEN     TOTAL
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
YEAR ENDED, AND AT MARCH 31, 1998:
  Revenue...................................................  $     --   $    --    $     --
  Loss from operations......................................    (7,899)       --      (7,899)
  Property, plant and equipment.............................     1,696        --       1,696
  Total assets..............................................  $  2,735   $    --    $  2,735

YEAR ENDED, AND AT MARCH 31, 1999:
  Revenue...................................................  $    198   $    --    $    198
  Loss from operations......................................   (10,694)       --     (10,694)
  Property, plant and equipment.............................     2,099        --       2,099
  Total assets..............................................  $ 14,766   $    --    $ 14,766

YEAR ENDED, AND AT MARCH 31, 2000:
  Revenue...................................................  $    164   $    --    $    164
  Loss from operations......................................   (12,716)   (2,674)    (15,390)
  Property, plant and equipment.............................     1,933       708       2,641
  Total assets..............................................  $ 21,049   $ 1,187    $ 22,236

13  SUBSEQUENT EVENTS

ESTABLISHMENT OF A JOINT VENTURE

    In February 2000 the Company entered into an agreement to form a joint venture with Lineage Biomedical Inc. to establish a clinical genetics, DNA storage and analysis facility in St. John's, Newfoundland. The joint venture has not yet been established but its intended purpose is to study the genetics of common diseases in the Newfoundland population. The details of the joint venture have not yet been finalized. However, the Company proposes to account for the joint venture using the equity method in accordance with APB 18.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Eurona Medical AB

    We have audited the annual accounts, the accounting records and the administration of the board of directors and the managing director of Eurona Medical AB for the years ended December 31, 1997 and 1998. These accounts and the administration of the company are the responsibility of the board of directors and the managing director. Our responsibility is to express an opinion on the annual accounts and the administration based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in Sweden, which are substantially the same as those followed in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance that the annual accounts are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accounts. An audit also includes assessing the accounting principles used and their application by the board of directors and the managing director, as well as evaluating the overall presentation of information in the annual accounts.

    The annual accounts have been prepared in accordance with the Annual Accounts Act and, thereby, give a true and fair view of the financial position of the company and of the results of its operations in accordance with generally accepted accounting principles of Sweden, which differ in certain respects from those generally accepted in the United States (see note 7 to the financial statements).

                                                         Ingemar Rindstig
                                             Authorized Public Accountant
                                                            Ernst & Young

Uppsala, Sweden
February 29, 2000

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                              (IN SWEDISH KRONOR)

                                                     YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,
                                                ---------------------------------   -----------------------------------
                                      NOTES          1997              1998               1998               1999
                                     --------   ---------------   ---------------   ----------------   ----------------
                                                                                      (UNAUDITED)        (UNAUDITED)
Net Sales..........................       1      SEK  2,235,380     SEK   774,243     SEK        --      SEK    98,500
Work performed by the company for
  its own use......................       2          10,683,346        18,087,367        18,048,000         19,600,000
                                                ---------------   ---------------   ---------------    ---------------
Total income.......................                  12,918,726        18,861,610        18,048,000         19,698,500
                                                ---------------   ---------------   ---------------    ---------------

Operating expenses
External costs.....................                 (13,073,465)      (21,424,491)      (22,433,600)       (24,000,300)
Personnel costs....................    3, 4         (21,229,611)      (32,325,511)      (23,844,000)       (25,263,000)
Depreciation of tangible and
  intangible assets................       5          (5,824,703)      (12,519,023)       (8,100,900)       (12,629,600)
                                                ---------------   ---------------   ---------------    ---------------
Total operating costs..............                 (40,127,779)      (66,269,025)      (54,378,500)       (61,892,900)
                                                ---------------   ---------------   ---------------    ---------------
Operating result...................                 (27,209,053)      (47,407,415)      (36,330,500)       (42,194,400)
                                                ---------------   ---------------   ---------------    ---------------

Result from financial investments
Interest income....................                     266,078         1,021,601           942,000             77,700
Exchange profit/losses.............                  (1,621,290)         (122,169)         (104,300)                --
Other financial items..............       6          (1,135,300)       (2,384,625)         (386,600)        (2,508,400)
                                                ---------------   ---------------   ---------------    ---------------
Loss after financial items.........                 (29,699,565)      (48,892,608)      (35,879,400)       (44,625,100)
                                                ---------------   ---------------   ---------------    ---------------

Appropriations
Change of foreign exchange
  reserve..........................                     (24,410)           30,141                --                 --
                                                ---------------   ---------------   ---------------    ---------------
Net loss for the year..............             SEK (29,723,975)  SEK (48,862,467)  SEK (35,879,400)   SEK (44,625,100)
                                                ---------------   ---------------   ---------------    ---------------

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                              (IN SWEDISH KRONOR)

                                                 YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                            ---------------------------------   -------------------------------------
                                                 1997              1998              1998                  1999
                                            ---------------   ---------------   ---------------       ---------------
                                                                                  (UNAUDITED)           (UNAUDITED)
OPERATING ACTIVITIES:
Operating loss............................  SEK (29,723,975)  SEK (48,862,467)  SEK (35,879,400)      SEK (44,625,100)
Depreciation and amortization.............        5,824,703        12,587,409         9,389,267            12,630,000
Exchange reserve..........................           24,409           (30,141)               --                    --
Synthetic options.........................        1,403,876          (580,000)               --                    --
Changes in operating assets and
  liabilities.............................      (12,637,794)       22,535,212        13,402,050            (7,785,878)
                                            ---------------   ---------------   ---------------       ---------------
Net cash used in operating activities.....      (35,108,781)      (14,349,987)      (13,088,083)          (39,780,978)

INVESTING ACTIVITIES:
Purchases of plant, property and
  equipment...............................      (10,159,154)       (2,824,264)       (1,857,750)           (1,403,900)
Purchase of intangible assets.............      (14,259,600)      (26,381,000)      (19,785,750)          (19,600,399)
Proceeds from disposal of plant, property
  and equipment...........................               --                --            68,078                    --
                                            ---------------   ---------------   ---------------       ---------------
Net cash used in investing activities.....      (24,419,154)      (29,205,264)      (21,574,921)          (21,004,299)

FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares,
  net of issuance costs...................      111,878,376                --                --            46,143,524
Loans (repaid) received...................       (7,692,109)        1,242,300         1,767,000            19,813,900
                                            ---------------   ---------------   ---------------       ---------------
Net cash provided by financing
  activities..............................      104,186,267         1,242,300         1,767,000            65,957,424
                                            ---------------   ---------------   ---------------       ---------------

Net increase (decrease) in cash and cash
  equivalents.............................       44,658,332       (42,312,951)      (32,896,004)            5,172,147
Cash and cash equivalents, beginning of
  period..................................          268,872        44,927,204        44,927,204             2,614,253
                                            ---------------   ---------------   ---------------       ---------------
Cash and cash equivalents, end of
  period..................................   SEK 44,927,204    SEK  2,614,253    SEK 12,031,200        SEK  7,786,400
                                            ===============   ===============   ===============       ===============

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

                        (IN THOUSANDS OF SWEDISH KRONOR)

    The financial information for the nine months ended September 31, 1999 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the operating results and cash flows for such periods.

    The unaudited pro forma information is provided for information purposes only and is not necessarily indicative of the results of future full years.

NOTE 1: SHARE OF NET SALES PER COUNTRY OF DESTINATION

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                  1997              1998
                                                              ------------       -----------
Sweden......................................................   SEK 986,842       SEK 89,993
United States...............................................     1,248,538          684,250
                                                              ------------       ----------
Total.......................................................  SEK2,235,380       SEK774,243
                                                              ============       ==========

    The revenue arises from the provision of contract research and development services to customers. These revenues are recognized on completion of specified milestones according to contract terms and when no further performance obligations exist.

NOTE 2: WORK PERFORMED BY THE COMPANY FOR ITS OWN USE

                                                           YEAR ENDED DECEMBER 31,
                       -----------------------------------------------------------------------------------------------
                                            1997                                             1998
                       ----------------------------------------------   ----------------------------------------------
                         PREPARED       RESEARCH &                        PREPARED       RESEARCH &
                         SAMPLES       DEVELOPMENT         TOTAL          SAMPLES       DEVELOPMENT         TOTAL
                       ------------   --------------   --------------   ------------   --------------   --------------
Personnel costs......  SEK 370,340     SEK 7,584,130    SEK 7,954,470   SEK 594,570    SEK 13,556,000   SEK 14,150,570
Other production
  costs..............      265,526         2,463,350        2,728,876       112,797         3,824,000        3,966,797
                       -----------    --------------   --------------   -----------    --------------   --------------
Total work performed
  by the company for
  its own use........      635,866        10,047,480       10,683,346       707,367        17,380,000       18,087,367
Capitalized costs for
  external
  services...........           --         4,212,120        4,212,120            --         9,001,000        9,001,000
                       -----------    --------------   --------------   -----------    --------------   --------------
Total capitalized
  costs..............  SEK 635,866    SEK 14,259,600       14,895,466   SEK 707,367    SEK 26,381,000       27,088,367
                       ===========    ==============   ==============   ===========    ==============   ==============

    In accordance with Swedish GAAP, the Company records costs expended internally on personnel and other production areas involved in sample preparation, both within operating costs and within revenue. The amount included within revenue is also capitalized along with external costs related to sample preparation.

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                        (IN THOUSANDS OF SWEDISH KRONOR)

NOTE 3: SALARIES, PENSION COSTS AND SOCIAL SECURITY CONTRIBUTIONS

                                                       YEAR ENDED DECEMBER 31,
                                   ----------------------------------------------------------------
                                                1997                             1998
                                   ------------------------------   -------------------------------
                                       BOARD           OTHER        BOARD MEMBERS        OTHER
                                      MEMBERS        EMPLOYEES         AND CEO         EMPLOYEES
                                   -------------   --------------   --------------   --------------
Salaries.........................  SEK 3,296,916   SEK 10,086,999   SEK 1,913,131    SEK 20,337,949
Pension costs....................        122,900          733,126         145,608         1,805,731
Social security expenses.........      1,156,055        3,475,244         757,151         7,388,599
                                   -------------   --------------   -------------    --------------
Total............................  SEK 4,575,871   SEK 14,295,369   SEK 2,815,890    SEK 29,532,279
                                   =============   ==============   =============    ==============

NOTE 4: SYNTHETIC OPTIONS

   The revaluation of the synthetic options has decreased personnel costs by SEK 580,000 (1997--SEK 1,403,876). Synthetic options are a form of employee bonus scheme. There is no equity element to the options.

NOTE 5: DEPRECIATION

    In the Statements of Operations, operating earnings are charged with depreciation according to plan, which is calculated on original acquisition value and based on the estimated economic life. The economic life is estimated to be five years for all fixed assets.

NOTE 6: OTHER FINANCIAL ITEMS

    During 1998 expenses in connection with private placements activities have been booked as other financial costs amounting to SEK 1,910,320.

NOTE 7: INTERIM FINANCIAL INFORMATION

    The material information for the nine months ended September 30, 1998 and 1999 is unaudited but, in the opinion of management, has been properly prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the operating results and cash flows for such periods.

NOTE 8: DIFFERENCES BETWEEN SWEDISH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THOSE GENERALLY ACCEPTED IN THE UNITED STATES

    The financial statements are prepared in accordance with accounting principles generally accepted in Sweden ("Swedish GAAP"). Such principles differ in certain respects from generally accepted

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                        (IN THOUSANDS OF SWEDISH KRONOR)

NOTE 8: DIFFERENCES BETWEEN SWEDISH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THOSE GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED) accounting principles in the United States ("U.S. GAAP"). A summary of the principal differences applicable to Eurona are set out below (in thousands of Swedish kronor):

SHARE OPTIONS

    Under both Swedish and U.S. GAAP, options issued with an exercise price below the fair market value are considered compensatory. Under Swedish GAAP, the compensation charge on options issued to reward past performance is reflected in the statement of operations on the date of grant. Under U.S. GAAP, compensation cost also represents the difference between the current market price and the exercise price on the grant date, but is recognized in the statement of operations over the vesting period of the options granted. A compensation charge has been recorded to reflect the fair value of options and warrants granted to non-employees. The options were valued using the Black-Scholes option valuation method and using the following assumptions for the years ended December 31, 1997 and 1998, and the nine months ended December 31, 1998 and 1999: risk free interest rate of 5.5%, volatility of 0.01 and zero dividend yield.

    All Eurona share options were canceled upon the acquisition of Eurona by the Company. The options were not exchanged for options to purchase the Company's shares.

CAPITALIZED RESEARCH & DEVELOPMENT

    Under Swedish GAAP, a portion of expenditure incurred on research and development is capitalized and amortized. The portion which is capitalized is included within "work performed by the Company for its own use" in the statement of operations. This is inconsistent with U.S. GAAP and, accordingly, the adjustments below reflect the write-off of capitalized research and development costs in order to comply with U.S. GAAP.

PREPARED SAMPLES

    Eurona has capitalized a portion of expenditure on research samples it has prepared. This is inconsistent with U.S. GAAP and, accordingly, the adjustments below reflect the write-off of capitalized research samples in order to comply with U.S. GAAP.

CHANGES IN RESERVE FOR EXCHANGE DIFFERENCES

    Under Swedish GAAP, until 1999, gains and losses arising from the translation of balance sheet items carried at currencies other than the functional currency are recorded in equity. Under U.S. GAAP, SFAS 52, such translation adjustments are recorded in the profit and loss. The adjustments below have therefore been made to comply with U.S. GAAP.

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                        (IN THOUSANDS OF SWEDISH KRONOR)

NOTE 8: DIFFERENCES BETWEEN SWEDISH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THOSE GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED)
RECONCILIATION OF STATEMENT OF OPERATIONS:

                                      YEAR TO        YEAR TO
                                    DECEMBER 31,   DECEMBER 31,   NINE MONTHS ENDED    NINE MONTHS ENDED
                                        1997           1998       SEPTEMBER 30, 1998   SEPTEMBER 30, 1999
                                    ------------   ------------   ------------------   ------------------
                                                                     (UNAUDITED)          (UNAUDITED)
                                                       (IN THOUSANDS, SWEDISH KRONOR)
Loss for the year under Swedish
  GAAP............................   SEK(29,723)    SEK(48,862)      SEK (35,879)         SEK (44,625)
U.S. GAAP adjustments:
  Share options and warrants......         (105)        (3,208)           (2,406)              (7,658)
  Capitalized research and
    development...................      (10,035)       (16,880)          (12,173)              (9,535)
  Capitalized primers and
    samples.......................       (1,040)          (843)             (784)                (284)
  Changes in reserve for exchange
    differences...................           24            (30)               --                   --
                                     ----------     ----------        ----------           ----------
Net loss under U.S. GAAP..........   SEK(40,879)    SEK(69,823)       SEK(51,242)          SEK(62,102)
                                     ----------     ----------        ----------           ----------

    Eurona was formed on April 21, 1995 and is considered a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, ACCOUNTING AND REPORTING BY DEVELOPMENT STAGE ENTERPRISES. As required under the standard, the deficit accumulated in the development stage on a U.S. GAAP basis from April 21, 1995 to September 30, 1999 is SEK 187,011,000

    The cumulative Statements of Operations and Cash Flows for the period since inception are shown below:

UNAUDITED STATEMENT OF OPERATIONS FROM APRIL 21, 1995 (INCEPTION) THROUGH
  SEPTEMBER 30, 1999:

                                                               (IN THOUSANDS,
                                                              SWEDISH KRONOR)
                                                              ----------------
Revenues....................................................     SEK  6,607
Research and development expenses...........................       (132,999)
Sales, general and administrative expenses..................        (55,277)
                                                                -----------
Operating loss..............................................       (181,669)
Interest income.............................................          1,385
Interest payable............................................         (6,727)
                                                                -----------
Retained loss since inception...............................    SEK(187,011)
                                                                -----------

                               EURONA MEDICAL AB
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                        (IN THOUSANDS OF SWEDISH KRONOR)

NOTE 8: DIFFERENCES BETWEEN SWEDISH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THOSE GENERALLY ACCEPTED IN THE UNITED STATES (CONTINUED)
UNAUDITED STATEMENT OF CASH FLOWS FROM APRIL 21, 1995 (INCEPTION) THROUGH
  SEPTEMBER 30, 1999:

                                                               (IN THOUSANDS,
                                                              SWEDISH KRONOR)
                                                              ----------------
OPERATING ACTIVITIES:
Net loss....................................................    SEK(187,011)
Adjustments to reconcile operating loss to net cash outflow:
    Depreciation............................................          6,208
    Amortization of deferred compensation...................         10,971
    Changes in operating assets and liabilities
    Inventories.............................................           (496)
    Prepaid expenses and other assets.......................         (2,403)
    Accounts payable and other accrued liabilities..........         11,074
                                                                -----------
Net cash used in operating activities.......................       (161,658)
INVESTING ACTIVITIES:
    Purchase of plant, property and equipment...............        (13,859)
                                                                -----------
Net cash used in investing activities.......................        (13,859)
FINANCING ACTIVITIES:
    Proceeds of loan from shareholders......................         21,388
    Proceeds of share issue.................................        158,122
    Loans (repaid)/received.................................          3,793
                                                                -----------

Net cash provided by financing activities...................        183,303

Net increase/(decrease) in cash and cash equivalents........          7,786
                                                                -----------
Cash and cash equivalents, end of period....................     SEK  7,786

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           12,000,000 ORDINARY SHARES

                                     [LOGO]

                   IN THE FORM OF AMERICAN DEPOSITARY SHARES

                               ------------------

                                   PROSPECTUS
                                 --------------

                                    SG COWEN
                                   CHASE H&Q

                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee. The Registrant will pay substantially all of the expenses of issuance and distribution set forth below.

Securities and Exchange Commission Registration Fee.........  $   25,505
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................  $    8,660
Nasdaq National Market Listing Fees.........................  $   95,000
Blue Sky Fees and Expenses..................................  $   15,000
Printing and Engraving Fees.................................  $  250,000
Legal Fees and Expenses.....................................  $  550,000
Accounting Fees and Expenses................................  $  250,000
Miscellaneous...............................................  $  505,835
Total.......................................................  $1,700,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Except as hereinafter set forth, there is no provision of our memorandum of association or articles of association or any contract, arrangement or statute under which any of our controlling persons, directors or officers is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

    Our articles of association provide that, subject to the provisions of the English Companies Act 1985, and, if the board so resolves every director, secretary or other officer (which expression excludes auditors) of ours shall be indemnified by us out of our own funds against and/or exempted by us from all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties or in relation thereto, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of ours and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief for liability in respect of any such act or omission in which relief is granted to him by a court. In addition, to the extent permitted by applicable law, the board of directors has power to purchase and maintain insurance at our expense for or for the benefit of any person who is or was at any time a director, officer or employee of any "Relevant Company" (as defined below) or who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of his or her powers and/or otherwise in relation to his or her duties, power or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme. For these purposes, "Relevant Company" means us, any holding company of ours or any other body, whether or not incorporated, in which we or such holding company or any of our predecessors or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with us, or any subsidiary undertaking of ours or of such other body.

    SECTION 310 OF THE COMPANY ACT PROVIDES:

    (1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

    (2) Except as provided by the following sub-section, any such provision is void.

    (3) This section does not prevent a company:

       (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability; or

       (b) from indemnifying any such officer or auditor against liability incurred by him:

           (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

           (ii) in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

    Our directors and officers are insured against certain liabilities which they may incur in their capacity as such under a liability insurance policy carried by us.

    Reference is made to Section 7 of the Underwriting Agreement, a form of which is filed as Exhibit 1.1 hereto, for a description of the indemnification arrangements for this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following table sets forth certain information with respect to securities that we have sold or issued within the past three years that were not registered under the Securities Act. We believe that all such sales and issuances were exempt from the registration requirement of the Securities Act as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from registration under Section 4(2) of the Securities Act.

1.  Upon incorporation, we issued two Ordinary Shares for no consideration.

2. On December 4, 1997, we converted the two issued Ordinary Shares of L1.00 each into two Class B Preferred Ordinary Shares of L1.00 each.

3. On December 5, 1997, we issued 1,000,000 ordinary shares of L1.00 each, 162,800 Class A Preferred Ordinary Shares of L1.00 each, and 400,976 Class B Preferred Ordinary Shares of L1.00 each, as part of a reorganization, in exchange for all of the issued shares of Gemini International Holdings Limited.

4. On March 30, 1998, we issued 27,268 Class C Preferred Ordinary Shares of L1.00 each, at an aggregate purchase price of $664,000.

5. On May 27, 1998, we issued 273,623 Class C Preferred Ordinary Shares of L1.00 each, at an aggregate purchase price of $6,693,000.

6. On March 23, 1999, we issued 338,833 Class C Preferred Ordinary Shares of L1.00 each, at an aggregate purchase price of $15,007,000.

7. On December 19, 1999, we issued 91,009 Class C Preferred Ordinary Shares of L1.00 each in consideration for the acquisition of Eurona Medical AB.

8. On December 31, 1999, we issued 27,582 Class C Preferred Ordinary Shares of L1.00 each, at an aggregate purchase price of $1,430,000.

9. On December 31, 1999, in connection with a rights offering, we issued 214,068 Class C Preferred Ordinary Shares of L1.00 each, at an aggregate purchase price of $11,101,000.

10. On March 17, 2000, we converted the 162,800 issued Class A Preferred Ordinary Shares of L1.00 each into 162,800 Ordinary Shares of L1.00 each.

11. On March 17, 2000, we converted the 400,978 issued Class B Preferred Ordinary Shares at L1.00 each into 400,978 Ordinary Shares of L1.00 each.

12. On March 17, 2000, we converted the 972,383 issued Class C Preferred Ordinary Shares of L1.00 each into 972,383 Ordinary Shares of L1.00 each.

13. On March 17, 2000, we subdivided the 2,536,161 issued Ordinary Shares at L1.00 each into 50,723,220 Ordinary Shares of L0.05 each.

14. On March 31, 2000, we issued 172,000 Ordinary Shares of L0.05 each on the exercise of share options.

ITEM 16. EXHIBITS


          1.1           Form of Underwriting Agreement+

          2.1           Sale of Shares and Claims Agreement, dated December 17,
                        1999, between Gemini Holdings plc and the Minority Vendors

          2.2           Sale of Shares and Claims Agreement, dated December 17,
                        1999, between Gemini Holdings plc and the Majority Vendors

          3.1           Memorandum of Association of Gemini Genomics plc+

          3.2           Articles of Association of Gemini Genomics plc+

          4.1           Form of Deposit Agreement to be entered into among Gemini
                        Genomics plc, The Bank of New York, as Depositary, and each holder and beneficial owner from time to time of American
                        Depositary Receipts issued thereunder, including the form of definitive American Depositary Receipt+

          4.2           Form of Share Certificate+

          4.3           Form of Registration Rights Agreement+

          5.1           Opinion of CMS Cameron McKenna, U.K. counsel for Gemini
                        Genomics plc, regarding the Ordinary Shares

          8.1           Opinion of Clifford Chance Rogers & Wells LLP, U.S. counsel for Gemini Genomics plc, regarding U.S. tax matters+

          8.2           Opinion of CMS Cameron McKenna, U.K. counsel for Gemini
                        Genomics plc, regarding U.K. tax matters (included in Exhibit 5.1)+

         10.1           Gemini Genomics plc Company Share Option Plan+

         10.2           Gemini Genomics plc Savings-Related Share Option Scheme+

         10.3           Gemini Genomics plc International Executive Share Option
                        Plan+

         10.4           Research Collaboration Agreement, dated September 1, 1999, between Gemini Research Limited and PE Corporation (through its business unit Celera Genomics)*

         10.5           Research Collaboration Agreement, dated September 28, 1998, between Gemini Research Limited and Rapigene, Inc.*

         10.6           Collaboration Agreement, dated February 12, 1999, between
                        Gemini Research Limited and Large Scale Biology Corporation*

         10.7           Patent License, dated June 16, 1999, between Gemini Research
                        Limited and Affymetrix, Inc.*

         10.8           Agreement, dated March 4, 1999, between Gemini Research
                        Limited and Shield Diagnostics Limited*

         10.9           Services Agreement, dated December 7, 1998, between Gemini
                        Research Limited and Kyowa Hakko Kogyo+*

        10.10           Joint Venture Agreement, dated March 31, 1998, between
                        Gemini Research Limited and The Council of the Queensland
                        Institute of Medical Research*

        10.11           Sponsored Research Agreement, dated December 19, 1997,
                        between Gemini Research Limited and President and Fellows of
                        Harvard College*

        10.12           Research Collaboration Agreement, dated June 1, 1999, by and among Eurona Medical AB, Huddinge University Hospital and
                        Division of Molecular Toxicology, Karolinska Institutet+*

        10.13           Agreement between Eurona Medical AB and Department of
                        Pathology and Cytology, Central Hospital, Falun+

        10.14 Research Collaboration Agreement, dated February 3, 1999, between Eurona Medical AB and Department of Neuroscience,
                        Psychiatry, Uppsala University+*

        10.15           Research Collaboration Agreement, dated November 12, 1996, between Eurona AB and Uppsala Hypertension Genomic Research
                        Program+

        10.16           License Agreement, dated March 14, 1996, between Dr. Timothy
                        Spector and Gemini International Holdings Limited*

        10.17           Collaboration and License Agreement, dated January 1, 2000, between Institute of Bone and Joint Research, Royal North
                        Shore Hospital and Gemini Research Limited*

        10.18           Contribution Agreement, dated January 15, 1998, among Genos
                        UK Limited, Gemini Research Limited and Twin Research Unit,
                        St. Thomas' Hospital+*

        10.19 Research Collaboration Agreement, dated March 23, 2000, between Gemini Research Limited and CuraGen Corporation*

        10.20 Research Collaboration Agreement, dated March 31, 2000, between Gemini Research Limited and Sequenom Corporation+*

         21.1           List of subsidiaries of Gemini Genomics plc+

         23.1           Consent of CMS Cameron McKenna (included in Exhibit 5.1)+

         23.2           Consent of Clifford Chance Limited Liability Partnership
                        (included in Exhibit 8.1)+

         23.3           Consent of Ernst & Young, auditors of Gemini Genomics plc

         23.4           Consent of Ernst & Young, auditors of Eurona Medical AB

         24.1           Powers of Attorney (included at pages II-6)+


------------------------

+  Previously filed

*   Confidential treatment requested for portions of this exhibit.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) The Registrant will provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (2) For the purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purposes of determining any liability under the Securities Act 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 19, 2000.


                                                       GEMINI GENOMICS PLC

                                                       By:  *
                                                            -----------------------------------------
                                                            Name: Paul Kelly
                                                            Title: Executive Director, President and
                                                            Chief Executive Officer

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on July 19, 2000.


*
--------------------------------------------   --------------------------------------------
Name: Michael Fitzgerald                       Name: Roberto Rosenkranz
Title: Chairman of the Board of Directors      Title: Non-Executive Director

*                                              *
--------------------------------------------   --------------------------------------------
Name: Dr. Paul Kelly                           Name: Tony Ratcliffe
Title: Executive Director, President and       Title: Chief Financial Officer
       Chief Executive Officer

*                                              *
--------------------------------------------   --------------------------------------------
Name: Sir Walter Bodmer                        Name: Donald Puglisi
Title: Non-Executive Director                  Title: Authorized Representative in the
                                                    United States

--------------------------------------------
Name: Jeremy Ingall
Title: Non-Executive Director


                                                       *By:  /s/ ROGER DICKINSON
                                                             ----------------------------------------
                                                             Name: Roger Dickinson
                                                             Title: Chief Corporate Officer

                               INDEX TO EXHIBITS


      EXHIBITS
---------------------
         1.1            Form of Underwriting Agreement+

         2.1            Sale of Shares and Claims Agreement, dated December 17,
                          1999, between Gemini Holdings plc and the Minority Vendors

         2.2            Sale of Shares and Claims Agreement, dated December 17,
                          1999, between Gemini Holdings plc and the Majority Vendors

         3.1            Memorandum of Association of Gemini Genomics plc+

         3.2            Articles of Association of Gemini Genomics plc+

         4.1            Form of Deposit Agreement to be entered into among Gemini
                          Genomics plc, The Bank of New York, as Depositary, and
                          each holder and beneficial owner from time to time of
                          American Depositary Receipts issued thereunder, including
                          the form of definitive American Depositary Receipt+

         4.2            Form of Share Certificate+

         4.3            Form of Registration Rights Agreement+

         5.1            Opinion of CMS Cameron McKenna, U.K. counsel for Gemini
                          Genomics plc, regarding the Ordinary Shares

         8.1            Opinion of Clifford Chance Rogers & Wells LLP, U.S. counsel for Gemini Genomics plc, regarding U.S. tax matters+

         8.2            Opinion of CMS Cameron McKenna, U.K. counsel for Gemini
                          Genomics plc, regarding U.K. tax matters (included in Exhibit 5.1)+

        10.1            Gemini Genomics plc Company Share Option Plan+

        10.2            Gemini Genomics plc Savings-Related Share Option Scheme+

        10.3            Gemini Genomics plc International Executive Share Option
                          Plan+

        10.4            Research Collaboration Agreement, dated September 1, 1999, between Gemini Research Limited and PE Corporation
                          (through its business unit Celera Genomics)*

        10.5            Research Collaboration Agreement, dated September 28, 1998, between Gemini Research Limited and Rapigene, Inc.*

        10.6            Collaboration Agreement, dated February 12, 1999, between
                          Gemini Research Limited and Large Scale Biology
                          Corporation*

        10.7            Patent License, dated June 16, 1999, between Gemini Research
                          Limited and Affymetrix, Inc.*

        10.8            Agreement, dated March 4, 1999, between Gemini Research
                          Limited and Shield Diagnostics Limited*

        10.9            Services Agreement, dated December 7, 1998, between Gemini
                          Research Limited and Kyowa Hakko Kogyo+*

        10.10           Joint Venture Agreement, dated March 31, 1998, between
                          Gemini Research Limited and The Council of the Queensland
                          Institute of Medical Research*

        10.11           Sponsored Research Agreement, dated December 19, 1997,
                          between Gemini Research Limited and President and Fellows
                          of Harvard College*

      EXHIBITS
---------------------
        10.12           Research Collaboration Agreement, dated June 1, 1999, by and among Eurona Medical AB, Huddinge University Hospital and
                          Division of Molecular Toxicology, Karolinska Institutet+*

        10.13           Agreement between Eurona Medical AB and Department of
                          Pathology and Cytology, Central Hospital, Falun+

        10.14           Research Collaboration Agreement, dated February 3, 1999,
                          between Eurona Medical AB and Department of Neuroscience,
                          Psychiatry, Uppsala University+*

        10.15           Research Collaboration Agreement, dated November 12, 1996, between Eurona AB and Uppsala Hypertension Genomic
                          Research Program+

        10.16           License Agreement, dated March 14, 1996, between Dr. Timothy
                          Spector and Gemini International Holdings Limited*

        10.17           Collaboration and License Agreement, dated January 1, 2000, between Institute of Bone and Joint Research, Royal North
                          Shore Hospital and Gemini Research Limited*

        10.18           Contribution Agreement, dated January 15, 1998, among Genos
                          UK Limited, Gemini Research Limited and Twin Research
                          Unit, St. Thomas' Hospital+*

        10.19           Research Collaboration Agreement, dated March 23, 2000,
                          between Gemini Research Limited and CuraGen Corporation*

        10.20           Research Collaboration Agreement, dated March 31, 2000,
                          between Gemini Research Limited and Sequenom, Inc.+*

        21.1            List of subsidiaries of Gemini Genomics plc+

        23.1            Consent of CMS Cameron McKenna (included in Exhibit 5.1)+

        23.2            Consent of Clifford Chance Limited Liability Partnership
                          (included in Exhibit 8.1)+

        23.3            Consent of Ernst & Young, auditors of Gemini Genomics plc

        23.4            Consent of Ernst & Young, auditors of Eurona Medical AB

        24.1            Powers of Attorney (included at pages II-6)+


------------------------

+  Previously filed

*   Confidential treatment requested for portions of this exhibit.